Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 30, 2016,

among

ESH HOSPITALITY, INC.,

as the Borrower,

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, Collateral Agent and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

DEUTSCHE BANK SECURITIES INC.,

JP MORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC, and

MACQUARIE CAPITAL (USA) INC.,

as Joint Lead Arrangers, Joint Syndication Agents and Joint Bookrunners

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SCHEDULES

1.01A	Commitments
1.01B	[Reserved]
1.01C	Collateral Documents
1.01D	Excluded Subsidiaries
1.01E	Operating Leases
1.01F	Unrestricted Subsidiaries
1.01G	Management Agreements
5.05	Certain Liabilities
5.06	Litigation
5.08	Ownership of Property
5.09(a)	Environmental Matters
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Covenants
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

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EXHIBITS

Form of

A	Committed Loan Notice
B	Letter of Credit Issuance Request
C	[Reserved]
D-1	Term Note
D-2	Revolving Credit Note
D-3	[Reserved]
E-1	Compliance Certificate
E-2	Solvency Certificate
F	Assignment and Assumption
G	Security Agreement
H	Perfection Certificate
I	Intercompany Note
J-1	First Lien Intercreditor Agreement
J-2	Junior Lien Intercreditor Agreement
K-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
K-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
K-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
K-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
L	Administrative Questionnaire
M-1	Affiliated Lender Assignment and Assumption
M-2	Affiliated Lender Notice
M-3	Acceptance and Prepayment Notice
M-4	Discount Range Prepayment Notice
M-5	Discount Range Prepayment Offer
M-6	Solicited Discounted Prepayment Notice
M-7	Solicited Discounted Prepayment Offer
M-8	Specified Discount Prepayment Notice
M-9	Specified Discount Prepayment Response

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 30, 2016, among ESH HOSPITALITY INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and each L/C Issuer.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) the Initial Term Loans on the Closing Date in an initial aggregate principal amount of $1,300,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $350,000,000.

The proceeds of the Initial Term Loans will be used by the Borrower to directly or indirectly consummate the Refinancing, pay the Transaction Expenses and for general corporate purposes.

The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M-3.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).

“Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit L or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is an Investor (other than Parent, the Borrower or any of its Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(1)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(1)(iii).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Co-Syndication Agents and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50.0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 4.00 to 1.00, (b) 25.0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00 to 1.00 and greater than 3.50 to 1.00 and (c) 0.0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50 to 1.00.

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“Applicable Percentage” means, with respect to any Revolving Credit Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Rate” means:

(a) with respect to Initial Term Loans a percentage per annum which is applicable at such time by reference to the then applicable Rating Level Period as set forth in the pricing schedule immediately below:

Applicable Rate
Eurocurrency Rate Loans Level 2 Period	Base Rate Loans Level 2 Period	Eurocurrency Rate Loans Level 1 Period	Base Rate Loans Level 1 Period
3.00%	2.00%	2.75%	1.75%

Each change in the Applicable Rate resulting from a Rating Level Change shall be effective commencing on the effective date of such Rating Level Change.

(b) with respect to the Revolving Credit Facility, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Consolidated Total Net Leverage Ratio	Eurocurrency Rate for Revolving Credit Loans and Letter of Credit Fees	Base Rate for Revolving Credit Loans
1	≤ 3.00:1.00	2.25%	1.25%
2	> 3.00:1.00 and ≤ 3.50:1.00	2.50%	1.50%
3	> 3.50:1.00	2.75%	1.75%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Administrative Agent or the Required Lenders, the highest pricing level (i.e., Pricing Level 3 for Revolving Credit Loans and Letter of Credit fees) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply), (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (z) until the delivery of financial statements for the first full financial quarter ending after the Closing Date pursuant to Section 6.01.

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“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders.

“Approved Counterparty” means any Agent, Lender or any Affiliate of an Agent or Lender at the time it entered into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Acquisition” means:

(1) an investment by the Borrower or any of the Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged, amalgamated or consolidated with and into the Borrower or any of the Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Borrower or any of the Restricted Subsidiaries on the date of such investment; or

(2) an acquisition by the Borrower or any of the Restricted Subsidiaries from any other Person of assets or one or more properties of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Borrower or any of the Restricted Subsidiaries on the date of such acquisition and otherwise permitted under this Agreement.

“Asset Disposition” means the sale or other disposition by the Borrower or any of the Restricted Subsidiaries, other than to the Borrower or a Restricted Subsidiary, of:

(1) all or substantially all of the Equity Interests of such Restricted Subsidiary, whether in a single transaction or a series of transactions; or

(2) all or substantially all of the assets that constitute a division or line of business, or one or more properties, of the Borrower or any of the Restricted Subsidiaries, whether in a single transaction or a series of transactions.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

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“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries and Parent and its Subsidiaries as of each of December 31, 2015, 2014 and 2013 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and Parent and its Subsidiaries for the fiscal years ended December 31, 2015, 2014 and 2013.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Award” means any compensation paid by any Governmental Authority in connection with a Casualty Event or condemnation in respect of all or any part of any Property.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day (which, if negative, shall be deemed to be 0.00%) plus  1⁄2 of 1.00%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for deposits in Dollars for a one-month Interest Period plus 1.00%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be LIBOR, at approximately 11:00 a.m. (London time) two Business Days prior to such day for deposits in Dollars with a term of one month commencing on such day; it being understood that, for the avoidance of doubt, solely with respect to the Initial Term Loans, the Base Rate shall be deemed to be not less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

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“Borrower Attributable Proceeds” means the Net Cash Proceeds received by the Borrower from the public or private offering of its Equity Interests, which may include the Net Cash Proceeds from offerings of Equity Interests of the Borrower paired with Equity Interests of Parent, provided that the Net Cash Proceeds to the Borrower in the offering of paired shares shall be determined by the Borrower in good faith and shall include the Net Cash Proceeds from the sale of Class A common stock by the Borrower to Parent if such shares are purchased with the proceeds attributable to Parent from the sale of the paired shares.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Loan Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Loan Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Loan Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing of a particular Class, as the context may require.

“BREP” means, collectively, Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P., Blackstone Real Estate Partners VI.F L.P. and Blackstone Real Estate Holdings VI L.P., each a Delaware limited partnership, and their respective Controlled Investment Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a day on which dealings in deposits in Dollars are conducted by and between banks in the applicable London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

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“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease; provided that any obligations of the Borrower or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Net Operating Income and Consolidated EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP; provided, further, that for purposes of calculations made pursuant to the terms of this Agreement, GAAP will be deemed to treat leases in a manner consistent with its current treatment under generally accepted accounting principles as of the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(1) Dollars;

(2) such local currencies held by the Borrower or any Restricted Subsidiary from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

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(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4), (7) and (8) hereof entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(11) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

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(12) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(13) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (12) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10), (11), (12) and (13) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than that set forth in clause (1) above; provided that such amounts are converted into the currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Centerbridge” means Centerbridge Capital Partners, L.P., a Delaware limited partnership, and its Controlled Investment Affiliates.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change of Control” shall be deemed to occur if:

(a) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Parent, the Investors or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Borrower’s Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Borrower’s Equity Interests;

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(b) a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of the Threshold Amount or any Permitted Refinancing Indebtedness in respect of any of the foregoing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Other Revolving Credit Commitments of a given Refinancing Series, Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans made pursuant to Section 2.01(b), Incremental Revolving Credit Loans, Extended Revolving Credit Loans of a given Extension Series, Other Revolving Credit Loans of a given Refinancing Series, Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Revolving Credit Commitments, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments, Other Revolving Credit Commitments, Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms or conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of two Classes of revolving credit facilities and five Classes of term loan facilities under this Agreement.

“Closing Date” means August 30, 2016, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Fees” means those fees required to be paid on the Closing Date pursuant to the Engagement Letter.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

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“Collateral” means (i) the “Collateral” as defined in the Security Agreement, (ii) all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and (iii) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11 or Section 6.13, subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b) the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest in (i) all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary (other than Specified Property Owning Entities)) directly owned by any Loan Party and (ii) 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in each Restricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (e) or (h) of the definition thereof or that is a Specified Property Owning Entity)) directly owned by any Loan Party, which Restricted Subsidiary (x) is a Foreign Subsidiary or (y) substantially all of the assets of which consist, directly or indirectly, of the Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(c) the Obligations and the Guaranty shall have been secured by a first-priority perfected security interest in, and Mortgages on, substantially all now owned or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property in the United States of America, other general intangibles, and proceeds of the foregoing), in each case, (i) with the priority required by the Collateral Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

(d) after the Closing Date, each Restricted Subsidiary of the Borrower that is not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and party to this Agreement pursuant to a joinder agreement in accordance with Sections 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11; provided that, notwithstanding the foregoing provisions, any Restricted Subsidiary of the Borrower that Guarantees (other than Guarantees by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary) any Indebtedness for borrowed money permitted under

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Section 7.03 with an aggregate outstanding principal amount in excess of $100,000,000 or any Junior Financing or any Permitted Refinancing of any of the foregoing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness; and

(e) to the extent a security interest in and Mortgages on any Real Property are required pursuant to Section 6.11 (each, a “Mortgaged Property”), the Borrower shall notify the Administrative Agent and all Revolving Credit Lenders promptly after the Borrower obtains knowledge thereof, to permit each Revolving Credit Lender to comply with the Flood Insurance Laws, and in addition to the foregoing, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property, together with evidence such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto, in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid American Land Title Association Lender’s policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent, each of which shall (A) to the extent reasonably necessary, include such coinsurance and reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, doing business, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) opinions of local counsel to the Loan Parties in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of the Mortgages and any

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related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent, and (iv) no later than 30 days prior to the date on which a Mortgage is executed and delivered pursuant to this Agreement, a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required by the Administrative Agent.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or taking other actions with respect to, (i) in excess of 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of any direct Foreign Subsidiary of a Loan Party or a Domestic Subsidiary substantially all of whose assets consist, directly or indirectly, of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are treated as controlled foreign corporations within the meaning of Section 957 of the Code, (ii) any property or assets owned by any Foreign Subsidiary, any Unrestricted Subsidiary or any Domestic Subsidiary described in clause (i) above, (iii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, other than proceeds and receivables thereof, (iv) any interest in leased real property, any interest in owned real property with an individual fair market value of $5,000,000 or less, delivery of landlord waivers, estoppels and collateral access letters, (v) Excluded Contracts and Excluded Equipment, (vi) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the Uniform Commercial Code, (vii) Margin Stock and Equity Interests of non-wholly owned Subsidiaries that are Restricted Subsidiaries (other than Excluded Subsidiaries) which cannot be pledged without the consent of one or more third parties other than the Borrower or any of its Restricted Subsidiaries after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, (viii) any trademark application filed in the United States Patent and Trademark Office on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (ix) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Borrower or any of its Subsidiaries, as determined in the reasonable judgment of the Borrower and communicated in writing delivered to the Collateral Agent, (x) any

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governmental licenses or state or local franchises, charters and authorizations, to the extent a security in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the Uniform Commercial Code and other applicable Law, (xi) pledges and security interests prohibited or restricted (to the extent of such restriction) by applicable Law (including any requirement to obtain the consent of any governmental authority or third party after giving effect to the Uniform Commercial Code and any other applicable Law), (xii) all commercial tort claims in an amount less than $10,000,000, (xiii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (xiv) any particular assets if, in the reasonable judgment of the Administrative Agent and the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents and (xv) proceeds from any and all of the foregoing assets described in clauses (i) through (xiv) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xiv) above;

(B) (i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts, (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (iii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to the Borrower or a Guarantor, the Loan Documents shall not contain any requirements as to perfection or priority with respect to any assets or property described in this clause (B);

(C) the Administrative Agent in its reasonable discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests on, and Mortgages on, or obtaining title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower’s Domestic Subsidiaries (other than any Excluded Subsidiary (other than the Specified Property Owning Entities))

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accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest in all Equity Interests of each Specified Property Owning Entity and the Collateral Agent shall promptly receive any certificates or instruments (if any) representing or evidencing Equity Interests of Specified Property Owning Entities accompanied by instruments of transfer and, if applicable, stock powers undated and endorsed in blank.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Other Revolving Credit Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment of a given Refinancing Series, as the context may require.

“Commitment Fee Rate” means (a) 0.175% per annum, if the average daily aggregate unutilized Revolving Credit Commitment for the applicable period is less than 50% of the aggregate Revolving Credit Commitments, or (b) 0.35% per annum, if the average daily aggregate unutilized Revolving Credit Commitment for the applicable period is equal to or greater than 50% of the aggregate Revolving Credit Commitments.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit E-1.

“Consolidated EBITDA” means, for any period, the aggregate net income (or loss) attributable to the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, increased by, to the extent such amount was deducted in calculating such net income (without duplication):

(1) net income from discontinued operations;

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(2) provision for income taxes, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes;

(3) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP;

(4) net amount of extraordinary items or non-recurring items, as may be determined by the Borrower in good faith;

(5) loss from unconsolidated entities;

(6) interest expense, net;

(7) depreciation and amortization;

(8) equity-based compensation expense;

(9) Transaction Expenses in connection with the Transactions;

(10) impairment charges;

(11) all other non-cash items reducing net income (other than accruals or reserves for items that will require cash payments in future periods), including asset write-offs and write-down related to intangible assets (including goodwill) and long lives assets pursuant to GAAP; and

(12) any (gain) or loss, together with any related provision for taxes on such (gain) or loss, realized in connection with: (a) any disposition of assets by the Borrower or any Restricted Subsidiary outside the ordinary course of business; or (b) the disposition of any securities by the Borrower or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Borrower or a Restricted Subsidiary.

In addition, Consolidated EBITDA shall exclude the impact of all currency translation gains or losses related to non-operating currency transactions.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Borrower and its Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

(1) the interest portion of any deferred payment obligations;

(2) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

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(3) the net cash costs associated with Swap Contracts and Indebtedness that is Guaranteed or secured by assets of the Borrower or any Restricted Subsidiary; and

(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Borrower and its Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of debt discount, amortization of deferred financing charges and debt issuance costs, commissions, fees and expenses and any amortization thereof, (iv) any expensing of bridge, commitment or other financing fees or (v) non-cash costs associated with Swap Contracts or attributable to mark-to-market valuation of derivative instruments pursuant to GAAP.

“Consolidated Senior Debt” means as of any date, Consolidated Total Debt that (x) is Secured Indebtedness or (y) was incurred by any Subsidiary of the Borrower.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness (other than (x) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements or (y) the liquidation value of all redeemable preferred Equity Interests of such Person) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include (i) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn and (ii) Indebtedness of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Debt.

“Consolidated Total Net Debt” means, as of any date of determination, Consolidated Total Debt, minus the aggregate amount of all cash and Cash Equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

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“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making, or otherwise having as its primary activity holding or exercising Control over, equity or debt investments in one or more companies.

“Co-Syndication Agents” means Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc., in their respective capacities as co-syndication agents under this Agreement.

“Covenant Cure Account” means a deposit account held at the financial institution which is the Collateral Agent and designated by the Borrower in writing to the Administrative Agent on the first date the Borrower elects to exercise a Financial Covenant Cure pursuant to Section 8.05 (and from time to time thereafter as needed), which such account will be subject to a first priority perfected security interest in favor of the Collateral Agent for the benefit of the Secured Parties.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Credit Loans (or Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that in each case (i) such Indebtedness has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses associated therewith, (iii) the terms and conditions of such Indebtedness (except as otherwise provided in clause (i) above and with respect to pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt being refinanced (except for (x) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness and (y) any Previously Absent Financial Maintenance Covenant, in which case the Administrative Agent shall be given prompt written notice of such Previously Absent Financial Maintenance Covenant and the Loan Documents shall be automatically and without further action deemed modified on or prior to the date of incurrence of the Credit Agreement Refinancing Indebtedness to include such Previously Absent Financial Maintenance Covenant for the benefit of the Loans, it being understood that upon the amendment of the Loan Documents to include any such Previously Absent Financial

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Maintenance Covenant, any subsequent amendment, modification or waiver to the Loan Documents as it pertains to such Previously Absent Financial Maintenance Covenant shall only be made pursuant to Section 10.1); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees) and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Assets” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) any Revolving Credit Exposure.

“Debt Fund Affiliate” means any Affiliate of any Investor (other than a natural Person) that is a bona fide debt fund or investment vehicle (in each case with one or more bona fide investors to whom its managers owe fiduciary duties independent of their fiduciary duties to any Investor) primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its activities and for which the personnel making the primary investment decisions are not personnel primarily engaged in making investment decisions in respect of any equity fund which has a direct or indirect equity investment in the Parent, the Borrower or its Restricted Subsidiaries (“Equity Personnel”) or personnel controlled by such Equity Personnel.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of principal of the Loans, the rate that would otherwise be applicable thereto pursuant to Section 2.08 plus 2.0% or (b) in the case of any other amount, the Base Rate plus 2.0%.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Discharge of Obligations” has the meaning set forth in Section 9.11(a).

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit M-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit M-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

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“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith: provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by the Borrower of any of its Equity Interests to another person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably satisfactory to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably satisfactory to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of Parent (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Lender” by written notice delivered to the Administrative Agent on or prior to the Closing Date and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries that is in the same line of business as the Borrower and its Subsidiaries (or an Affiliate of such competitor to the extent any such Affiliate is not a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place) which Person has been designated by the Borrower as

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a “Disqualified Lender” by written notice to the Administrative Agent (such notice in clauses (a) and (b) above to be made available to the Lenders (which may be electronic) setting forth such Person or Persons); provided that “Disqualified Lenders” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event.”

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees and OID (amortized over the shorter of (x) the original stated life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees or other similar fees (regardless of whether paid in whole or in part to any or all Lenders) in connection with the commitment or syndication of such Indebtedness.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Engagement Letter” means that certain Engagement Letter dated August 4, 2016, among the Borrower, the Parent, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc., as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to pollution, protection of the Environment and natural resources, pollutants, contaminants, or chemicals or any toxic or otherwise hazardous substances, wastes or materials, or the protection of human health and safety as it relates to any of the foregoing, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of or relating to the Loan Parties or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under or relating to any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or a notification or determination that a Multiemployer Plan is insolvent; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302, 303 or 304 of ERISA, whether or not waived; (g) any Foreign Benefit Event; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate; (i) a determination that any Pension Plan is in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (j) a determination that any Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) or (k) the occurrence of a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with a Plan, which could reasonably be expected to result in the incurrence of any liability by a Loan Party or any Restricted Subsidiary under Title I of ERISA, or the imposition on a Loan Party or any Restricted Subsidiary Subsidiaries of any excise tax under Section 4975 of the Code.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum equal to the ICE Benchmark Administration London Interbank Offered

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Rate (“LIBOR”) as set forth by any service which has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates or otherwise on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “Screen Rate”); provided that to the extent that the interest rate determined by the foregoing provision of this definition is negative, such interest rate shall be deemed to be 0.00%; provided further, that solely with respect to the Initial Term Loans, the Eurocurrency Rate shall be deemed to not be less than 0.75% per annum in all cases; provided further that, if an interest rate is not ascertainable pursuant to the foregoing provision of this definition for an interest period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time. For the purposes of this definition, “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurocurrency Rate Loan” means a Loan denominated in Dollars that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) Net Operating Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Net Operating Income,

(iii) decreases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting, in each case outside the ordinary course), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Net Operating Income, minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Net Operating Income and cash charges to the extent excluded from the definition of “Net Operating Income”,

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(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash or borrowings under the Revolving Credit Facility or any other revolving credit facility,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Net Operating Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and all prepayments and repayments of Revolving Credit Loans and (Y) all prepayments in respect of any other revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Net Operating Income,

(v) increases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period or the application of purchase accounting, in each case outside the ordinary course),

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Restricted Subsidiaries,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and its Restricted Subsidiaries during such period pursuant to Section 7.02 (other than Section 7.02(a) or (c)) in each case to the extent that such Investments and acquisitions were financed with internally generated cash or the proceeds of Revolving Credit Loans or any other revolving credit facility,

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(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(c), (d), (g), (h), (i), (j), (k) and (m) to the extent such Restricted Payments were financed with internally generated cash or the proceeds of Revolving Credit Loans or any other revolving credit facility,

(ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or Capital Expenditures or acquisitions of intellectual property to the extent expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made in cash, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments, Capital Expenditures or acquisitions of intellectual property or other amounts referred to above during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or payable in such period to the extent they exceed the amount of tax expense deducted in determining Net Operating Income for such period,

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Net Operating Income,

(xiv) all Consolidated Interest Expense in respect of Indebtedness to the extent paid in cash or payable by the Borrower and its Restricted Subsidiaries during such period to the extent not deducted in arriving at such Net Operating Income; and

(xv) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.

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Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contract” means, at any date, any rights or interest of the Borrower or any Guarantor under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not Parent, the Borrower or a Subsidiary, or any requirement of law, prohibits, or requires any consent or establishes any other condition for or would terminate because of an assignment thereof or a grant of a security interest therein by the Borrower or a Guarantor; provided that (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to the Borrower or a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Equity Interests (other than Disqualified Equity Interests and preferred stock) of Parent (or any direct or indirect parent of the Borrower);

in each case, to the extent designated as Excluded Contributions by the Borrower within 180 days of the date such capital contributions are made, such dividends, distributions, fees or other payments are paid, or the date such Equity Interests are sold, as the case may be.

“Excluded Equipment” means, at any date, any equipment or other assets of the Borrower or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person (other than Parent, the Borrower or a Subsidiary) contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Borrower or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Borrower or any Guarantor with the proceeds of such Capitalized Lease

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Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations secured by such assets.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of the Borrower or a Guarantor, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Law or Contractual Obligations (including, in the case of Contractual Obligations constituting Indebtedness existing on the Closing Date, pursuant to any documentation with respect to any Permitted Refinancing thereof) existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any direct or indirect Foreign Subsidiary of the Borrower, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any direct or indirect Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of the Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code, (i) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary or of a Domestic Subsidiary described in clause (h) above, (j) any captive insurance subsidiaries and (k) any Specified Property Owning Entities. The Excluded Subsidiaries as of the Closing Date are listed on Schedule 1.01D.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 11.12 and any other applicable agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and the Approved Counterparty applicable to such Swap Obligations. If a Swap

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Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Corp Credit Facility” means the Credit Agreement dated as of November 18, 2013, as amended, among Parent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing REIT Revolving Credit Facility” means the Credit Agreement dated as of November 18, 2013, as amended, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, the Revolving Credit Facility, a given Class of Incremental Revolving Credit Commitments, a given Refinancing Series of Other Revolving Credit Commitments, or a given Extension Series of Extended Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code (including, for the avoidance of doubt, any agreements entered into pursuant to Section 1471(b)(1) of the Code), as of the

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Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future United States Department of the Treasury regulations or other official administrative guidance promulgated thereunder and any intergovernmental agreements entered into in connection with the implementation thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that to the extent that the interest rate determined by the foregoing provision of this definition is negative, such interest rate shall be deemed to be 0.00%; provided further that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“FFO Builder Basket” means the sum of (without duplication):

(1) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2015 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Administrative Agent pursuant to Section 6.01, plus

(2) 100% of the sum of (A) the aggregate of the Borrower Attributable Proceeds after the Senior Notes Issue Date from the issuance and sale of the Borrower’s Equity Interests or any options, warrants or other rights to acquire Equity Interests of the Borrower and (B) the aggregate Net Cash Proceeds or the fair market value of other property received from the issuance or sale of convertible or exchangeable indebtedness of the Borrower upon conversion or exchange of such Indebtedness into Equity Interests and (C) contributions to the equity capital of the Borrower by any Person other than a Restricted Subsidiary, exclusive of (i) any Disqualified Equity Interests, (ii) any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the stated maturity of the Senior Notes or (iii) issuances and sales to Parent, other than the Borrower Attributable Proceeds from the sale of paired shares in an offering of Equity Interests, plus

(3) an amount equal to the net reduction in Investments made pursuant to Section 7.02(u) in any Person after the Senior Notes Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any of the Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”, set forth in the New

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Senior Notes Indenture as of the date hereof) not to exceed, in each case, the amount of Investments previously made by the Borrower and the Restricted Subsidiaries in such Person or Unrestricted Subsidiary pursuant to Section 7.02(u), plus

(4) the fair market value of non-cash tangible assets or Equity Interests acquired in exchange for an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower, in each case, on or subsequent to January 1, 2015, plus

(5) without duplication, in the event the Borrower or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Borrower and the Restricted Subsidiaries in such Person pursuant to Section 7.02(u), minus

(6) any amount of the FFO Builder Basket used to make Investments pursuant to Section 7.02(u) after the Closing Date and prior to such time, minus

(7) any amount of the FFO Builder Basket used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time, minus

(8) any amount of the FFO Builder Basket used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(iv) after the Closing Date and prior to such time.

“Financial Covenant Cure” has the meaning set forth in Section 8.05(a).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-1 (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) among the Borrower, the subsidiaries of the Borrower from time to time party thereto, the Administrative Agent, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness that is permitted under Section 7.03 to be, and intended to be, secured on a pari passu basis with the Obligations.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law or in excess of the amount that would be permitted absent a waiver from applicable Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or

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before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by a Loan Party or any Restricted Subsidiary under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by a Loan Party or any Restricted Subsidiary, or the imposition on a Loan Party or any Restricted Subsidiary of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Disposition” has the meaning set forth in Section 2.05(b)(xi).

“Foreign Pension Plan” means any benefit plan that under applicable Law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funds From Operations” for any period means the consolidated net income attributable to the Borrower and the Restricted Subsidiaries for such period determined in conformity with GAAP, plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to

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any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Gross Income from Operations” means the sum of (i) rent payments made under the Operating Leases received by or on behalf of Borrower or any Restricted Subsidiary of Borrower and (ii) that portion of the Gross Income from Property Operations received by or on behalf of Borrower or any Restricted Subsidiary of Borrower.

“Gross Income from Property Operations” means, without duplication, all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by the Borrower, any of the Restricted Subsidiaries or by the Manager on behalf of the Borrower and the Restricted Subsidiaries, for the use, occupancy or enjoyment, or license to use, occupy or enjoy the Properties, or any part thereof, or received by the Borrower, any of the Restricted Subsidiaries or by Manager on behalf of the Borrower or any of the Restricted Subsidiaries for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the operation of the Properties, including, without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties, if any, including parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Properties, if any, even though rendered outside of the Properties; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Property Operations” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs; and (g) all other income from operation of the Properties, including, without limitation, laundry and vending income; but excluding, (1) gross receipts received by lessees (other than Operating Lessee), licensees or concessionaires of the Properties; (2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels not constituting directly or indirectly, a portion of the Properties,

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although arranged by, for or on behalf of the Borrower or any of the Restricted Subsidiaries or the Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of operation of the Properties; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Property Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the employees at the Properties; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) rent payments made and received under the Operating Leases; and (12) proceeds from the sale of any of the Properties, including Net Proceeds from Dispositions.

“Ground Leases” means each of

(1) with respect to the Property located at 8 East Swedesford Road in Malvern, Pennsylvania, that certain Ground Lease by and between Morelli Enterprises, LP and Boulevard Motel Corp. as ground lessee, dated May 14, 1997, as amended by the Amendment to Ground Lease dated May 14, 1997, the Second Amendment to Ground Lease dated September 29, 1997, the Third Amendment to Purchase Agreement dated November 10, 1997 and the Fourth Amendment of Ground Lease dated as of August 29, 2003, of which a certain Short Form Memorandum, dated January 10, 2001, was recorded in the Recorder’s Office of Chester County, Pennsylvania on February 12, 2001, in Book 4895 Page 1908, and that certain Amended Short Form of Memorandum of Lease dated as of June 16, 2003, recorded in the Recorder’s Office of Chester County, Pennsylvania, as assigned from Boulevard Motel Corp. to BRE/Homestead Portfolio L.L.C. (n/k/a ESH/Homestead Portfolio L.L.C.) pursuant to that certain Assignment and Assumption of Lease, dated as of June 17, 2003, and as modified by that certain Estoppel Certificate given by Ground Lessor to BRE/Homestead Portfolio L.L.C. dated as of July 20, 2005;

(2) with respect to the Property located at One Plaza Drive in Secaucus, New Jersey, that certain Ground Lease by and between Meadow Park Associates and Boulevard Motel Corp. dated March 9, 1998, as amended by that certain First Amendment of Lease dated as of May 8, 1998, of which a certain Memorandum of Lease was recorded in the Recorder’s Office of Hudson County, New Jersey on November 9, 2000, in Deed Book 5711 Page 295, as assigned from Boulevard Motel Corp. to BRE/Homestead Portfolio L.L.C. (n/k/a ESH/Homestead Portfolio L.L.C.) pursuant to that certain Assignment and Assumption of Lease, dated as of June 16, 2003, as consented to by Meadow Park Associates;

(3) with respect to the Property located at 3045 South Maryland Parkway in Las Vegas, Nevada, that certain Ground Lease Agreement by and between Homestead Village Incorporated and PH Homestead LLC, as successor in interest to Paradise Homes, dated June 23, 1997, of which a certain Memorandum of Lease, dated June 23, 1997, was recorded in the Official Records of Clark County, Nevada on June 23, 1997, in Book 970623, Instrument Number 01580, as assigned by Homestead Village

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Incorporated to ESH/HV Properties L.L.C. pursuant to that certain Assignment and Assumption of Lease dated November 20, 2001, recorded in the Official Records of Clark County, Nevada on December 4, 2001, in Book 20011204, Instrument Number 01940;

(4) with respect to the Property located at 45 Glimcher Realty Way in Elizabeth, New Jersey, that certain Master Lease dated December 5, 1997, by and between Elizabeth Metromall Urban Renewal, Inc. and Elizabeth Metromall LLC, a Delaware limited liability company (“Master Tenant”), as ground lessee, recorded in the Office of the County Clerk of Union County, New Jersey, in Book 4604 page 148, as amended and restated by that certain Amended and Restated Master Lease by and between Elizabeth Metromall Urban Renewal, Inc. and Master Tenant, dated June 4, 1998, recorded in the Office of the County Clerk of Union County, New Jersey, in Book 4674 page 183, as amended by First Amendment to the Amended and Restated Master Lease dated December 8, 2000, as partially assigned by that certain Partial Assignment of Amended and Restated Lease dated June 4, 1998, from Master Tenant to Jersey Gardens Center LLC, a Delaware limited liability company (“Jersey Gardens”), recorded in the Office of the County Clerk of Union County, New Jersey, in Book 4674 page 212 and rerecorded in the same Office in Book 4679 page 137, a portion of such partial assignment further assigned by that certain Assignment of Partial Leasehold under Amended and Restated Master Lease dated December 8, 2000, from Jersey Gardens to ESA 2653, Inc., a New Jersey corporation, recorded in the Office of the County Clerk of Union County, New Jersey, in Book 5076 page 285 and as assigned to BRE/ESA Properties L.L.C. pursuant to that certain Assignment of Ground Lease dated as of May 11, 2004, as further assigned to BRE/ESA P Portfolio L.L.C. pursuant to that certain Ground Lease Assignment dated as of July 11, 2005;

(5) with respect to the Property located at 2504 North Carolina Highway 54 in Durham, North Carolina, that certain Ground Lease by and between Claude A. Adams III and Studio Plus Properties, Inc., as ground lessee, dated August 28, 1995, as assigned to BRE/ESA TX Properties L.P. pursuant to that certain Ground Lease Assignment dated as of May 11, 2004; and

(6) such other ground leases entered into by the Borrower or any Restricted Subsidiary from time to time.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv)

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entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, (i) the wholly owned Domestic Subsidiaries of the Borrower (other than any Excluded Subsidiary), (ii) those wholly owned Domestic Subsidiaries that issue a Guaranty of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise, at the option of the Borrower, issues a Guaranty of the Obligations after the Closing Date and (iii) solely in respect of any Secured Hedge Agreement or Treasury Services Agreement to which the Borrower is not a party, the Borrower, in each case, until the Guaranty thereof is released in accordance with this Agreement; provided that, notwithstanding the foregoing clause (i), the Borrower may in its sole discretion designate any Excluded Subsidiary as a Guarantor and comply with the provisions of Section 6.11 with respect to such Excluded Subsidiary.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead, radon gas, pesticides, fungicides, fertilizers, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Hotel Taxes” means federal, provincial, state and municipal excise, occupancy sales and use taxes collected by or on behalf of the Borrower or any of the Restricted Subsidiaries directly from patrons or guests of the Properties as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

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“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Loan-to-Value Ratio” means, with respect to any Test Period and any specific Measurement, the percentage determined by the ratio of (a) such Measurement as of the last day of such Test Period to (b) the quotient of (i) the Net Operating Income for such Test Period divided by (ii) 0.0925. In making the foregoing calculations, the adjustments set forth in clauses (1) through (6) of the second paragraph of the definition of the Interest Coverage Ratio shall also apply.

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Credit Loan” has the meaning set forth in Section 2.14(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including the incurrence or assumption of acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit

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(including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Borrower and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, to the extent such intercompany Indebtedness, if the lender thereunder is a Loan Party, is evidenced by a promissory note that is pledged as Collateral to the Collateral Agent and (C) exclude obligations under or in respect of operating leases or sale-lease back transactions (except any resulting Capitalized Lease Obligations). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815

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and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes other than (i) Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed in lieu of net income Taxes by a jurisdiction (A) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (B) as a result of any other connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) Taxes attributable to the failure by any Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07), any U.S. federal withholding Tax that is in effect on the date such Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (v) any withholding Taxes imposed under FATCA, and (vi) any U.S. federal backup withholding imposed as a result of a failure by a Lender that is a United States person as defined in Section 7701(a)(30) of the Code to deliver the form described in Section 3.01(d)(i). For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Term Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The initial aggregate amount of the Initial Term Commitments is $1,300,000,000.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreements” has the meaning set forth in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I.

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“Intercreditor Agreements” means the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

(a) the aggregate amount of Consolidated EBITDA for the then applicable Test Period to

(b) the aggregate Consolidated Interest Expense during such Test Period.

In making the foregoing calculation (and without duplication),

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (“Reference Period”) commencing on the first day of the Test Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Swap Contract applicable to such Indebtedness if such Swap Contract has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to (i) the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions and (ii) the Consolidated EBITDA and Net Operating Income of any such assets acquired or disposed of) that occur during such Reference Period or subsequent to the end of the related Test Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, (iii) Pro Forma Cost Savings and (iv) the Consolidated EBITDA and Net Operating Income of any such assets acquired or disposed of) that have been made by any Person that is or has become a Restricted Subsidiary or has been merged with or into the Borrower or any of its Restricted Subsidiaries during such Reference Period or subsequent to the end of the related Test Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period or subsequent to the end of the related Test Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

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(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6) interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Borrower may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more properties, of the Person that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that, if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, 12 months or less, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

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(ii) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness, having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice, to the extent such intercompany loans, advances or Indebtedness, if the lender thereunder is a Loan Party, are evidenced by a promissory note that is pledged as Collateral to the Collateral Agent or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means, individually or collectively, as the context may require, Centerbridge, Paulson and BREP.

“IP Rights” has the meaning set forth in Section 5.17.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Bookrunners” means Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc., in their respective capacities as joint bookrunners under this Agreement.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit J-2 hereto (which agreement in such form or with immaterial changes thereto the Collateral Agent is authorized to enter into) between the Administrative Agent, the Collateral Agent and one or more collateral agents or representatives for the holders of Indebtedness issued

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or incurred pursuant to Sections 7.03(q) or 7.03(s) that is intended to be secured on a basis junior to the Obligations. Wherever in this Agreement an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien on a basis junior to the Liens securing the Obligations, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means each Revolving Credit Lender (other than Macquarie Capital Funding LLC or its Affiliates), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. The term L/C Issuer shall refer to the relevant L/C Issuer(s) of the applicable Letters of Credit. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliates or branches with respect to Letters of Credit issued by such Affiliate or branch.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(1). For all purposes of this Agreement, if on any date of determination a

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Letter of Credit has expired or otherwise terminated by its terms but (i) is subject to any pending drawing, or (ii) any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, then, in any such event referred to in the preceding clauses (i) or (ii), such Letter of Credit shall be deemed not to have terminated or expired, and to be “outstanding” in that portion of its amount (as such amount is determined in accordance with Section 3.03(l)) that has not yet been disbursed in respect of drawings.

“Lead Arrangers” means Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Goldman Sachs Bank USA, Merrill Lynch, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC and Macquarie Capital (USA) Inc.

“Lease” means with the exception of (a) any occupancy agreement with hotel guests at any Property, or (b) gas, oil or mineral rights leases with respect to any Property provided such lease does not have a material adverse effect on the business operations or value of the applicable Property, any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect), including, without limitation, the Operating Leases, pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within two Business Days after the date of such refusal or failure unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under the Revolving Credit Facility or under other agreements generally in which it commits to extend credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of written confirmation by the Administrative Agent and the Borrower that such Lender will comply with its prospective funding obligations hereunder); (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Credit Facility; (v) a Lender has admitted in writing that it is insolvent or such Lender

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becomes subject to a Lender-Related Distress Event or (vi) a Lender that has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action (as defined in Section 10.23). Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (i) through (v) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit shall be issued in Dollars and, subject to Section 2.03(a), may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Issuance Request” means a letter of credit request substantially in the form of Exhibit B or in such other form (and with such other documents) as the applicable L/C Issuer may specify from time to time.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR” has the meaning set forth in the definition of “Eurocurrency Rate.”

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“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit in Dollars by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan (including any Incremental Term Loan and any extensions of credit under any Revolving Commitment Increase).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) each Intercreditor Agreement to the extent then in effect, (v) each Letter of Credit Issuance Request and (vi) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, the Borrower and each other Guarantor.

“Loan-to-Value Ratio” means with respect to any Test Period, the percentage determined by the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) the quotient of (i) the Net Operating Income for such Test Period divided by (ii) 0.0925. In making the foregoing calculations, the adjustments set forth in clauses (1) through (6) of the second paragraph of the definition of the Interest Coverage Ratio shall also apply.

“Management Agreements” means those management agreements listed on Schedule 1.01G and those certain management agreements entered into from time to time between a Manager, Affiliates of the Loan Parties party thereto and those other parties thereto from time to time pursuant to which the Manager is to provide management and other services with respect to the Properties.

“Manager” means those certain managers engaged to manage the Properties from time to time pursuant to a Management Agreement.

“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a (a) material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the Loan Parties is a party; or (c) material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Management Agreements” means (i) that certain Amended and Restated Management Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) between ESA P Portfolio Operating Lessee Inc., as lessee, and ESA Management, LLC, as manager and (ii) any other Management Agreement from time to time representing more than 20% of the Properties in aggregate.

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“Material Operating Leases” means (i) that certain Amended and Restated Lease Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among ESA P Portfolio L.L.C., ESA P Portfolio MD Trust and ESH/TN Properties L.L.C., collectively, as Landlord, and ESA P Portfolio Operating Lessee Inc., as tenant, and (ii) any other Operating Lease from time to time representing more than 20% of the Properties in aggregate.

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is seven years after the Closing Date, (ii) with respect to the Revolving Credit Commitments, the date that is five years after the Closing Date, (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Other Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Measurement” means an amount of Indebtedness, Restricted Payment, Investment, non-cash consideration received in connection with Dispositions of property or obligations with respect to a Lien, as applicable.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means collectively, if any, the deeds of trust, trust deeds, deeds to secure debt, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property (if any) in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable Laws of the relevant jurisdiction.

“Mortgage Loan Agreement” means the Loan Agreement, dated as of November 30, 2012, as amended, among the borrowers named therein, ESA P Portfolio MD Trust, ESA Canada Administrator L.L.C., ESA Canada Properties Trust, ESA P Portfolio Operating Lessee Inc., ESA Canada Operating Lessee Inc. and the lenders named therein.

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“Multiemployer Plan” means any employee benefit plan of the type described in Sections 3(37) or 4001(a)(3) of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests that is not an Asset Disposition or the sale of any Investment, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Borrower or any of its Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

“Net Operating Income” means for any period the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Borrower or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in

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respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that, if no Default exists, the Borrower may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 12 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $35,000,000 and (y) the aggregate net proceeds excluded under clause (x) exceeds $150,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.

“New Senior Notes” means the issuance by the Borrower of an aggregate amount of up to $800,000,000 of senior unsecured notes pursuant to the New Senior Notes Indenture.

“New Senior Notes Indenture” means the supplemental indenture, dated as March 18, 2016, among ESH Hospitality, Inc., as the issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as the trustee.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means any Affiliate of the Investors other than (a) Parent or any Subsidiary of Parent, (b) any Debt Fund Affiliate and (c) any natural person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

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“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party or any of its Restricted Subsidiaries arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including Guaranteed Obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, deposits of Cash Collateral, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding the foregoing, the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. Notwithstanding the foregoing, Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Operating Expenses” means that portion of the Property Operating Expenses paid by or on behalf of Borrower or any Restricted Subsidiary of Borrower.

“Operating Leases” means those operating leases listed in Schedule 1.01E and those certain Leases entered into from time to time between the Borrower or any Restricted Subsidiary thereof, as the lessor, and an Operating Lessee thereunder, as lessee, with respect to the Properties.

“Operating Lessee” means collectively those lessees party to the Operating Leases or other Leases from time to time.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint

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venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Charges” means all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against such Property or any part thereof.

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Credit Loans on any date, the aggregate outstanding Principal Amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans (including any Refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding Principal Amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any Refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means Extended Stay America, Inc., a Delaware corporation.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

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“Paulson” means Paulson Advantage Plus Master Ltd., an exempted company incorporated in the Cayman Islands with limited liability, and its Controlled Investment Affiliates.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six years.

“Perfection Certificate” means a certificate in the form of Exhibit H hereto or any other form reasonably approved by the Collateral Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties, (iii) such Indebtedness does not mature, have mandatory commitment reductions or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued and (iv) the Effective Yield applicable to such Indebtedness (as determined on the date of initial incurrence thereof) will not be more than 0.50% per annum higher than the Effective Yield in respect of the Initial Term Loans (as determined on such date) unless the Effective Yield with respect to the Initial Term Loans is adjusted to be equal to such Effective Yield applicable to such Indebtedness, minus, 0.50% per annum.

“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of Secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes; provided that (i) such is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Parties, (iii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full

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of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of the Investors.

“Permitted Other Debt Conditions” means that such applicable Indebtedness (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (iii) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof) (i) no Event of Default shall be continuing or result therefrom, (ii) (x) the Loan-to-Value Ratio as of the last day of the most recently ended Test Period on or prior to the date of determination is equal to or less than 65.0%, (y) if such Indebtedness is secured, the Senior Loan-to-Value Ratio as of the last day of the most recently ended Test Period on or prior to the date of determination is equal to or less than 45.0% and (z) the Interest Coverage Ratio as of the last day of the most recently ended Test Period on or prior to the date of determination is equal to or greater than 2.00 to 1.00, provided that, in each case, such Indebtedness shall (A) if such Indebtedness is secured on a pari passu basis with the Facilities with respect to security, have a maturity date that is no earlier than the Latest Maturity Date at the time such Indebtedness is incurred, and if such Indebtedness is incurred on a junior basis to the Facilities with respect to security or unsecured, have a maturity date that is at least 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (B) (x) if such Indebtedness is secured on a pari passu basis with the Facilities, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and (y) if such Indebtedness is incurred on a junior basis to the Facilities or unsecured, not have scheduled amortization payments of principal and not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (C) if such Indebtedness is secured, (x) not be secured by any asset other than the Collateral, (y) be subject to the Junior Lien Intercreditor Agreement (if applicable) and (z) if secured on a pari passu basis with the Facilities with respect to security, be (i) in the form of debt securities and (ii) subject to the First Lien Intercreditor Agreement, (D) not be Guaranteed by any Person that is not a Loan Party and (E) have other terms and conditions (other

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than maturity, pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (E) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (E), shall be conclusive unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness incurred pursuant to Section 7.03(s) of the type described in this definition by a Restricted Subsidiary that is not a Loan Party does not exceed in the aggregate an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0% at any time outstanding determined at the time of incurrence.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, Refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, Refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension shall not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (iii) if such Indebtedness is secured by any property of a Loan Party (whether pari passu or junior to the Facilities with respect to security or otherwise), such Indebtedness shall be secured by such property on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing such Indebtedness so modified, refinanced, refunded, renewed, replaced or extended, taken as a whole and (iv) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders

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of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement and (e) the terms of any such Indebtedness with an original principal amount in excess of the Threshold Amount (excluding pricing, fees, premiums or rate floors (and, if applicable, subordination terms)), are not, taken as a whole, more favorable to the lenders providing such Indebtedness than those applicable to the Indebtedness being so modified, refinanced, refunded, renewed, replaced or extended (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date).

“Permitted Second Priority Refinancing Debt” means Credit Agreement Refinancing Indebtedness constituting Secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior Lien Intercreditor Agreement as a “Second Lien Representative” thereunder, and (iv) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” means Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness (i) constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledged Debt” has the meaning set forth in the Security Agreement.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Previously Absent Financial Maintenance Covenant” means, at any time, any financial maintenance covenant that is not included in the Loan Documents at such time.

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“Prime Rate” means the rate of interest per annum determined from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Principal Amount” means the stated or principal amount of each Loan or Letter of Credit or L/C Obligation with respect thereto, as applicable.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (A) to the extent applicable, the adjustments set forth in clauses (1) through (6) of the second paragraph of the definition of the Interest Coverage Ratio shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of an Asset Disposition, shall be excluded, and (ii) in the case of an Asset Acquisition or other Investments described in the definition of “Specified Transaction” (to the extent permitted under this Agreement), shall be included and (b) any retirement of Indebtedness; provided that, without limiting the application of (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA or Net Operating Income, as applicable, and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (i)(x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with Section 1.10; provided, further, that when calculating (x) the Consolidated Total Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate” and (ii) the Applicable ECF Percentage and (y) calculating the Senior Loan-to-Value Ratio for the purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with Section 7.11, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an acquisition or (2) implemented and that are factually supportable and reasonably quantifiable, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Borrower.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in

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the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Properties” means each parcel of Real Property, the improvements thereon and all personal property owned, in each case, by the Borrower or any of the Restricted Subsidiaries or leased pursuant to a Ground Lease together with all rights pertaining to such property and improvements.

“Property Operating Expenses” means without duplication, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Properties (excluding, (i) depreciation and amortization, (ii) any Capital Expenditures in connection with the Properties and (iii) rent paid by Operating Lessee under the Operating Leases) incurred by the Borrower or any Restricted Subsidiary (or by the Manager on behalf of Operating Lessee pursuant to a Management Agreement, for the account of the Borrower or any Restricted Subsidiary), or as otherwise specifically provided therein, which are properly attributable to the period under consideration under the Borrower or any Restricted Subsidiary’s and/or Manager’s system of accounting, including, without limitation: (a) the cost of all food and beverages sold or consumed, if any, and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, if any, including such items bearing the name or identifying characteristics of the hotels as the Borrower or any Restricted Subsidiary, Operating Lessee and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms) (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Properties to the appropriate operating departments); (b) salaries and wages of personnel of the Properties (regardless of whether such personnel are employees of the Borrower or any Restricted Subsidiary or Manager), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the Properties whose primary duties consist of the management of the Properties or of a recognized department or division thereof or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Properties; (B) who have authority with reference to the hiring, firing and advancement of the employees of the Properties; (C) who customarily and regularly exercise discretionary powers; (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this sentence; and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Properties are located at the commencement of their employment at the Properties and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts; (c) the cost of all other goods and services obtained by the Borrower or any Restricted Subsidiary or Manager in connection with its operation of the Properties including, without limitation, heat and utilities, office supplies and all

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services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigeration, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators, if any), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Properties; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Properties (as distinguished from any property damage insurance on the Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types; provided that the Borrower and its Restricted Subsidiaries and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered); (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Borrower or any of its Restricted Subsidiaries or Manager with respect to the operation of the Properties; (g) without duplication of any amount paid or reimbursed under a Management Agreement, legal fees and fees of any firm of independent certified public accounts designated from time to time by the Borrower and the Restricted Subsidiaries (the “Independent CPA”) for services directly related to the operation of the Properties; (h) without duplication of any amount paid or reimbursed under a Management Agreement, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of an Investors or any subsidiary of such Investors or division in connection therewith, provided that such employment of an Investors or of any such subsidiary or division of an Investor is approved in advance by the Borrower and the Restricted Subsidiaries; (i) without duplication of any amount paid or reimbursed under a Management Agreement all expenses for advertising for the Properties and all expenses of sales promotion and public relations activities; (j) without duplication of any amount paid or reimbursed under a Management Agreement, all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by the Borrower or any of the Restricted Subsidiaries, Manager, Investor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Properties under a Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by the Borrower or any of the Restricted Subsidiaries, Manager, Investor or any of their Affiliates other than the offices maintained at the Property for the management of such Property and excluding transportation costs of the Borrower or any of the Restricted Subsidiaries, Operating Lessee, or Manager related to meetings between the Borrower and or the Restricted Subsidiaries and Manager with respect to administration of a Management Agreement or of the Properties

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involving travel away from such party’s principal executive offices); (k) without duplication of any amount paid or reimbursed under a Management Agreement, the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower and the Restricted Subsidiaries’ system; (l) the cost associated with any retail Leases and all costs and expenses of owning, maintaining, conducting and supervising the operation of the Properties to the extent such costs and expenses are not included above; and (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to a Manager under a Management Agreement. If the Executive Hotel Personnel are on the payroll of an Investors or any Affiliate of an Investors, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by the Borrower and the Restricted Subsidiaries) shall be billed by said Affiliate to and be reimbursed by the Borrower, the Restricted Subsidiaries and/or Manager monthly, and such reimbursement shall be an Operating Expense. Except as otherwise expressly provided under a Management Agreement with respect to employees regularly employed at the Properties, the salaries or wages of other employees or executives of the Investors or any of their Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit any Property exclusively in connection with the management of such Property.

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guaranty (or grant of the relevant security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into an agreement pursuant to the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Equity Interests of any Person engaged in, a Similar Business.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Rating Level Change” means a change in the rating by either or both of Moody’s or S&P (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in the rating is first announced by Moody’s or S&P, as the case may be.

“Rating Level Period” means, as of any period, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

“Level 1 Period” means a period during which the Borrower maintains a public corporate family rating better than or equal to BB- from S&P and a public corporate family rating better than or equal to Ba3 from Moody’s.

“Level 2 Period” means each period other than a Level 1 Period, and shall include each period during which either Moody’s or S&P shall not have in effect a rating (other than because either such rating agency shall no longer be in the business of rating corporate debt obligations).

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For purposes of the forgoing, if only one of Moody’s and S&P shall have in effect a rating, the Rating Level Period shall be determined to be the Level 2 Period.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning set forth in the definition of Credit Agreement Refinancing Indebtedness.

“Refinancing” means the repayment in full of all Indebtedness of the Borrower and its Subsidiaries under the Existing REIT Revolving Credit Facility and the Mortgage Loan Agreement, with the proceeds of the Initial Term Loans, the initial Revolving Credit Loans made on the Closing Date and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

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“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“REIT Distribution” has the meaning set forth in Section 7.06(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the Environment.

“Released Guarantor” has the meaning set forth in Section 11.10.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” means each of (a) the refinancing of all or a portion of the Initial Term Loans with the proceeds of any debt financing incurred by any Loan Party or any of their respective Subsidiaries having an Effective Yield (as determined on the date of initial incurrence thereof) that is less than the Effective Yield (as determined on such date) applicable to the Initial Term Loans so refinanced and (b) any amendment, waiver or other modification of or to this Agreement that has the effect of reducing the Effective Yield applicable to the Initial Term Loans; provided that the primary purpose of such refinancing or amendment, waiver or other modification was to reduce the Effective Yield applicable to the Initial Term Loans; and provided, further, that in no event shall any such refinancing or amendment, waiver or other modification in connection with a Change of Control, Significant Acquisition or Transformative Transaction constitute a Repricing Transaction. Any determination by the Administrative Agent of the Effective Yield for purposes of this definition shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination absent bad faith, gross negligence or willful misconduct of the Administrative Agent.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Issuance Request.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the outstanding Loans under such Class held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders.

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“Required Facility Lenders” mean, as of any date of determination, with respect to any Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, as applicable, under such Facility being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restoration” means the repair and restoration of a Property after a Casualty Event as nearly as possible to the condition the Property was in immediately prior to such Casualty Event, with such alterations as may be made in Borrower’s reasonable discretion.

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“Restricted Debt Payment” has the meaning set forth in Section 7.13.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolver Extension Request” has the meaning set forth in Section 2.16(b).

“Revolver Extension Series” has the meaning set forth in Section 2.16(b).

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations in respect of Letters of Credit, in an aggregate Principal Amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitments” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $350,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding Principal Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

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“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01(b), Incremental Revolving Credit Loans, Other Revolving Credit Loans or Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, or the European Union, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more or controlled by any such Person or Persons described in (a) and (b) hereof.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Approved Counterparty that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Hedge Agreement for the purposes of the Loan Documents.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, any Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

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“Security Agreement” means the Security Agreement substantially in the form of Exhibit G, dated as of the Closing Date, among the Borrower, certain subsidiaries of the Borrower and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Senior Loan-to-Value Ratio” means, with respect to any Test Period, the percentage determined by the ratio of (a) Consolidated Senior Debt as of the last day of such Test Period to (b) the quotient of (i) the Net Operating Income for such Test Period divided by (ii) 0.0925. In making the foregoing calculations, the adjustments set forth in clauses (1) through (6) of the second paragraph of the definition of Interest Coverage Ratio shall also apply.

“Senior Notes” means the 5.25% senior unsecured notes due 2025 issued pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture, dated as of May 25, 2015, among ESH Hospitality, Inc., as the issuer, the guarantors named therein and Deutsche Bank Trust Company Americas, as the trustee.

“Senior Notes Issue Date” means May 15, 2015.

“Significant Acquisition” means an acquisition or other Investment the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis after giving effect thereto, is equal to or greater than 125% of Consolidated EBITDA immediately prior to the consummation thereof, in each case for the most recently completed Test Period for which financial statements have been delivered (or were required to be delivered) pursuant to Section 6.01(a) or (b).

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any of its Restricted Subsidiaries on the Closing Date, and any reasonable extension thereof, or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged or propose to be engaged on the Closing Date.

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit M-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit M-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

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“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit M-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit M-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).

“Specified Equity Contribution” means any cash contribution to the common equity of the Borrower and/or any purchase or investment in an Equity Interest of the Borrower other than Disqualified Equity Interests.

“Specified Guarantor” means any Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.12).

“Specified Property Owning Entities” means (i) ESA P Portfolio L.L.C., ESH/TN Properties L.L.C., ESA LVP Portfolio LLC, ESA UD Properties L.L.C., ESA Canada Properties Trust, ESA P Portfolio MD Trust, ESA P Portfolio MD Borrower L.L.C. and ESA Canada Properties

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Borrower L.L.C. and (ii) any other wholly owned direct Domestic Subsidiaries of the Borrower or a Guarantor, as designated by the Borrower in a notice delivered to the Administrative Agent, who is itself the beneficial owner of one or more of the Properties.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Commitments or Incremental Revolving Credit Commitments in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that Incremental Term Commitments and Incremental Revolving Credit Commitments, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Borrower’s or any Restricted Subsidiary’s financial statements.

“Subsidiary Guarantor” means any Guarantor.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Supplemental Agent” has the meaning set forth in Section 9.14(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap” means, any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a (47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or

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governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension.

“Term Lender” means, at any time, any Lender that has an Initial Term Commitment, a Term Commitment or a Term Loan at such time.

“Term Loans” means any Initial Term Loan or any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan designated as a “Term Loan”, as the context may require.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Loan Standstill Period” has the meaning provided in Section 8.01(b).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans of each Class made by such Term Lender.

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“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of the Borrower for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable; provided that for purposes of determining actual compliance with Section 7.11, “Test Period” shall mean the period of four consecutive fiscal quarters of the Borrower ended as of such date of determination.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Borrower delivered pursuant to Sections 6.01(a) or 6.01(b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Borrower or any of the Restricted Subsidiaries, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities and any OID or upfront fees), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Initial Term Loans and the issuance of any Letters of Credit, if any, on the Closing Date and the execution and delivery of Loan Documents entered into on the Closing Date, (b) the Refinancing, (c) the repayment of in full of all Indebtedness of the Borrower and its Subsidiaries under the Existing REIT Revolving Credit Facility with the proceeds of Revolving Credit Loans made on the Closing Date and the termination and release of all commitments, security interest and guarantees in connection therewith, (d) the effecting of certain amendments to the Existing Corp Credit Facility, including to provide consent to the transactions contemplated in this Agreement and (e) the payment of Transaction Expenses.

“Transformative Transaction” means any acquisition or investment by Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms hereof immediately prior to the consummation of such acquisition or investment or (b) if permitted by the terms hereof immediately prior to the consummation of such acquisition or investment, would not provide adequate flexibility to Borrower and its Restricted Subsidiaries under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by Borrower acting in good faith.

“Treasury Services Agreement” means any agreement between the Borrower or any Restricted Subsidiary and any Approved Counterparty relating to treasury, depository, credit card, debit

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card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services that has been designated to the Administrative Agent in writing by the Borrower as being a Treasury Services Agreement for purposes of the Loan Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Uniform System of Accounts” means the Uniform System of Accounts for Hotels (10th edition), as adopted by the American Hotel and Motel Association.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibit K-1, K-2, K-3 or K-4 hereto, as applicable.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) as of the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01F, (ii) any Subsidiary of the Borrower designated by the board of managers of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001), as amended or modified from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) [Reserved].

(i) Wherever in this Agreement a representative for holders of obligations that are secured on a pari passu basis with the Facilities is required to become a party to the Junior Lien Intercreditor Agreement, if the Junior Lien Intercreditor Agreement is not otherwise in effect such representative shall not be required to become a party thereto until such time (if any) as the Junior Lien Intercreditor Agreement is in effect.

Section 1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

Section 1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

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Section 1.05 References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance.

Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 FFO Builder Basket Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the FFO Builder Basket immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09 Cashless Rollovers

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Refinancing Term Loans, Other Revolving Credit Loans, Extended Term Loans, Extended Revolving Credit Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in immediately available funds”, “in cash” or any other similar requirement.

Section 1.10 Certain Calculations and Tests

(a) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (x) compliance with any financial ratio or test (including Section 7.11 hereof, any Loan-to-Value Ratio test, any Senior Loan-to-Value Ratio test, any

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Interest Coverage Ratio test, any Consolidated Total Net Leverage Ratio test or any cap expressed as a percentage of Consolidated EBITDA) or (y) the absence of a Default or Event of Default (or any type of Default or Event of Default but excluding any Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g)) as a condition to:

(i) (A) the making of any Investment or Disposition or (B) the consummation of any transaction in connection with any Investment or Disposition (including the assumption or incurrence of Indebtedness or Liens in connection therewith), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (I) the execution of the definitive agreement with respect to such Investment or Disposition or (II) the consummation of such Investment or Disposition, in each case, after giving effect to the relevant Investment, Disposition or other transaction and any related Indebtedness or Liens on a Pro Forma Basis;

(ii) the making of any Restricted Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (I) the declaration of such Restricted Payment (provided that such Restricted Payment shall be made within 60 days of such declaration) or (II) the making of such Restricted Payment, in each case, after giving effect to the relevant Restricted Payment on a Pro Forma Basis; and

(iii) the making of any Restricted Debt Payment, the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (I) the delivery of an irrevocable notice of redemption or repayment or (II) the making of such Restricted Debt Payment, in each case, after giving effect to the relevant Restricted Debt Payment on a Pro Forma Basis.

(b) Notwithstanding the foregoing, if the Borrower has made an election to test at the time of:

(i) the execution of the definitive agreement with respect to an Investment or Disposition or the consummation of any transaction in connection with any Investment or Disposition, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date, and prior to the earlier of (x) the date on which such Investment or Disposition is consummated or (y) the date that the definitive agreement for such Investment or Disposition is terminated or expires without consummation of such Investment or Disposition, any such ratio or test shall be calculated on (A) a Pro Forma Basis assuming such Investment, Disposition or any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and (B) a standalone basis without giving effect to such Investment or Disposition and any such transactions in connection therewith;

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(ii) the declaration of a Restricted Payment, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date, and prior to the earlier of (x) the making of such Restricted Payment and (y) the date that is 60 days after the declaration of such Restricted Payment, any such ratio or test shall be calculated on a Pro Forma Basis assuming such Restricted Payment has been consummated; and/or

(iii) the delivery of an irrevocable notice of redemption or repayment (which may be conditional) in respect of a Restricted Debt Payment, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date and prior to the date on which such Restricted Debt Payment is made, any such ratio or test shall be calculated on (A) a Pro Forma Basis assuming such Restricted Debt Payment has been consummated and (B) a standalone basis without giving effect to such Restricted Debt Payment.

(c) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including Section 7.11, any Loan-to-Value Ratio test, any Senior Loan-to-Value Ratio test, any Interest Coverage Ratio test, any Consolidated Total Net Leverage Ratio test or the amount of the FFO Builder Basket), such financial ratio or test shall be calculated (x) as set forth in clause (a) above (if applicable), or (y) at the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the relevant time set forth in clause (a) above (if applicable) or the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(d) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), compliance shall be determined based on the pro forma consolidated financial statements of the Borrower delivered pursuant to Section 4.01(d) hereof.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

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(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make revolving credit loans denominated in Dollars to the Borrower from its applicable Lending Office (each such loan, a “Revolving Credit Loan”) from time to time as elected by the Borrower pursuant to Section 2.02, on any Business Day during the period beginning on the Closing Date until the Maturity Date with respect to such Revolving Credit Lender’s applicable Revolving Credit Commitment, in an aggregate Principal Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment at such time; provided that, after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (local time in New York City) (i) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) on the Business Day of the requested Borrowing of Base Rate Loans; provided that the notice referred to in clause (i) above may be delivered no later than one Business Day prior to the Closing Date in the case of the initial Credit Extensions to be made on the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c) or 2.14(a), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing of a particular Class, a Revolving Credit Borrowing, a conversion of Term Loans of any Class or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans of a Class or Revolving Credit Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as or converted to Base Rate Loans. Any such

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automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.02(a) or (c). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. (local time in New York City) on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, (i) each Eurocurrency Rate Loan will automatically convert to a Base Rate Loan at the end of the Interest Period then in effect for such Eurocurrency Rate Loan and (ii) the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than 10 Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

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Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date to issue Letters of Credit at sight denominated in Dollars for the account of the Borrower or any Restricted Subsidiary of the Borrower (provided that the Borrower will be the applicant and that each Letter of Credit shall be issued by a single L/C Issuer determined by the Borrower (unless otherwise agreed by the applicable L/C Issuers)) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall have any obligation to (x) issue trade or commercial (as opposed to standby) Letters of Credit without its consent or (y) make any L/C Credit Extension in an amount in excess of its Applicable Percentage of the Letter of Credit Sublimit (it being understood and agreed that any L/C Issuer may issue Letters of Credit in excess of such amount in its sole discretion upon request of the Borrower); provided further that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless (1) each Appropriate Lender has approved of such expiration date or (2) the L/C Issuer thereof has approved of such expiration date and the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to such L/C Issuer;

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(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date and have agreed to remain liable hereunder in respect of such Letter of Credit as if the Letter of Credit Expiration Date had not occurred;

(D) the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer or one or more policies of such L/C Issuer instituted in good faith now or hereafter in effect and applicable to letters of credit generally;

(E) the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in Dollars; or

(F) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to any Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Issuance Request (and any other document, agreement or instrument entered into by such L/C Issuer and the Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Issuance Request, appropriately completed and signed by a Responsible Officer of the Borrower or his/her delegate or designee. Such Letter of Credit Issuance Request must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 a.m. (local time in New York City) at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such other date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit,

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such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Issuance Request shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Issuance Request, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Issuance Request from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Issuance Request, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a number of days (the “Non-Extension Notice Date”) prior to the last day of such 12-month period to be agreed upon by the relevant L/C Issuer and the Borrower at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

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(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. (local time in New York City) on (1) the next Business Day immediately following any payment by an L/C Issuer under a Letter of Credit that the Borrower receives notice thereof (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Borrowing under the Revolving Credit Facility in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 11:00 a.m. (local time in New York City) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan or Eurocurrency Rate Loan, as applicable, to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans or Eurocurrency Rate Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so

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refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate for Revolving Credit Loans. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or

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otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

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(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates or in the availability of Dollars to the Borrower or any Subsidiary or in the currency markets generally; and

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Issuance Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a

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final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. If (i) as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent, the L/C Issuer of such Letter of Credit or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 11:00 a.m. (local time in New York City) on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon (local time in New York City) or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents as directed by the Borrower. If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable

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Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Revolving Credit Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee in Dollars for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate for Revolving Credit Loans that are Eurocurrency Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in any Applicable Rate for Revolving Credit Loans during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by such Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% per annum of the stated amount of such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 30 days of demand and are nonrefundable.

(j) Conflict with Letter of Credit Issuance Request. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Issuance Request, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Issuance Request, the terms hereof shall control.

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(k) [Reserved].

(l) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on a best efforts basis, on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n) Provisions Related to Letters of Credit in respect of Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and 2.03(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers (each in its sole discretion) and the Borrower, without the consent of any other Person.

(o) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

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Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. (i) The Borrower may, subject to Section 2.05(a)(iii) below, upon written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans of any Class in whole or in part without premium or penalty (subject to Section 2.05(a)(iv)); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (local time in New York City) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to any prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum Principal Amount of $3,000,000, or a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum Principal Amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire Principal Amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, subject to Section 2.05(a)(iii), the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable shares as provided for under this Agreement.

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07(a) as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).

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(iv) In the event that, on or prior to the date that falls six months after the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iv) that constitutes a Repricing Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment. If, on or prior to the date that falls six months after the Closing Date, any Term Lender is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Term Lender (and not any Person who replaces such Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(v) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Credit Borrowings are applied to fund any such repayment, any Loan Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Parent or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A) Any Loan Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v); provided that no Loan Party shall initiate any action under this Section 2.05(a)(v) in order to make a Discounted Term Loan Prepayment unless (I) at least 10 Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Loan Party on the applicable Discounted Prepayment Effective Date; or (II) at least three Business Days shall have passed since the date the Loan Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Loan Party’s election not to accept any Solicited Discounted Prepayment Offers.

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(B)

(1) Subject to the proviso to Section 2.05(a)(v)(A) above, any Loan Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Loan Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (local time in New York City) on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer and wishing to participate shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date that it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Loan Party will make a prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to Section 2.05(a)(v)(B)(2) above; provided

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that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Loan Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Loan Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Loan Party shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(C)

(1) Subject to the proviso to Section 2.05(a)(v)(A) above, any Loan Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Loan Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a) (v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Loan Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each

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Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (local time in New York City) on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The relevant Loan Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following Section 2.05(a)(v)(C)(3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Loan Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal

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amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Loan Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Loan Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Loan Party shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(D)

(4) Subject to the proviso to Section 2.05(a)(v)(A) above, any Loan Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Loan Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Loan Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted

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Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (local time in New York City) on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(5) The Auction Agent shall promptly provide the relevant Loan Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Loan Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Loan Party (the “Acceptable Discount”), if any. If the Loan Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Loan Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this Section 2.05(a)(v)(D)(2) (the “Acceptance Date”), the Loan Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Loan Party by the Acceptance Date, such Loan Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(6) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Loan Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Loan Party elects to accept any Acceptable Discount, then the Loan Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted

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Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Loan Party will prepay outstanding Term Loans pursuant to this Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that, if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Loan Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Loan Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Loan Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Loan Party shall be due and payable by such Loan Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and its Restricted Subsidiaries and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Loan Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with Sections 2.05(a)(v)(B) through 2.05(a)(v)(D) above, a Loan Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Loan Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m.

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(local time in New York City) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), the relevant Loan Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and its Restricted Subsidiaries and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J) Each Loan Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Loan Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

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(b) Mandatory. (i) Within five Business Days after financial statements are required to be delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending December 31, 2017) and the related Compliance Certificate is required to be delivered pursuant to Section 6.02(a), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(ix) below, an aggregate principal amount of Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans made during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due (including Term Loans prepaid pursuant to Section 2.05(a)(v) during such time based upon the actual amount of cash paid by the Borrower in connection with the relevant prepayment) and (2) all voluntary prepayments of Revolving Credit Loans during such fiscal year or after year end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with the internally generated cash and, without duplication of any deduction from Excess Cash Flow in any prior period; provided that no prepayment shall be made pursuant to this paragraph (i) if the Excess Cash Flow for such period is less than $10,000,000.

(ii) If (x) the Borrower or any Restricted Subsidiary of the Borrower Disposes of any property or assets (other than any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d), (e), (g), (h), (i), (l), (o), (p), (q) or (r) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or Restricted Subsidiary of Net Proceeds, the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(ix) below, on or prior to the date which is 10 Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, subject to clause (b)(xi) below, an aggregate principal amount of Loans in an amount equal to 100% of all Net Proceeds received; provided that, if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase any Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the Net Proceeds of such Disposition or Casualty Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans (or, if the Term Loans have been paid in full, the Revolving Credit Loans) and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans (or, if the Term Loans have been paid in full, the Revolving Credit Loans) that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be

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reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii) [Reserved].

(iv) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 (excluding Section 7.03(t))), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(vii) below an aggregate principal amount of Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(v) If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto), the Borrower shall promptly prepay or repay or cause to be promptly prepaid or repaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and payment of all Unreimbursed Amounts such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(vi) Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, Revolver Extension Request or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with their terms), (A) each prepayment of Loans pursuant to clauses (i) through (iv) of this Section 2.05(b) shall be applied, first, ratably to each Class of Term Loans then outstanding (provided that (i) any prepayment of Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans, Extended Term Loans, or Refinancing Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans, Extended Term Loans or Refinancing Term Loans; provided further, with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iv) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07(a) as directed by the Borrower, or, absent such direction, in direct order of maturity of such installment), and second, to the extent the amount of prepayments pursuant to clauses (i) through (iv) of this Section 2.05(b) exceeds the Outstanding Amount under the Term Loans, such prepayments shall be applied to the Outstanding Amount under the Revolving Credit Loans (provided, such prepayment on its own shall not result in any termination or reduction of any Commitment); and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

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(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least four Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b) (other than Section 2.05(b)(v)) prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) With respect to each prepayment of Term Loans required pursuant to Section 2.05(b), (A) each Lender of the Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (B) below), (B) the Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the Borrower pursuant to Section 2.05(b)(vii) and (C) any prepayment refused by Lenders of Term Loans may be retained by the Borrower.

(x) In connection with any mandatory prepayments by the Borrower of the Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that, if no Lenders exercise the right to waive a given mandatory prepayment of the Loans pursuant to Section 2.05(b)(ix), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment within any Class of Loans shall be applied first to Loans of such Class that are Base Rate Loans to the full extent thereof before application to Loans of such Class that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

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(xi) Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Sections 2.05(b)(i) or 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(b) and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b) or any such Excess Cash Flow would otherwise have been required to be applied to prepayments pursuant to Section 2.05(b), the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

Notwithstanding anything to the contrary in this Section 2.05(b), (i) mandatory prepayments in an aggregate amount not to exceed $100,000 in any one fiscal year shall not be required to the extent that, if following such repayment, the Loan Party would have insufficient funds to make a REIT Distribution and (ii) the amount of any mandatory prepayment shall furthermore be reduced if the Borrower determines in good faith (A) that the payment of any distribution is necessary to maintain the Borrower’s status as a real estate investment trust under the Code; provided that such reduction shall not exceed the amount needed to maintain such status or (B) that the payment of any distribution is necessary to enable the Borrower to avoid payment of any Tax that could be avoided by reason of a distribution by the Borrower; provided that such reduction shall not exceed $600,000,000 in aggregate over the life of the Facilities.

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Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent (x) three Business Days prior to the date of termination or reduction for Eurocurrency Rate Loans and (y) on the date of termination or reduction for Base Rate Loans, (ii) any such partial reduction shall be in a minimum aggregate amount of $5,000,000, or any whole multiple of $1,000,000, in excess thereof or, if less, the entire amount of outstanding Commitments of such Class and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility or occurrence of other event, which refinancing or other event shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitment of each Term Lender of each Class shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans of such Class to be made by it on the Closing Date. The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments but unpaid shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date. In the event that, prior to the incurrence of any Incremental Term Loans, the Initial Term Loans or any existing Incremental Term Loans have scheduled amortization payments under Section 2.07(a)(i) (or other equivalent section) that are less than

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0.25% of the aggregate principal amount of such existing Term Loans when initially incurred, then at the Borrower’s option, (x) the scheduled amortization payments of such existing Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such existing Term Loans originally incurred or (y) the scheduled amortization payment of the Incremental Term Loans shall equal such smaller percentage applicable to the existing Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Amendment with respect to such Incremental Term Loans. In the event any other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such other Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class outstanding on such date.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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Section 2.09 Fees.

In addition to certain fees described in Sections 2.03(h) and 2.03(i):

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee in Dollars equal to the Commitment Fee Rate, times the actual daily amount by which the aggregate Revolving Credit Commitment for the applicable Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date and on the Maturity Date for the Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that such Commitment Fee Rate was in effect.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate or the Federal Funds Rate shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of U.S. Department of the Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the

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Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and 2.11(b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent in Dollars, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in Same Day Funds not later than 1:00 p.m. (local time in New York City) on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the time specified above shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next

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following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

(ii) if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit) forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

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(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each

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other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and, the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term

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Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Credit Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Credit Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(1) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) (x) if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition or other Investment permitted hereunder, no Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g) shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments, or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments;

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(ii) after giving effect to such Incremental Commitments and except as set forth in clause (i) above, the conditions of Sections 4.02(i) and 4.02(ii) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that, if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition or other Investment permitted hereunder, the reference in Section 4.02(i) to the accuracy of the representations and warranties shall, to the extent agreed by such Incremental Lenders, refer to customary “specified representations” and “specified acquisition representations”;

(iii) [reserved];

(iv) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $20,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $20,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v)) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v));

(v) the aggregate amount of the Incremental Term Loans and the Incremental Revolving Credit Commitments shall not exceed the sum of (A) $600,000,000 less the aggregate principal amount of Indebtedness incurred pursuant to Section 7.03(q)(A) at or prior to such time plus (B) additional amounts so long as (when aggregated with amounts incurred at or prior to such time pursuant to Section 7.03(q)(B)) the Senior Loan-to-Value Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, as if any Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, available under such Incremental Commitments had been outstanding on the last day of such period, and, in each case, (x) with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder, (y) without netting the cash proceeds of any such Incremental Loans and (z) including the aggregate amount of Incremental Commitments concurrently established under clause (A) (unless previously repaid), does not exceed 45.0%; and

(vi) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (A) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Commitment is provided with the benefit of the applicable Loan Documents.

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(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments and, except as otherwise set forth herein, unless such terms, provisions and documentation (other than any terms and provisions which are applicable only after the Latest Maturity Date of the Term Loans or Revolving Credit Commitments existing on the Incremental Facility Closing Date) shall be either (x) substantially identical to the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date or (y) no more favorable (taken as a whole) to the Incremental Lenders than the Lenders under the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date and such terms, provisions and documentation shall be reasonably satisfactory to Administrative Agent; provided that (i) to the extent any Previously Absent Financial Maintenance Covenant is added for the benefit of any Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, the Administrative Agent shall be given prompt written notice of such Previously Absent Financial Maintenance Covenant and the Loan Documents shall be automatically and without further action deemed modified on or prior to the Incremental Facility Closing Date to include such Previously Absent Financial Maintenance Covenant for the benefit of the Loans, it being understood that upon the amendment of the Loan Documents to include such Previously Absent Financial Maintenance Covenant, any subsequent amendment, modification or waiver to the Loan Documents as it pertains to such Previously Absent Financial Maintenance Covenant shall only be permitted in the manner detailed under Section 10.01 and (ii) Term Loan Increases and Revolving Commitment Increases of any Class shall be identical to the then existing Term Loans or Revolving Credit Commitments of such Class, as applicable. In any event:

(i) the Incremental Term Loans:

(A) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,

(B) shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans,

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,

(D) subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(iii) below and Section 2.07(a), shall have an Applicable Rate and amortization determined by the Borrower and the applicable Incremental Term Lenders, and

(E) may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment;

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(ii) the Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall have terms that are substantially consistent with those of the Revolving Credit Commitments and the Revolving Credit Loans, other than the Maturity Date and as set forth in this Section 2.14(e)(ii) or such other deviations reasonably satisfactory to the Administrative Agent; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A) any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,

(B) any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall not mature earlier than, and will require no scheduled amortization or differing mandatory commitment reduction prior to, the Latest Maturity Date of any Revolving Credit Loans outstanding at the time of incurrence of such Incremental Revolving Credit Commitments,

(C) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date,

(D) subject to the provisions of Section 2.03(n) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the Incremental Facility Closing Date (and except as provided in Section 2.03(n), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued),

(E) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class,

(F) assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the Incremental Facility Closing Date, and

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(G) any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date; and

(iii) the amortization schedule applicable to any Incremental Loans and the Effective Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that in the case of any Incremental Term Loans obtained on or prior to the first anniversary of the Closing Date, the Effective Yield applicable thereto (as determined on the date of initial incurrence thereof) may not be more than 0.50% higher than the Effective Yield applicable to the Initial Term Loans (as determined on such date) unless the Applicable Rate with respect to the Initial Term Loans is adjusted to be equal to such Effective Yield with respect to such Incremental Term Loans, minus, 0.50%.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and the Lenders expressly authorize the Administrative Agent to enter into every such Incremental Amendment, including any amendments that are not materially adverse to the interests of any Lender that are made to effectuate changes necessary to enable any Incremental Term Loans that are intended to be treated as fungible with any Class of outstanding Term Loans to be treated as fungible with such Term Loans, which shall include without limitation (i) any amendments to Section 2.07(a) that do not reduce the ratable amortization received by each Lender thereunder and (ii) any amendments which extend or add “call protection” to any existing Class of Loans, including amendments to Section 2.05(a)(iv). The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Credit Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with

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their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Sections 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) Letter of Credit Sublimit Increase. Any increase in the Letter of Credit Sublimit contemplated by an Incremental Amendment shall be agreed upon by Administrative Agent, the L/C Issuers and the Borrower.

(i) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Term Loans or Other Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.15 (each, an “Additional Refinancing Lender”); provided that (i) the Administrative Agent and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans or providing such Other Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(1) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Other Revolving Credit Commitments, or Other Revolving Credit Loans pursuant to a Refinancing Amendment and, with respect to any Refinancing Term Loans, any Additional Refinancing Lender that is an Affiliated Lender shall be subject to the provisions of Section 10.07(l), mutatis mutandis, to the same extent as if such Refinancing Term Loans and related Obligations had been obtained by such Additional Refinancing Lender by way of assignment; provided further that, notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(n) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Credit Commitments with a longer maturity date, all Letters of

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Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(n), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $20,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16 Extension of Term Loans; Extension of Revolving Credit Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this

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Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans were amended are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such Existing Term Loan Tranche; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request and (F) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $20,000,000.

(b) Extension of Revolving Credit Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of

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a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to extensions of credit under the Extended Revolving Credit Commitments may be different than the Effective Yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments); provided, further, that (A) no Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000.

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least three Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall

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agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Term Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the

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consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) No Extension of any Revolving Credit Facility shall be effective as to the obligations of any L/C Issuer with respect to Letters of Credit without the consent of such L/C Issuer (such consents not to be unreasonably withheld, conditioned or delayed).

(g) This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender in respect of any Unreimbursed Amounts or participations in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is

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continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the Pro Rata Share of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

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(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans and participations in Letters of Credit of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, charges or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law. If the Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (B) the applicable withholding agent shall make such deductions or withholdings, (C) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws, and (D) within 30 days after the date of such payment (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if the Borrower or any Guarantor is the applicable withholding agent, shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

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(b) In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent or Lender has with the taxing jurisdiction other than the connection arising out of the Loan Documents or the transactions therein, except for such Assignment Taxes resulting from assignment or participation that is requested or required in writing by the Borrower (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) Each Loan Party agrees to jointly and severally indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by or paid by such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, shall be conclusive absent manifest error.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this Section 3.01(d), a Lender shall not be required to deliver any form pursuant to this Section 3.01(d) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from federal backup withholding.

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(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a United States Tax Compliance Certificate substantially in the form of Exhibit K-1 and (b) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, Form W-8BEN, Form W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit K-2 or K-3, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that if the Lender is a partnership, and one or more beneficial partners of such Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate substantially in the form of Exhibit K-4 may be provided by such Lender on behalf of such partner).

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s

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obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iv) The Administrative Agent shall deliver to the Borrower two copies of (i) if the Administrative Agent is a United States person (as defined in Section 7701(a)(30) of the Code), IRS Form W-9, or (ii) if the Administrative Agent is not a United States person (as defined in Section 7701(a)(30) of the Code), a duly executed U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a United States person with respect to payments under the Loan Documents.

(e) Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by the Borrower, use its reasonable efforts (subject to overall policy considerations of such Lender) to change the jurisdiction of its Lending Office, if such a change would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender. Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such change in jurisdiction.

(f) If any Lender or Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will a Lender or Agent be required to pay any amount to a Loan Party pursuant to this Section 3.01(f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(g) For the avoidance of doubt, the term “Lender” for purposes of this Section 3.01 shall include each L/C Issuer.

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Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies, or, in the case of Eurocurrency Rate Loans denominated in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in Dollars are not being offered to banks in the applicable offshore interbank market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loan in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, converting to or continuing, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition

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of Indemnified Taxes under exceptions (i)(B) through (vi) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such

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Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.04(a), 3.04(b), 3.04(c) or 3.04(d).

Section 3.05 Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan required to be made by it hereunder) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower, including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

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(b) With respect to any Lender’s claim for compensation under Sections 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loans, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b), such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 3.02, 3.03 or 3.04 that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Sections 3.02, 3.03 or 3.04 that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

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Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on 10 Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).

(b) Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such

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assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backup standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Class Lenders as applicable) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice in accordance with the requirements hereof;

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(ii) executed counterparts of this Agreement;

(iii) each Collateral Document set forth on Schedule 1.01C required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and

(B) evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (including a certificate attaching the Organization Documents of each Loan Party) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(v) an opinion from Fried, Frank, Harris, Shriver & Jacobson LLP, New York counsel to the Loan Parties;

(vi) a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E-2;

(vii) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.02(i) and 4.02(ii);

(viii) the Perfection Certificate, duly completed and executed by the Loan Parties; and

(ix) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

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(b) The Closing Fees and all fees and expenses due to the Lead Arrangers and their Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid from the proceeds of the initial funding under the Facilities.

(c) The Administrative Agent shall have received reasonably satisfactory evidence that prior to or substantially simultaneously with the initial Credit Extensions the Refinancing has been consummated.

(d) The Lead Arrangers shall have received (i) the Audited Financial Statements, (ii) the unaudited quarterly consolidated balance sheets of the Borrower and its Subsidiaries and Parent and its Subsidiaries as of each of March 31, 2016 and June 30, 2016 and related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries and Parent and its Subsidiaries for the fiscal quarters ended March 31, 2016 and June 30, 2016 and (iii) an unaudited consolidated income statement for the Borrower and its Subsidiaries calculated on a pro forma basis after giving effect to the Refinancing.

(e) The Administrative Agent shall have received at least three Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been requested by the Administrative Agent in writing at least 10 days prior to the Closing Date.

(f) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.07.

(g) The Borrower and its Subsidiaries shall have delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing the Existing REIT Revolving Credit Facility, including, without limitation, “pay-off” letters in form and substance reasonably satisfactory to the Administrative Agent in connection with the repayment and termination of the Existing REIT Revolving Credit Facility.

(h) The Borrower and its Subsidiaries shall have delivered to the Administrative Agent “pay-off” letters in form and substance reasonably satisfactory to the Administrative Agent in connection with the repayment and termination of the Mortgage Loan Agreement.

(i) The Borrower and its Subsidiaries shall have delivered to the Administrative Agent a true and correct copy of each of the Operating Leases and Management Agreements (together with any amendments, modifications, restatements or supplements thereof).

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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Section 4.02 Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and other than a Request for Credit Extension for an Incremental Loan which shall be governed by Section 2.14(d)), including on the Closing Date, is subject to the following conditions precedent:

(i) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii) The Administrative Agent and, if applicable, the relevant L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and 4.02(ii) (or, in the case of a Request for Credit Extension for an Incremental Loan, the conditions specified in Section 2.14(d) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all

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requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) and (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers, (b) have been duly authorized by all necessary corporate or other organizational action, and (c) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) violate any applicable Law; except with respect to any conflict, breach, contravention or payment (but not creation of Liens) referred to in clause (c)(ii)(x), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings,

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recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and Parent and its Subsidiaries, as applicable, as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) The forecasts of consolidated balance sheets and consolidated statements of income and cash flow of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) As of the Closing Date, none of the Borrower or its Subsidiaries has any material Indebtedness for borrowed money (other than (i) Indebtedness reflected on Schedule 5.05 and (ii) Indebtedness arising under the Loan Documents).

Section 5.06 Litigation.

Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or each of its Restricted Subsidiaries, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 No Default.

No Default or Event of Default has occurred or is continuing.

Section 5.08 Ownership of Property; Liens; Real Property; Leases and Management Agreements.

(a) The Borrower and/or each of its Restricted Subsidiaries, as applicable, has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for Liens permitted by Section 7.01 and where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b) Except as would not have a Material Adverse Effect, (i) no Loan Party is a party to any agreement which requires or will require such Loan Party to pay any material property improvement plan fees or charges or requires or will require any Loan Party to renovate, update, upgrade, repair, enhance, or improve such Real Property as a result of the Transactions, and (ii) all Operating Leases and Management Agreements to which any Loan Party is a party are in full force and effect, are the legal, valid and binding obligations of each of the Loan Parties party thereto, enforceable in accordance with their terms (subject to applicable Debtor Relief Laws and by general principles of equity) and no consent is required in connection with any such agreements for the consummation of the Transactions, except as shall have been obtained prior to the Closing Date. In addition, (A) no material rights in favor of the applicable Loan Party under any Operating Lease or Management Agreement have been waived, canceled or surrendered; (B) all material amounts due and payable by any Loan Party under any Operating Lease or Management Agreement have been paid in full (except to the extent such payment is not yet overdue); (C) no Loan Party or any of its Subsidiaries is, to the knowledge of each Loan Party and its Subsidiaries, in material default under any Operating Lease or Management Agreement and no Loan Party or any of its Subsidiaries has received any notice of material default with respect to any Operating Lease or Management Agreement; and (D) to the knowledge of the Loan Parties, no counterparty to any Operating Lease or Management Agreement is in material default thereunder.

Section 5.09 Environmental Matters.

Except as specifically disclosed in Schedule 5.09(a) or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each Loan Party and its respective properties and operations are and, other than any matters which have been finally resolved, have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of the Real Property owned, leased, or operated by any Loan Party, Subsidiary or a franchisee (subject to, in the case of such franchised Real Property not managed by the Loan Parties or Subsidiaries or their Affiliates, the knowledge of the Borrower) is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened, under or relating to any Environmental Law;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property, at any Real Property licensed to a franchisee (subject to, in the case of such franchised Real Property not managed by the Loan Parties or Subsidiaries or their Affiliates, the knowledge of the Borrower) or, to the knowledge of the Borrower, any real property formerly owned, leased, or operated by any Loan Party, Subsidiary or franchisee that could reasonably be

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expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability; and

(d) to the knowledge of the Borrower, there are no facts, circumstances or conditions arising out of or relating to the Loan Parties or any of their respective operations or any facilities currently or formerly owned, leased, or operated by any of the Loan Parties, Subsidiaries or franchisees that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup by, or on behalf of, any Loan Party or Subsidiary or could reasonably be expected to result in any Environmental Liability.

Section 5.10 Taxes.

(a) Each of the Loan Parties and their respective Subsidiaries has filed or caused to be filed all federal, state and other material tax returns and reports that are required to have been filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, and all other material Taxes, fees or other charges required to be paid by it or imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or Subsidiary), and no Tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such Taxes, fees or other charges.

(b) For its taxable year ended December 31, 2010, Borrower made a timely election to be subject to tax as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code. Commencing with its short taxable year ending December 31, 2010, Borrower has been organized and operated in conformity with the requirements for qualification and taxation as a REIT, and its proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

Section 5.11 ERISA Compliance.

(a) Except as set forth on Schedule 5.11(a) or as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither

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any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) With respect to each Pension Plan, the adjusted funding target attainment percentage (as defined in Section 436 of the Code), as determined by the applicable Pension Plan’s Enrolled Actuary under Sections 436(j) and 430(d)(2) of the Code and all applicable regulatory guidance promulgated thereunder, would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.12 Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries (other than Immaterial Subsidiaries) have been validly issued and are fully paid and all Equity Interests owned by a Loan Party in such Subsidiaries (other than Immaterial Subsidiaries) are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01. As of the Closing Date, Schedules I and IV to the Perfection Certificate (a) set forth the name and jurisdiction of each Domestic Subsidiary that is a Loan Party and (b) set forth the ownership interest of the Borrower and any other Guarantor in each wholly owned Subsidiary, including the percentage of such ownership. As of the Closing Date (after giving effect to the Transactions) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, directors’ qualifying shares and springing membership interests held by independent managers) of any nature relating to any Equity Interest of Borrower or any Subsidiary.

Section 5.13 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b) None of the Borrower, any Person Controlling the Borrower, or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

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Section 5.14 Disclosure.

To the best of the Borrower’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15 Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect as of the Closing Date (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened, (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws, (c) the Borrower and the other Loan Parties have complied with all applicable labor laws including work authorization and immigration and (d) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.16 Use of Proceeds.

(a) The proceeds of the Initial Term Loans shall be used solely for (i) the repayment in full of any and all Indebtedness of the Borrower and its Subsidiaries under the Mortgage Loan Agreement and to pay for Transaction Expenses, and (ii) to the extent any portion of the proceeds of the Initial Term Loans remain following application of the proceeds pursuant to the precedent clause (i), for general corporate purposes.

(b) The proceeds of the Revolving Credit Loans shall be used solely for (i) the repayment in full of any and all Indebtedness of the Borrower and its Subsidiaries under the Existing REIT Revolving Credit Facility, and (ii) to the extent any portion of the Revolving Credit Loans remain following application of the proceeds pursuant to the precedent clause (i), for general corporate purposes.

Section 5.17 Intellectual Property; Licenses, Etc.

The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, trade secrets, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the

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Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed in Schedule VII to the Perfection Certificate are valid and subsisting, except, in each case, to the extent failure of such registrations to be valid and subsisting could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.18 Solvency.

On the Closing Date, after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.19 Subordination of Junior Financing; First Lien Obligations.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 5.20 OFAC; USA PATRIOT Act; FCPA; Anti-Corruption Laws; Sanctions.

(a) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.

(b) To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Department of the Treasury (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act.

(c) Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, employee, agent or controlled affiliate of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(d) No part of the proceeds of the Loans or Letters of Credit will be used by the Borrower (i) in violation of Anti-Corruption Laws or applicable Sanctions or (ii) for the purpose of financing any activities or business of or with any Sanctioned Person.

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Section 5.21 Collateral Documents.

(a) Valid Liens. Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule III to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents (other than Mortgages) shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, which shall be subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. If and when any Intellectual Property Security Agreements are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office and Copyrights (as defined in the Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights acquired by the grantors thereof after the Closing Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage (if any) is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages (if any) are filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of the Collateral and Guarantee Requirement, the Mortgages (if any) shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted hereunder.

(d) Notwithstanding anything herein (including this Section 5.21) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

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ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably satisfactory to the applicable L/C Issuer), then from and after the Closing Date, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01 Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within 90 days after the end of each fiscal year, a consolidated balance sheet of the Borrower and its Subsidiaries and Parent and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to (i) an upcoming maturity date under any Indebtedness or (ii) any potential inability to satisfy any financial covenant (whether or not such failure has occurred);

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and Parent, a consolidated balance sheet of the Borrower and its Subsidiaries and Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and the portion of the

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fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, no later than 90 days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d) Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and 6.01(b) may be satisfied with respect to such financial information by furnishing (A) the applicable financial statements of the Borrower or Parent, as applicable, or (B) the Borrower’s or Parent’s, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC.

Documents required to be delivered pursuant to Sections 6.01 and 6.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent; and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates

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required by Section 6.02(a) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02 Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower accompanied, when applicable, by copies of any amendments to the Operating Leases, Ground Leases or Management Agreements entered into during such period;

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and 6.01(b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for the reporting period then ended and for the period from the beginning of the then current fiscal year to the end of such period, as compared to the portion of projections covering such periods and to the comparable periods of the previous year, including occupancy figures and average daily rate calculations, in each case, with respect to each of the properties of the Borrower and its Subsidiaries; provided that the Borrower shall not be required to deliver any documents or information to the Administrative Agent pursuant to this Section 6.02(b) for any financial quarter for which the Parent files similar documents or information in respect of itself and its Subsidiaries with the SEC;

(c) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants reporting on such financial statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items and scope that independent certified public accountants are permitted to cover in such certificates pursuant to their processional standards and customs of profession);

(d) [reserved];

(e) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(f) may be satisfied if such information is publicly available on the SEC’s EDGAR website;

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(f) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of $100,000,000, any Junior Financing or any Permitted Refinancing thereof, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(g) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party of the Perfection Certificate or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

(h) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective subsidiaries or securities) (each, a “Public Lender”). The Borrower hereby agrees that the Administrative Agent and/or the Lead Arrangers shall be entitled to treat any Borrower Materials that are not specifically the subject of an authorization letter or other written notice confirming that the information set forth in such Borrower Materials is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or their respective subsidiaries or securities for purposes of United States federal and state securities laws as being suitable only for posting on a portion of the Platform not designated for Public Lenders. The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the

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content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.03 Notices.

Promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Borrower or any of its Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(d) any ERISA Event, as soon as possible and in any event within 10 days after the Borrower knows or have reason to know thereof; and

(e) of any material amendment or modification to, or material waiver or consent under, the Operating Leases or Management Agreements.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Sections 6.03(a), 6.03(b) or 6.03(c) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business all its obligations and liabilities, except, in each case, (i) to the extent any such obligation or liability is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing

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where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrower) or clause (b), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws.

Section 6.06 Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material tangible or intangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted. In addition with respect to each of the Properties that is subject to an Operating Lease, use commercially reasonable efforts to: (a) cause the Operating Lessees to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and involuntary Dispositions excepted; (b) cause the Operating Lessees to make all necessary repairs thereto and renewals and replacements thereof; (c) cause the Operating Lessees to use the standard of care typical in the industry in the operation and maintenance of its facilities and the personal property related thereto; (d) cause the Operating Lessees to comply in all material respects with the terms, conditions, restrictions and other requirements of all recorded documents related thereto; (e) cause the Operating Lessees to comply in all material respects with the terms, conditions, restrictions and other requirements set forth in all applicable local, state and federal ordinances, zoning laws and other applicable laws; and (f) cause the Loan Party owning each such respective Property to also own all material personal and Real Property (including, without limitation, furnishings, equipment, software and other Property) required for the continued operation and maintenance of such Property in the ordinary course of business (except for (i) such Property as has been traditionally leased by such Loan Party in connection with such operation and maintenance, to the extent such leases have been disclosed to the Administrative Agent in writing prior to the date of this Agreement and (ii) the transfer of personal property related to the Properties to the Operating Lessees as permitted hereunder).

Section 6.07 Maintenance of Insurance.

(a) Generally. Maintain or cause to be maintained with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 (where applicable).

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 10 days (or, to the extent reasonably available, 30 days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Administrative Agent and the Collateral Agent, or insurance certificate with respect thereto) and (ii) name the Collateral Agent as loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Borrower or one of its Subsidiaries and applied in accordance with this Agreement), as applicable.

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Section 6.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than once during any calendar year and only one such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public

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accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11 Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action either necessary or as reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by the Borrower, (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary or (z) the designation in accordance with Section 6.14 of an existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i) within 60 days after such formation, acquisition, cessation or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(A) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) joinders to this Agreement as Guarantors, Security Agreement Supplements, Mortgages, intellectual property security agreements, a counterpart of the Intercompany Note, each Intercreditor Agreement, if applicable, and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B) cause each such Domestic Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Domestic Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including recording of Mortgages, the filing of Uniform Commercial Code financing statements

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and intellectual property security agreements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii) if reasonably requested by the Administrative Agent or the Collateral Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request; and

(iii) if reasonably requested by the Administrative Agent or the Collateral Agent, within 60 days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) and (ii).

(b) Within 60 days (or such longer period as the Administrative Agent may agree in writing in its sole and reasonable discretion), with respect to each Real Property that is acquired by a Loan Party that, together with any improvements thereon, individually has a fair market value of at least $5,000,000, comply with the Collateral and Guarantee Requirements; it being understood and agreed that, with respect to any Real Property owned by any Subsidiary or other Person at the time such Subsidiary or Person becomes a Loan Party, such Real Property shall be deemed to have been acquired by such Subsidiary or other Person on the first day on which it becomes a Loan Party hereunder.

Section 6.12 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits;

(ii) obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and

(iii) in each case to the extent the Loan Parties or Subsidiaries are required to do so by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any Real Property in accordance with applicable Environmental Laws.

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Section 6.13 Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement or the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement. If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a Mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14 Designation of Subsidiaries.

The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.11 (it being understood that if no Test Period cited in Section 7.11 has passed, the covenant in Section 7.11 for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended) whether or not then in effect, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of $100,000,000 or any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

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Section 6.15 Maintenance of Ratings.

In respect of the Borrower, use commercially reasonable efforts to (i) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s.

Section 6.16 Post-Closing Covenants.

Except as otherwise agreed by the Administrative Agent in its sole and reasonable discretion, the Borrower shall, and shall cause each of the other Loan Parties to, deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 6.16 within the time periods set forth therein (or such longer time periods as determined by the Administrative Agent in its sole and reasonable discretion).

Section 6.17 Taxes.

(a) File or cause to be filed all federal and state Tax returns and other material Tax returns and reports that are required to be filed and pay all Taxes shown to be due and payable on such returns or otherwise assessed against it or imposed on any of its property, and all other material Taxes, fees or other charges required to be paid by it or imposed on it or any of its property by any Governmental Authority (other than (i) any Taxes the amount or validity of which is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect).

(b) Borrower will continue to be treated as and maintain its qualification as a “real estate investment trust” as defined in Section 856 of the Code for U.S. federal income tax purposes.

Section 6.18 Use of Proceeds.

(a) The proceeds of the Initial Term Loans shall be used solely for (i) the repayment in full of any and all Indebtedness of the Borrower and its Subsidiaries under the Mortgage Loan Agreement and to pay for Transaction Expenses, and (ii) to the extent any portion of the proceeds of the Initial Term Loans remain following application of the proceeds pursuant to the precedent clause (i), for general corporate purposes.

(b) The proceeds of the Revolving Credit Loans and the Letters of Credit shall be used solely for (i) the repayment in full of any and all Indebtedness of the Borrower and its Subsidiaries under the Existing REIT Revolving Credit Facility, and (ii) to the extent any portion of the Revolving Credit Loans remain following application of the proceeds pursuant to the precedent clause (i), for general corporate purposes.

Section 6.19 Know Your Customer.

The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

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Section 6.20 [Reserved]

Section 6.21 Leases.

(a) Use commercially reasonable efforts to enforce and comply with all material terms and provisions of the Operating Leases in all material respects.

(b) No later than thirty days prior to the expiration of the term of each Material Operating Lease, (i) extend (or obtain binding commitments to extend) the term of such Material Operating Lease or (ii) enter into (or enter into binding commitments to enter into prior to the expiration) a new Operating Lease with respect to the relevant Properties the terms of which are (x) substantially similar to those of the expiring Operating Lease, (y) consistent with those available in the market at such time for agreements pertaining to similarly situated properties and among similarly situated parties (as determined by the Borrower in good faith) and in connection with which the Administrative Agent has received reasonably satisfactory projections for the 12 month period after the date of entry into the new Operating Lease showing, on a pro forma basis after giving effect thereto, that the Loan Parties shall be in pro forma compliance with the financial covenant set forth in Section 7.11 (without giving effect to the proviso thereto) or (z) otherwise reasonably satisfactory to the Administrative Agent (whose consent to such terms shall not be unreasonably withheld, conditioned or delayed).

Section 6.22 Management Agreements.

Cause the Operating Lessees to use commercially reasonable efforts to enforce and comply with all material terms and provisions of the Management Agreements in all material respects.

Section 6.23 Property.

(a) Cause all Properties located in the United States to be owned by a Loan Party, an Unrestricted Subsidiary or a Specified Property Owning Entity; and

(b) Cause each Domestic Subsidiary that owns Properties located outside of the United States to be designated as a Specified Property Owning Entity.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements or obligations under Secured Hedge Agreements) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably satisfactory to the applicable L/C Issuer), then from and after the Closing Date:

Section 7.01 Liens.

Neither the Borrower nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

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(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(b) and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03(b);

(c) Liens for Taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by appropriate actions diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than 45 days or if more than 45 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

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(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(j) [Reserved];

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or, to the extent related to any of the foregoing, Section 7.02(r) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 (other than Section 7.05(e)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens (i) in favor of the Borrower or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Borrower or any Subsidiary Guarantor;

(n) any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) [Reserved];

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of

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Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t) Ground Leases in respect of Real Property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v) Liens on property of any Restricted Subsidiary that is not a Loan Party and that does not constitute Collateral, which Liens secure Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

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(y) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(u) and 7.01(w); provided that (i) such Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) [Reserved];

(cc) Liens with respect to property or assets of the Borrower or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (i) $60,000,000 and (ii) an amount of obligations that does not exceed in the aggregate an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 1.0%;

(dd) Liens to secure Indebtedness permitted under Sections 7.03(q) or 7.03(s); provided that the representative of the holders of each such Indebtedness becomes party to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, the Junior Lien Intercreditor Agreement as a “First Lien Representative” (as defined in the Junior Lien Intercreditor Agreement) and the First Lien Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Junior Lien Intercreditor Agreement as a “Second Lien Representative” (as defined in the Junior Lien Intercreditor Agreement);

(ee) Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (and any Permitted Refinancing of any of the foregoing); provided that (x) any such Liens securing any Permitted Refinancing in respect of such Permitted First Priority Refinancing Debt are subject to the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of such Permitted Second Priority Refinancing Debt are subject to the Junior Lien Intercreditor Agreement; and

(ff) deposits of cash made in the ordinary course of business with the owner or lessor of premises leased and operated by the Borrower or any of its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

Notwithstanding the foregoing, no consensual Liens shall exist on (x) Equity Interests that constitute Collateral, (y) any Real Property owned by the Borrower or any of its Restricted

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Subsidiaries (whether now owned or hereafter acquired) or (z) the Operating Leases, Ground Leases or Management Agreements (or any right or interest therein (including any rent payable thereunder)), in each case other than pursuant to Sections 7.01(a), 7.01(dd) and 7.01(ee).

Section 7.02 Investments.

Neither the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make any Investments, except:

(a) Investments by the Borrower or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, managers and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $5,000,000;

(c) Investments by the Borrower or any of its Restricted Subsidiaries in the Borrower or any of its Restricted Subsidiaries or any Person that will, upon such Investment become a Restricted Subsidiary; provided that any Investment made by any Person that is not a Loan Party in any Loan Party pursuant to this Section 7.02(c) shall be subordinated in right of payment to the Loans; provided, further, that the aggregate amount of Investments made pursuant to this Section 7.02(c) in Restricted Subsidiaries that are not Loan Parties shall not exceed at any time outstanding an amount of Investments that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 3.0%;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of transactions permitted under Sections 7.03 (other than 7.03(c) and 7.03(d)), 7.04 (other than 7.04(b)(ii)(y), 7.04(c), 7.04(d) and 7.04(e)), 7.05 (other than 7.05(d)(ii) or 7.05(e)) and 7.13, respectively, or Investments in the amount that is permitted to be made or declared as a Restricted Payments under 7.06 (other than 7.06(e));

(f) Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

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(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 7.11 if the covenant set forth in Section 7.11 is then in effect after giving effect to such acquisition or Investment and any related transactions; (ii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11; (iv) immediately prior to, and after giving effect thereto, no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom; (v) to the extent such acquisition is, in whole or in part, funded by the proceeds of any Revolving Credit Loans, the board of directors (or similar governing body) of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn); (vi) any Person or asset or division as acquired in accordance herewith shall be in the business of owning hotel properties; and (vii) the aggregate amount of Investments made in Persons that do not become Loan Parties, or, in the case of an asset acquisition, assets that are not acquired by any Loan Party, when taken together with the total consideration for all such Persons and assets so acquired after the Closing Date, shall not exceed at any time outstanding an amount that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 3.0% (any such acquisition, a “Permitted Acquisition”); provided that, the Borrower shall provide to the Administrative Agent, prior to the consummation of any Permitted Acquisition (A) a notice of the Permitted Acquisition and (B) a certificate signed by a Responsible Officer certifying as to compliance with clauses (i) and (vii) above;

(j) [Reserved];

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

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(m) [Reserved];

(n) [Reserved];

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent of the Borrower;

(q) Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary contemplated pursuant to Section 7.02(i)(vii);

(s) Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(t) Guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(u) so long as, immediately prior to and immediately after giving effect thereto, no Event of Default has occurred and is continuing, Investments in an aggregate amount outstanding not to exceed at any time the FFO Builder Basket on such date;

(v) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this Section 7.02(v) and Section 7.02(y) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (i) $200,000,000 and (ii) an amount of Investments that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 3.0%;

(w) other Investments not to exceed the greater of (x) $200,000,000 and (y) an amount of Investments that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 3.0% at any time outstanding;

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(x) Investments in any Similar Business having an aggregate fair market value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (x), not to exceed an amount of Investments that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0% at any time outstanding (at the time such Investment is made) in the aggregate;

(y) Investments in joint ventures of the Borrower or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this Section 7.02(y) and Section 7.02(v) that are at that time outstanding, not to exceed the greater of (i) $200,000,000 and (ii) an amount of Investments that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 3.0%; and

(z) cash Investments in, or contributions of Real Property to, Specified Property Owning Entities the proceeds of which are intended to be used by each such Specified Property Owning Entity to acquire, develop, construct, improve or renovate Properties.

For purposes of compliance with this Section 7.02, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amount which increases the FFO Builder Basket).

Section 7.03 Indebtedness.

Neither the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) Indebtedness owed to the Borrower or any Restricted Subsidiary outstanding on the Closing Date and any refinancing thereof with Indebtedness owed to the Borrower or any Restricted Subsidiary in a principal amount that does not exceed the principal amount (or accreted value, if applicable) of the intercompany Indebtedness so refinanced; provided that (x) any amount in excess of $5,000,000 owed by a Restricted Subsidiary that is not a Loan Party (including a Specified Property Owning Entity) to a Loan Party shall be evidenced by an Intercompany Note and (y) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note;

(c) Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) in the case of any Guarantee of Indebtedness of any Restricted Subsidiary that

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is not a Loan Party by any Loan Party, such Guarantee is permitted under Section 7.02 and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary; provided that (A) in the case of any Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party, such Indebtedness is permitted under Section 7.02; provided that any amount in excess of $5,000,000 owed by a Restricted Subsidiary that is not a Loan Party (including a Specified Property Owning Entity) to a Loan Party shall be evidenced by an Intercompany Note and (B) all such Indebtedness of any Loan Party owed to any Person or Restricted Subsidiary that is not a Loan Party shall be evidenced by an Intercompany Note and shall be subordinated in right of payment to the Loans (for the avoidance of doubt, any such Indebtedness owing to a Restricted Subsidiary that is not a Loan Party shall be deemed to be expressly subordinated in right of payment to the Loans unless the terms of such Indebtedness expressly provide otherwise);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset, (ii) Attributable Indebtedness arising out of sale-leaseback transactions and (iii) any Permitted Refinancing of any of the foregoing, in an aggregate principal amount of Indebtedness at any time outstanding under this Section 7.03(e) not to exceed the greater of (x) $125,000,000 and (y) an amount of Indebtedness that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0%, in each case determined at the time of incurrence;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any Permitted Refinancing thereof; provided that immediately after giving pro forma effect to such Permitted Acquisition and the assumption of such Indebtedness, (i) if Secured Indebtedness, the Senior Loan-to-Value Ratio as of the last day of the most recently ended Test Period on or prior to the date of determination is no greater than 45.0% and (ii) either (x) the Interest Coverage Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination would be greater than immediately prior to such transactions or (y) after incurring at least $1.00 of additional Indebtedness the Interest Coverage Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination would be equal to or greater than 2.0 to 1.0; provided that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party under this Section 7.03(g),

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together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(q) or 7.03(w), does not exceed in the aggregate an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0% at any time outstanding determined at the time of incurrence;

(h) Indebtedness representing deferred compensation to employees of the Borrower or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i) Indebtedness of the Borrower or any Restricted Subsidiary under the Senior Notes Indenture and the New Senior Notes Indenture in an aggregate principal amount not to exceed $1,300,000,000 and any Permitted Refinancing thereof;

(j) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l) obligations in respect of Treasury Services Agreements and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case in connection with deposit accounts;

(m) Indebtedness of the Borrower and the Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of (x) $250,000,000 and (y) an amount of Indebtedness that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 4.0%;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

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(q) Indebtedness incurred on (x) a pari passu basis with the Facilities or (y) a junior basis to the Facilities in an aggregate principal amount, not to exceed (A) when aggregated with the amount of Incremental Term Loans and Incremental Revolving Credit Commitments pursuant to Section 2.14(d)(v)(A), $600,000,000 plus (B) when aggregated with the amount of Incremental Term Loans and Incremental Revolving Credit Commitments pursuant to Section 2.14(d)(v)(B), an unlimited amount so long as the Senior Loan-to-Value Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, as if any Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, available under such Incremental Commitments had been outstanding on the last day of such period, and, in each case, (x) with respect to any Incremental Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available thereunder, (y) without netting the cash proceeds of any such Incremental Loans and (z) including the aggregate amount concurrently established under clause (A) (unless previously repaid), does not exceed 45.0%; provided that any Indebtedness incurred in the form of loans under clause (B) above that is secured by a Lien on the Collateral on a pari-passu basis with the Facilities shall be subject to the “MFN” provisions set forth in Section 2.14(e)(iii); and; provided that such Indebtedness shall (A) in the case of clause (x) above, have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of clause (y) above, have a maturity date that is at least 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (B) in the case of clause (x) above, have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and, in the case of clause (y) above, shall not be subject to scheduled amortization prior to maturity, (C) if such Indebtedness is incurred or guaranteed on a secured basis by a Loan Party with respect to Collateral, be subject to the Junior Lien Intercreditor Agreement and, if the Indebtedness is secured on a pari passu basis with the Facilities, be (x) in the form of debt securities and (y) subject to the First Lien Intercreditor Agreement, (D) no such Indebtedness may be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral and (E) have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (E) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (D), shall be conclusive unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party under this Section 7.03(q), together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(w), does not exceed in the aggregate an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0% at any time outstanding determined at the time of incurrence;

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(r) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s) Permitted Ratio Debt and any Permitted Refinancing thereof;

(t) Credit Agreement Refinancing Indebtedness;

(u) Unsecured or subordinated Indebtedness owed by the Borrower to Parent the aggregate principal amount of which at any time outstanding may not exceed the greater of (x) $300,000,000 and (y) an amount of Indebtedness that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 5.0%;

(v) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed an amount of Indebtedness that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 1.0% as of any date of incurrence;

(w) Unsecured Indebtedness of the Borrower or any Restricted Subsidiary, so long as the Interest Coverage Ratio on a consolidated basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period and, without duplication, Permitted Refinancings of such Indebtedness; provided that such Indebtedness (i) shall have a maturity date that is at least 91 days after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities, (iii) shall not be subject to scheduled amortization and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness may not be guaranteed by any Person which is not a Loan Party and (v) shall have terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are not materially less favorable (when taken as a whole) to the Borrower than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of the Borrower as to the satisfaction of the conditions described in this clause (iv) delivered at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (iv), shall be conclusive

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unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further, that any such Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party under this Section 7.03(w), together with any Indebtedness incurred by a Restricted Subsidiary that is not a Loan Party pursuant to Sections 7.03(g) or 7.03(q) does not exceed in the aggregate an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0% at any time outstanding determined at the time of incurrence;

(x) Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06(g); and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(x) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Sections 7.03(a) through 7.03(x) above, the Borrower shall, in its sole discretion, classify or later divide or classify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a).

Section 7.04 Fundamental Changes.

Neither the Borrower nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, reorganize itself in any non-U.S. jurisdiction or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the Laws of the United States, any state thereof or the District of Columbia or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve or the Borrower or any Restricted Subsidiary may change its legal form (x) if the Borrower determines in good faith that such

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action is in the best interest of the Borrower and its Restricted Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business are otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or 7.05 (other than Section 7.05(e)) or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder and Liens granted thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents and (F) such merger shall be permitted or not restricted under Section 7.02; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02 (other than Section 7.02(e)); provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement; and

(f) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)).

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Section 7.05 Dispositions.

Neither the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a) (i) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries outside the ordinary course of business in an aggregate amount not to exceed $15,000,000;

(b) Dispositions of inventory or goods (or other assets, including timeshare and residential assets, furniture and equipment) held for sale and immaterial assets (including allowing any registrations or any applications for registration of any immaterial intellectual property to lapse or go abandoned in the ordinary course of business), in each case, in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) to the extent constituting Dispositions, transactions permitted by Sections 7.01 (other than Section 7.01(1)(ii)), 7.02 (other than Section 7.02(e) and Section 7.02(s)), 7.04 (other than Section 7.04(b)(ii) and Section 7.04(f)) and 7.06;

(f) [Reserved];

(g) Dispositions of Cash Equivalents;

(h) (i) by operation of the Operating Leases, (ii) other leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries and (iii) Dispositions of intellectual property that do not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries so long as the Borrower or any of its Restricted Subsidiaries receives a license or other ownership rights to use such intellectual property;

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(i) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this Section 7.05(j) for a purchase price in excess of $50,000,000 the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), 7.01(r)(ii), 7.01(dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and 7.01(ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents)); provided, however, that for the purposes of this Section 7.05(j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $125,000,000 and (y) an amount that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 2.0% at any time (net of any non-cash consideration converted into cash and Cash Equivalents);

(k) [Reserved];

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions permitted under Section 7.03(e);

(n) any swap of assets in exchange for services or other assets of comparable or greater value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p) the unwinding of any Swap Contract pursuant to its terms;

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(q) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements, and

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights,

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) (other than, to the extent constituting Dispositions, transactions permitted by Sections 7.02 or 7.04), 7.05(i) and 7.05(p) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments.

Neither the Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and other Restricted Subsidiaries of the Borrower (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) the payment of any distribution or other action which the Borrower believes in good faith is necessary either to maintain the Borrower’s status as a real estate investment trust under the Code or to enable the Borrower to avoid payment of any Tax that could be avoided by reason of a distribution or other action by the Borrower, including actions necessary to maintain the pairing arrangement of the Borrower’s Class B common stock with the Parent’s common stock (other than in connection with a voluntary share repurchase by the Borrower);

(d) the Borrower may make a Restricted Payment with respect to preferred interests issued to satisfy the “100 shareholders” REIT qualification requirement under Section 856(a)(5) of the Code (“REIT Distribution”) in an amount not exceeding $100,000 per annum in the aggregate;

(e) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Section 7.02(e)), 7.04 or 7.08 (other than Sections 7.08(b) and 7.08(e));

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(f) repurchases of Equity Interests in the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) the Borrower and each Restricted Subsidiary may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrower) upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrower); provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(g) shall not exceed $10,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the net cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries;

(h) so long as no Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount not to exceed the FFO Builder Basket on such date;

(i) payments or other transactions pursuant to any Tax-sharing agreement between the Borrower, any Restricted Subsidiary or any other Person with which the Borrower or the Restricted Subsidiary files a consolidated Tax return or with which the Borrower or the Restricted Subsidiary is part of a consolidated group for Tax purposes, provided that, in the case of a Tax-sharing agreement, such payments shall not exceed the amount of the Tax liability that would have been incurred by the Borrower or such Restricted Subsidiary if the Borrower or the Restricted Subsidiary had filed a separate Tax return on a stand-alone basis for the period to which such payment is attributable;

(j) payments made or expected to be made by the Borrower or any of the Restricted Subsidiaries in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(k) the Borrower or any Restricted Subsidiary may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(l) [Reserved];

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(m) so long as no Default has occurred and is continuing or would result therefrom, additional Restricted Payments in an aggregate amount at any time outstanding not to exceed the greater of (x) $300,000,000 and (y) an amount that would result in an Incremental Loan-to-Value Ratio of the Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period on or prior to the date of determination equal to 5.0%; and

(n) Restricted Payments that are made (i) in an amount equal to the amount of Excluded Contributions previously received or (ii) without duplication with clause (i), in an amount equal to the Net Proceeds from a Disposition in respect of property or assets acquired after the Closing Date, if the acquisition of such property or assets was financed with Excluded Contributions.

Section 7.07 Change in Nature of Business.

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates.

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, in each case involving consideration in excess of $10,000,000 (in one transaction or a series of related transactions) other than (a) loans and other transactions among the Borrower and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) [Reserved], (d) [Reserved], (e) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (f) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) customary payments by the Borrower and any of its Restricted Subsidiaries to the Investors or their Affiliates made for any financial, advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) and this Agreement, (j) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Borrower or any

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Restricted Subsidiary owning an equity interest or otherwise controlling such joint venture or similar entity or (k) entering into or modifying leases or related agreements among the Borrower, the Parent and any Restricted Subsidiary with terms that permit the leases or related agreements to comply with requirements applicable to real estate investment trusts under the Code, including the requirement that the leases be respected as “true leases” under the Code, and to enable the Borrower to avoid the payment of any Tax provided that such new or modified leases or related agreements are on terms that, taken as a whole, are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate.

Section 7.09 Burdensome Agreements.

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or to make or repay intercompany loans and advances to the Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Loans and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower and are not applicable to any other Restricted Subsidiary or the properties or assets of any other Restricted Subsidiary; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03 but solely to the extent such restriction relates to the property financed by or secured by such Indebtedness, (iv) arise in connection with any Disposition permitted by Sections 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any such negative pledge or restriction on Liens relates to the property the acquisition of which was financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) are evidenced by the Senior Notes Indenture, the New Senior Notes Indenture or any agreement or indenture relating to a Permitted Refinancing thereof, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are

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customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) arise in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit and (xiii) are customary restrictions (as reasonably determined by the Borrower) that arise in connection with any Lien permitted by Sections 7.01(a), (b), (e), (f), (i), (k), (l), (p), (s), (u), (w), (z), (aa) and (ee) and relate to the property subject to such Lien.

Section 7.10 Use of Proceeds.

The Borrower shall not directly, or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or request any Loan the proceeds of which will be used, or loaned, contributed, or otherwise made to any Subsidiary, joint venture partner or, to the knowledge of the Borrower, other Person (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Law, or to fund any activities or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding, is subject of any Sanctions to the extent prohibited by applicable Sanctions or Anti-Corruption Laws or (ii) in any other manner that would result in a violation of any Anti-Corruption Laws or Sanctions by any party to this Agreement.

Section 7.11 Financial Covenant.

The Borrower will not permit the Senior Loan-to-Value Ratio as of the last day of a Test Period (commencing with the Test Period ending September 30, 2016) to exceed 45% (provided that the provisions of this Section 7.11 shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans and/or Letters of Credit (excluding up to $30,000,000 of Letters of Credit and other Letters of Credit which have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer) that are issued and/or outstanding is equal to or less than 25% of the Revolving Credit Facility).

Section 7.12 Fiscal Year.

The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), any subordinated Indebtedness incurred under Section 7.03(g) or any other Indebtedness that is or is required to be subordinated, in right of payment or as to Collateral, to the Obligations pursuant to the terms of the Loan

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Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation (in each case, a “Restricted Debt Payment”), except (i) the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent not prohibited by the subordination provisions contained in the Intercompany Note and (iv) so long as no Default has occurred and is continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the FFO Builder Basket at such time.

(b) The Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14 Certain Amendments.

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly:

(a) terminate, amend, modify or change its respective organizational documents, if such termination, amendment, modification or change would be materially adverse to the interests of the Lenders;

(b) permit any Loan Party or its Subsidiaries to enter into, terminate, cancel, amend, restate, supplement or otherwise modify any Material Operating Lease (in each case, except in connection with an extension or entry into a new Material Operating Lease in compliance with Section 6.21(b)) in a manner no less favorable in any material respect, taken as a whole, to the Borrower and the Restricted Subsidiaries than the Material Operating Lease being replaced, terminated, canceled, amended, restated, supplemented or otherwise modified unless (i) consistent with those available in the market at such time for agreements pertaining to similarly situated properties and among similarly situated parties (as determined by the Borrower in good faith) and in connection with which the Administrative Agent has received reasonably satisfactory projections for the 12 month period after the date of such termination, cancellation, restatement, supplement, entry or other modification showing, on a pro forma basis after giving effect thereto, that the Loan Parties shall be in pro forma compliance with the financial covenant set forth in Section 7.11 (without giving effect to the proviso thereto) or (ii) otherwise reasonably satisfactory to the Administrative Agent (whose consent to such terms shall not be unreasonably withheld, conditioned or delayed); provided that nothing in this clause (b) is intended to restrict (x) mergers or consolidations of Loan Parties permitted under Section 7.04, (y) acquisitions of Properties or (z) any Disposition completed in accordance with Section 7.05;

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(c) permit any Property to cease to be wholly owned by a Loan Party or ground leased by a Loan Party pursuant to a long term Ground Lease which has been reviewed and approved by the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) except in connection with a Disposition completed in accordance with Section 7.05; or

(d) permit any Operating Lessee to terminate or to amend, modify or change any Management Agreement in any material respect without the prior written consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld); provided that nothing in this clause (d) is intended to restrict (x) mergers or consolidations of Loan Parties permitted under Section 7.04, (y) acquisitions of Properties or (z) any Disposition completed in accordance with Section 7.05.

Section 7.15 Anti-Money Laundering.

The Borrower shall not, nor shall the Borrower permit any of the Restricted Subsidiaries to, directly or indirectly:

(a) (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any applicable Sanctions or laws related to money laundering or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions.

(b) Cause or permit any of the funds of the Borrower and any Restricted Subsidiary that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Credit Extensions would be in violation of Law.

Section 7.16 Permitted Activities of Specified Property Owning Entities.

Notwithstanding anything to the contrary in this Agreement, each Specified Property Owning Entity shall not (a) incur, directly or indirectly, any Indebtedness for borrowed money other than intercompany indebtedness in accordance with Section 7.03(b) and (d); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than as permitted under Sections 7.01(c), (d), (e), (f), (g), (h), (i), (s), (t) and (x); (c) engage in any business or activity or own any material assets other than the ownership, acquisition, development, construction, repair, improvement, renovation, disposition or leasing of the Properties and activities incidental thereto; (d) except as otherwise permitted pursuant to Sections 7.04 or 7.05, consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person other than with, into or to a Loan Party (provided that such Loan Party shall have complied with the Collateral and Guarantee Requirements) or any other Specified Property Owning Entity; (e) subject to Section 6.16, own any Subsidiary; and (f) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Specified Property Owning Entity except to the extent permitted by the Loan Documents.

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ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; provided that a Default as a result of a breach of Section 7.11 (a “Financial Covenant Event of Default”) is subject to cure pursuant to Section 8.05; provided further that a Financial Covenant Event of Default shall not constitute an Event of Default with respect to any Term Loans unless and until the Revolving Credit Lenders have declared all amounts outstanding under the Revolving Credit Facility (if any) to be immediately due and payable and all outstanding Revolving Credit Commitments to be immediately terminated, in each case in accordance with this Agreement, and such declaration has not been rescinded on or before such date (the “Term Loan Standstill Period”); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than $100,000,000; or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such

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Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to Secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.

(f) Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Sections 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

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(k) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or (ii) any of the Equity Interests of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents; or

(l) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease (or any Loan Party shall so assert) to be (A) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation and (B) “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable, or any Loan Party or Affiliate thereof shall so assert; or

(n) Operating Leases and Management Agreements. (i) Any default, event of default or similar event occurs under any Material Operating Lease, subject to applicable notice or grace periods, as a result of non-payment, or bankruptcy or insolvency of any party thereto, (ii) any other default, event of default or similar event occurs under any Material Operating Lease that results in the acceleration or early termination of such Material Operating Lease, or (iii) any event of default occurs under any Material Management Agreement, subject to applicable notice or grace periods, as a result of non-payment, or bankruptcy or insolvency in relation to the applicable Operating Lessee.

Section 8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the

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Term Loan Standstill Period, at the request of the Required Revolving Credit Lenders under the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, L/C Obligations, Letters of Credit and L/C Credit Extensions):

(i) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise (or direct the Collateral Agent to exercise) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law or in equity;

provided that, upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01(f) or 8.01(g), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not individually, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 2.5% of Total Assets (and, when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a fair market value in excess of 7.5% of Total Assets).

Section 8.04 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent or the Collateral Agent, as applicable, in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

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Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date;

Sixth, as provided in the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

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Section 8.05 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that an Event of Default under the covenant set forth in Section 7.11 has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending 10 Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter, the Borrower may either (i) prepay the Term Loans in an amount, or (ii) credit to the Covenant Cure Account in an amount, in each case sufficient to ensure that, if that amount was deducted from the aggregate amount of the Loans, no such Event of Default would be continuing (either (i) or (ii), a “Financial Covenant Cure”); provided that, in the case of clause (ii), beginning on such date the Borrower and any other Loan Party shall be prohibited from withdrawing any amount from the Covenant Cure Account (and the Collateral Agent shall block any such withdrawals from the Covenant Cure Account) until the next date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b) and the Compliance Certificate pursuant to Section 6.02(a) indicating that the Borrower is in compliance with the covenant set forth in Section 7.11 without taking into account such Financial Covenant Cure effected pursuant to clause (ii). Immediately following prepayment of Loans or credit to the Covenant Cure Account as contemplated above, the Borrower’s compliance with the covenant set forth in Section 7.11 shall be re-tested and assuming such amount had been so prepaid or credited on the date of re-test.

(b) (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Financial Covenant Cure is made, (ii) no more than five Financial Covenant Cures may be made in the aggregate during the term of this Agreement and (iii) the amount of any Financial Covenant Cure shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.11 for any applicable period.

(c) If, for a Test Period that follows the exercise of a Financial Covenant Cure of the type set forth in subsection (a)(ii) above in a preceding Test Period, the Borrower and its Subsidiaries would be in compliance with the covenant set forth in Section 7.11 regardless of any amount previously credited to the Covenant Cure Account, then any amounts previously credited to such account shall be released for reallocation or withdrawal at the Borrower’s discretion to the extent that such release would not cause the Borrower and its Subsidiaries to cease to be in compliance with the covenant set forth in Section 7.11.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or

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responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) Each of the Secured Parties (by their acceptance of the benefits of the Collateral Documents) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d) Each Lender hereby and each other Secured Party (by its acceptance of the benefits of the Collateral Documents) hereby (i) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect and (ii) authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each Intercreditor Agreement as Administrative Agent or Collateral Agent, as applicable, and on behalf of such Lender or Secured Party.

(e) Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

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Section 9.02 Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent or Collateral Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03 Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent or any Agent-Related Person under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding the foregoing, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability

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or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

Section 9.04 Reliance by Agents.

Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan Standstill Period, the Required Revolving Credit Lenders under the Revolving Credit Facility only, and in such case only with respect to the Revolving Credit Commitments, Revolving Credit Loans, L/C Obligations, Letters of Credit and L/C Credit Extensions) in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof,

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shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

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Section 9.08 Agents in Their Individual Capacities.

Deutsche Bank AG New York Branch and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though Deutsche Bank AG New York Branch were not the Administrative Agent, the Collateral Agent, or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Deutsche Bank AG New York Branch or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent nor any Affiliate thereof shall be under any obligation to provide such information to them. With respect to its Loans, Deutsche Bank AG New York Branch and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, the Collateral Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include Deutsche Bank AG New York Branch in its individual capacity. Any successor to Deutsche Bank AG New York Branch as the Administrative Agent or the Collateral Agent shall also have the rights attributed to Deutsche Bank AG New York Branch under this Section 9.08.

Section 9.09 Successor Agents.

Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon 30 days’ notice to the Lenders and the Borrower and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon 10 days’ notice to the Lenders. If the Administrative Agent or the Collateral Agent resigns under this Agreement or is removed by the Borrower, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and

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10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or 10 days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent.

Section 9.10 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or the Collateral Agent) shall be (to the fullest extent permitted by provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such

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payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the Borrower (on behalf of itself and its Restricted Subsidiaries), the Administrative Agent and each Secured Party agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Administrative Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such Disposition and (B) the Administrative Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition.

No holder of any Obligations under a Secured Hedge Agreement or Treasury Services Agreement in its respective capacity as such shall have any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement.

Each of the Lenders hereby irrevocably authorizes (and by entering into a Secured Hedge Agreement with respect to any Secured Hedge Agreement or by entering into documentation in connection with any Treasury Services Agreement, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

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(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable requirements of Laws following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to any contingent or unliquidated claim that is an Obligation the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph is entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

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Section 9.11 Collateral and Guaranty Matters.

The Lenders irrevocably agree:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full in cash in immediately available funds of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit (or if such Letters of Credit have been backstopped by letters of credit reasonably satisfactory to the applicable L/C Issuers or deemed reissued under another agreement reasonably satisfactory to the applicable L/C Issuers) (the “Discharge of Obligations”), (ii) at the time the property subject to such Lien is Disposed as part of or in connection with any Disposition permitted hereunder to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.11(c) below;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(u) or 7.01(w) (to the extent required by the terms of the obligations secured by such Liens);

(c) that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty in the circumstances described in Section 11.10; provided that, in the case of any circumstances described in the first paragraph of Section 11.10, no such release shall occur if such Guarantor continues to be a guarantor in respect of any Indebtedness for borrowed money permitted under Section 7.03 with an aggregate outstanding principal amount in excess of $100,000,000 or any Junior Financing; and

(d) that the Administrative Agent and the Collateral Agent may, without any further consent of any Lender, enter into (i) a First Lien Intercreditor Agreement with the collateral agent or other representatives of holders of Permitted Ratio Debt that is intended to be secured on a pari passu basis with the Obligations and/or (ii) a Junior Lien Intercreditor Agreement (it being understood and agreed that this Agreement is the Initial First Lien Credit Agreement under and as defined in the Junior Lien Intercreditor Agreement) with the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The

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Administrative Agent and the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement entered into by the Administrative Agent and the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11. In connection with any such release or subordination, the Borrower shall deliver a certificate of a Responsible Officer to the Administrative Agent requesting such release and/or subordination and certifying that such release and/or subordination, and any Liens incurred in connection therewith, are permitted under the Loan Documents and the Administrative Agent may rely exclusively upon such certificate as to whether such release and/or subordination and any such other Liens are permitted.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.12 Other Agents and Lead Arrangers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arranger” or “co-syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such (to the extent such Person is a Lender). Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Withholding Tax Indemnity.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts

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a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.13. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this Section 9.13 shall include each L/C Issuer.

Section 9.14 Appointment of Supplemental Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint one or more additional individual(s) or institution(s) selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral

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Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clauses (g) or (j) below, shall only require the consent of such Loan Party and the Required Revolving Credit Lenders or the Required Facility Lenders under the applicable Facility, as applicable; provided, further, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Consolidated Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the third proviso to this Section 10.01)

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any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Consolidated Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of Sections 8.04 or 10.01 or the definition of “Required Revolving Credit Lenders,” “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Sections 7.04 or 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) (1) waive any condition set forth in Section 4.02 as to any Credit Extension under one or more Revolving Credit Facilities or (2) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Revolving Credit Facilities and does not directly affect Lenders under any other Facility (including any waiver, amendment or modification of Section 7.11 or the definition of “Loan-to-Value Ratio” or the component definitions thereof (but only to the extent of any such component definition’s effect on the definition of “Loan-to-Value Ratio” for the purposes of Section 7.11)), in each case, without the written consent of the Required Facility Lenders under such applicable Revolving Credit Facility or Facilities (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (g) shall not require the consent of any Lenders other than the Required Facility Lenders under such Facility or Facilities;

(h) amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby;

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Loans and Incremental Revolving Credit Commitments, under Section 2.15 with respect to Refinancing Term Loans and Other Revolving Credit Commitments and under Section 2.16 with respect to Extended Term Loans or Extended Revolving Credit Commitments and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans,

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Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (i) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments, as the case may be; or

(j) waive, amend, or otherwise modify Sections 2.05(b)(vi) or 2.12 in a manner that would alter the pro rata sharing and pro rata sharing of payment provisions and waterfall provisions set forth in the Loan Documents without the written consent of each Lender adversely affected thereby; and

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Issuance Request relating to any Letter of Credit issued or to be issued by it; (ii) [Reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.07(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of the Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of any Facility in respect of payments or Collateral hereunder in a manner different than such amendment affects other Facilities. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

The Administrative Agent and, to the extent contemplated by such agreement, the Borrower may amend, restate, amend and restate or otherwise modify any Intercreditor Agreement to give effect thereto or to carry out the purposes thereof without the consent of any Lender so long as such amendment, supplement, waiver or modification is not materially adverse to the Lenders.

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Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (x) to correct or cure ambiguities, errors, omissions or defects, (y) to effect administrative changes of a technical or immaterial nature or (z) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, any Refinancing Amendment in accordance with Section 2.15 and any Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document (other than as set forth in such Sections).

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent, an L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Collateral Agent and each L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand

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or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent or an L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law or in equity.

Section 10.04 Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Joint Bookrunners for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the

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consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to Skadden, Arps, Slate, Meagher & Flom LLP, one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole (and, in the case of an actual or perceived conflict of interest where each Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one other firm of counsel (and local counsel, if applicable) for each group of similarly situated affected Persons) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Joint Bookrunners and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lead Arrangers (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges (to the extent applicable) and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.05 Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, each L/C Issuer, each Lender, each Lead Arranger, each Joint Bookrunner and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities (but excluding any Environmental Liabilities resulting solely from acts or omissions by Persons other than the Loan Parties or any of their Subsidiaries after the Administrative Agent sells the respective property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and

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solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, document, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role or as a letter of credit issuer under any Facility and other than any claims arising out of any act or omission of the Borrower, the Investors or any of their respective Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower or any Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within 30 days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final

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and non-appealable judgment from a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(1), (B) in the case of any Assignee that is the Borrower or any of its Subsidiaries, Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h) or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, (x) no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender, (ii) a natural Person or (iii) to the Borrower or any of its Subsidiaries (except pursuant to Section 2.05(a)(v) or 10.07(m)) and (y) no Lender may assign any of its rights or obligations under the Revolving Credit Facility hereunder without

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the consent of the Borrower (not to be unreasonably withheld or delayed) unless (i) such assignment is to a Revolving Credit Lender or its Affiliate or (ii) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Sections 8.01(f) or (g) has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall have objected thereto within 10 Business Days after a Responsible Officer of the Borrower has received written notice thereof. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 10.07(b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender or its Affiliate, (iii) if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Sections 8.01(f) or (g) has occurred and is continuing or (iv) an assignment of all or a portion of the Loans pursuant to Section 10.07(1), Section 10.07(m) or Section 10.07(p);

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(1) or Section 10.07(m); and

(C) each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 (in the case of each Revolving Credit Loan or Revolving Credit Commitment), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 (in the case of each

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Revolving Credit Loan or Revolving Credit Commitment) or $1,000,000 (in the case of Term Loans) in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(C) other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material nonpublic information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(d).

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and 10.07(e), from and after the effective date specified in each

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Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower to the Administrative Agent pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related U.S. Department of the Treasury regulations (or any other relevant or successor provisions of the Code or of such U.S. Department of the Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders. Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than five Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.

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(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower, and each L/C Issuer, to such assignment and any applicable tax forms required pursuant to Section 3.01(d), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(e).

(f) Any Lender may at any time, without the consent of the Borrower, sell participations to any Person (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Department of the Treasury regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed.

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(h) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01 or 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in increased indemnification obligations to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities;

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provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrower and the Administrative Agent willing to accept its appointment as successor L/C Issuer. In the event of any such resignation of an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit M-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(iii) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 30% of the original principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv) as a condition to each assignment pursuant to this clause (1), the Administrative Agent shall have been provided a notice in the form of Exhibit M-2 in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.

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Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit M-2. In addition, any assignment by an Affiliated Lender shall be made pursuant to an Affiliated Lender Assignment and Assumption.

(m) Any Lender may, so long as no Default or Event of Default has occurred and is continuing and no proceeds of Revolving Credit Borrowings are applied to fund the consideration for any such assignment, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Borrower through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided that in connection with assignments pursuant to clause (y) above, (A) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(n) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom unless the action in question affects any Non-Debt Fund Affiliate in a disproportionately adverse manner than its effect on the other Lenders, or subject to Section 10.07(o), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent, the Collateral Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Required Class Lenders (in respect of a Class of Term Loans) or the Required Facility Lenders have taken any actions; and

(B) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders or all affected Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

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(o) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(p) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Total Outstandings and Revolving Credit Commitments held by Debt Fund Affiliates may not account for more than 50% (pro rata among such Debt Fund Affiliates) of the Total Outstandings and Revolving Credit Commitments of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(q) Notwithstanding anything herein to the contrary, the Administrative Agent shall have no responsibility for, or liability in connection with, monitoring or enforcing the prohibition on assignments or participations to Disqualified Lenders.

Section 10.08 Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its Affiliates’ managers, administrators, directors, officers, employees, trustees,

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partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07, counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information); (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arrangers, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder or (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender. In

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addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Borrower or any of its Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

Section 10.09 Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on their own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. No amounts set off from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

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Section 10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

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Section 10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE SITTING IN THE CITY OF NEW YORK (BOROUGH OF MANHATTAN), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTWITHSTANDING ANYTHING HEREIN OR IN ANY OTHER LOAN DOCUMENT TO THE CONTRARY, (A) A FINAL JUDGMENT IN ANY SUCH

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ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (B) WITH RESPECT TO ANY COLLATERAL, NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST ANY LOAN PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17 Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties party hereto, the Administrative Agent, the Collateral Agent and the L/C Issuers, and the Administrative Agent shall have been notified by each Lender and each L/C Issuer that such Lender or L/C Issuer has executed it, and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18 USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

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Section 10.19 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, Parent, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Lead Arranger or Affiliate thereof were not a Lender or Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, Parent, the Borrower, any Investor or any Affiliate of the foregoing. Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from Parent, the Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Lead Arrangers, Parent, the Borrower, any

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Investor or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in Parent, the Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Parent, the Borrower, an Investor or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, Lead Arranger or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Parent, the Borrower, an Investor or an Affiliate thereof.

Section 10.20 Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21 Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.01 or Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) the Borrower shall within 15 days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Sections 2.08(b) and 8.01.

Section 10.22 Judgment Currency.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall,

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notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

Section 10.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Loan Documents or any other agreement, arrangement or understanding among the parties hereto or thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and acknowledges and accepts to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

(c) The following terms shall for purposes of this Agreement have the meanings set forth below:

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

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“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

ARTICLE XI

GUARANTY

Section 11.01 The Guaranty.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Obligations (other than with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement or any Treasury Services Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

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Section 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent or any other Secured Party as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.10 or otherwise.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this

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Guaranty, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the termination of the Aggregate Commitments and the payment in full in cash in immediately available funds of all Obligations (other than (x) obligations under Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit (or the backstopping of such Letters of Credit by letters of credit reasonably satisfactory to the applicable L/C Issuers or the deemed reissuance under another agreement reasonably satisfactory to the applicable L/C Issuers), it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Sections 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing

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such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guaranty.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state, corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. For purposes of the foregoing, all Guarantees of such Guarantor other than the Guaranty shall be deemed to be enforceable and payable after the Guaranty.

Section 11.09 Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender or any other Secured Party shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary (any such Subsidiary Guarantor described in the foregoing

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clause (i) or (ii), a “Released Guarantor”), such Released Guarantor shall, upon the consummation of such sale or transfer or upon becoming an Excluded Subsidiary, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Released Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent and the Collateral Agent shall, at such Released Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.

Upon the Discharge of Obligations, this Agreement, the other Loan Documents and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such Discharge of Obligations pursuant to the terms of this Agreement or the other Loan Documents. The Collateral Agent shall, at each Guarantor’s expense, take such actions as are necessary to release any Collateral owned by such Guarantor in accordance with the relevant provisions of the Collateral Documents. Any execution and delivery of any document pursuant to the preceding sentence of this Section 11.10 shall be without recourse to or warranty by the Administrative Agent.

Section 11.11 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment (based on an equitable apportionment of such payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction). Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuers, the Lenders and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuers, the Lenders and the other Secured Parties for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12 Cross-Guaranty.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Guarantor as may be needed by such Specified Guarantor from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of any Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.12 for up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 11.12 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 11.12 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full and all Commitments have been terminated.

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Each Qualified ECP Guarantor intends that this Section 11.12 constitute, and this Section 11.12 shall be deemed to constitute, an agreement for the benefit of each Specified Guarantor for all purposes of the Commodity Exchange Act.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ESH HOSPITALITY, INC.

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Chief Financial Officer

CP ESH INVESTORS, LLC
EXTENDED STAY LLC
ESH H PORTFOLIO LLC
ESH SPARTANBURG GROUND LESSEE LLC
ESH ACQUISITIONS HOLDINGS LLC
ESH ACQUISITIONS LLC
ESH CANADA MEZZANINE C LLC
ESH CANADA MEZZANINE B LLC
ESH CANADA MEZZANINE A LLC
ESH MEZZANINE C LLC
ESH MEZZANINE B LLC
ESH MEZZANINE A LLC
ESA P PORTFOLIO MD BENEFICIARY L.L.C.
ESA CANADA BENEFICIARY L.L.C.
ESA CANADA ADMINISTRATOR L.L.C.
ESA P PORTFOLIO MD BORROWER L.L.C.
ESA CANADA PROPERTIES BORROWER L.L.C.

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Vice President and Treasurer

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and a Lender

By:	/s/ Mary Kay Cole
	Name:	Mary Kay
	Title:	Managing Director

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and L/C Issuer

By:	/s/ Jamie Gitler
	Name:	Jamie Gitler
	Title:	Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender and L/C Issuer

By:	/s/ John C. Rowland
	Name:	John C. Rowland
	Title:	Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and L/C Issuer

By:	/s/ Rebecca Kratz
	Name:	Rebecca Kratz
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ John Sletten
	Name:	John Sletten
	Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender and L/C Issuer

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC, as a Lender and L/C Issuer

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and L/C Issuer

By:	/s/ William O’Daly
	Name:	William O’Daly
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MACQUARIE CAPITAL FUNDING LLC, as a Lender

By:	/s/ Jeff Abt
	Name:	Jeff Abt
	Title:	Authorized Signatory

By:	/s/ Lisa Grushkin
	Name:	Lisa Grushkin
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Schedule 1.01A

Commitments

Lender	Revolving Credit Commitment	Term Commitment
Deutsche Bank AG New York Branch	$59,500,000	$1,300,000,000
JPMorgan Chase Bank, N.A.	$59,500,000	$0
Citibank, N.A.	$47,250,000	$0
Goldman Sachs Bank USA	$47,250,000	$0
Bank of America, N.A.	$31,500,000	$0
Morgan Stanley Bank, N.A.	$31,500,000	$0
Barclays Bank PLC	$31,500,000	$0
Credit Suisse AG, Cayman Islands Branch	$28,000,000	$0
Macquarie Capital Funding LLC	$14,000,000	$0
Total	$350,000,000	$1,300,000,000

Schedule 1.01C

Collateral Documents

Security Agreement, dated as of August 30, 2016, among the Grantors identified therein and Deutsche Bank AG New York Branch, as Collateral Agent.

Schedule 1.01D

Excluded Subsidiaries

i.	ESA P Portfolio L.L.C.

ii.	ESH/TN Properties L.L.C.

iii.	ESA LVP Portfolio LLC

iv	ESA UD Properties L.L.C.

v	ESA P Portfolio MD Trust

vi	ESA Canada Properties Trust

vii	ESA P Portfolio MD Borrower L.L.C.

viii	ESA Canada Properties Borrower L.L.C.

Schedule 1.01E

Operating Leases

i.    Lease Agreement, dated as of October 8, 2010, as amended pursuant to that certain First Amendment to Lease Agreement, dated as of April 9, 2012, as further amended by that certain Second Amendment to Lease Agreement, dated as of November 30, 2012, as further amended by that certain Third Amendment to Lease Agreement, dated as of December 13, 2012, as further amended by that certain Fourth Amendment to Lease Agreement, dated as of April 15, 2013, as further amended by that certain Fifth Amendment to Lease Agreement, dated as of November 11, 2013, as further amended by that certain Sixth Amendment to Lease Agreement, dated as of July 28, 2014, as further amended by that certain Seventh Amendment to Lease Agreement, dated as of December 8, 2015, as further amended by that certain Eighth Amendment to Lease Agreement, dated as of February 22, 2016, and as further amended as of the Closing Date, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee Inc., as Tenant.

ii.    Lease Agreement, dated as of October 8, 2010, as amended pursuant to that certain First Amendment to Lease Agreement, dated as of November 11, 2013, and as further amended pursuant to that certain Second Amendment to Lease Agreement, dated as of February 22, 2016, by and between ESA UD Properties L.L.C., as Landlord, and ESA 2007 Operating Lessee Inc., as Tenant.

iii.    Lease Agreement, dated as of December 31, 2013, by and between ESA LVP Portfolio LLC, as Landlord, and ESA LVP Operating Lessee LLC, as Tenant.

iv.    Lease Agreement, dated as of October 8, 2010, as amended pursuant to that certain First Amendment to Lease Agreement, dated as of November 30, 2012 and effective as of January 1, 2012, as further amended by that certain Second Amendment to Lease Agreement, dated as of November 11, 2013, as further amended by that certain Third Amendment to Lease Agreement, dated as of February 22, 2016, and as further amended as of the Closing Date, by and between ESA Canada Administrator L.L.C., as Landlord, ESA Canada Properties Trust, as Beneficial Owner, and ESA Canada Operating Lessee ULC, as Tenant.

Schedule 1.01F

Unrestricted Subsidiaries

None.

Schedule 1.01G

Management Agreements

i.    Management Agreement, dated as of November 11, 2013, as amended as of the Closing Date, by and between ESA Canada Operating Lessee ULC (Lessee) and ESA Management, LLC (Manager) and HVM Canada Hotel Management ULC (Canada Employer).

ii.    Management Agreement, dated as of November 11, 2013, as amended pursuant to that certain First Amendment to Management Agreement, dated as of July 28, 2014, as further amended by that certain Agreement Regarding Management Agreement, dated as of December 8, 2015, and as further amended as of the Closing Date, by and between ESA P Portfolio Operating Lessee LLC (Lessee) and ESA Management, LLC (Manager).

iii.    Management Agreement, dated as of November 11, 2013, by and between ESA 2007 Operating Lessee LLC (Lessee) and ESA Management, LLC (Manager).

iv.    Management Agreement, dated as of December 31, 2013, by and between ESA LVP Operating Lessee LLC (Lessee) and ESA Management, LLC (Manager).

Schedule 5.05

Certain Liabilities

i.    ESH Senior Notes.

ii.    Indebtedness incurred under the Credit Agreement, dated as of August 30, 2016, among ESH Hospitality, Inc., as the borrower, the guarantors party thereto from time to time and Extended Stay America, Inc., as the lender.

Schedule 5.06

Litigation

None.

Schedule 5.08

Ownership of Property; Liens

Ownership of Property

None.

Liens

None.

Schedule 5.09(a)

Environmental Matters

None.

Schedule 5.11(a)

ERISA Compliance

None.

Schedule 5.12

Subsidiaries and Equity Interests

	Subsidiary	Jurisdiction	Owner*
1.	CP ESH Investors, LLC	DE	ESH Hospitality, Inc.
2.	Extended Stay LLC	DE	CP ESH Investors, LLC
3.	ESA LVP Portfolio LLC	DE	Extended Stay LLC
4.	ESA UD Properties L.L.C.	DE	Extended Stay LLC
5.	ESH H Portfolio LLC	DE	Extended Stay LLC
6.	ESH Spartanburg Ground Lessee LLC	DE	Extended Stay LLC
7.	ESH Acquisitions Holdings LLC	DE	Extended Stay LLC
8.	ESH Acquisitions LLC	DE	ESH Acquisitions Holdings LLC
9.	ESH Mezzanine C LLC	DE	Extended Stay LLC
10.	ESH Canada Mezzanine C LLC	DE	Extended Stay LLC
11.	ESH Mezzanine B LLC	DE	ESH Mezzanine C LLC
12.	ESH Canada Mezzanine B LLC	DE	ESH Canada Mezzanine C LLC
13.	ESH Mezzanine A LLC	DE	ESH Mezzanine B LLC
14.	ESH Canada Mezzanine A LLC	DE	ESH Canada Mezzanine B LLC
15.	ESA P Portfolio L.L.C.	DE	ESH Mezzanine A LLC
16.	ESH/TN Properties L.L.C.	DE	ESH Mezzanine A LLC
17.	ESA P Portfolio MD Beneficiary L.L.C.	DE	ESH Mezzanine A LLC
18.	ESA Canada Beneficiary L.L.C.	DE	ESH Mezzanine A LLC
19.	ESA Canada Administrator L.L.C.	DE	ESH Mezzanine A LLC
20.	ESA P Portfolio MD Trust	DE	ESA P Portfolio MD Beneficiary L.L.C.
21.	ESA Canada Properties Trust	DE	ESA Canada Beneficiary L.L.C.
22.	ESA P Portfolio MD Borrower L.L.C.	DE	ESA P Portfolio MD Trust
23.	ESA Canada Properties Borrower L.L.C.	DE	ESA Canada Properties Trust

*	Owner holds 100% of Capital Stock unless otherwise noted.

Schedule 6.16

Post-Closing Covenants

i.    Releases of property-level liens created pursuant to the Mortgage Loan Agreement on or prior to December 31, 2016.

ii.    ESA P Portfolio MD Borrower L.L.C. shall be unwound or dissolved or merged with ESA P Portfolio MD Trust on or prior to November 30, 2016, following which the surviving entity shall be a Specified Property Owning Entity.

iii.    ESA Canada Properties Borrower L.L.C. shall be unwound or dissolved or merged with ESA Canada Properties Trust on or prior to November 30, 2016, following which the surviving entity shall be a Specified Property Owning Entity.

iv.    Within 14 days (or such longer period as the Administrative Agent shall determine in its reasonable discretion) of the Closing Date, the Collateral Agent shall have received insurance endorsements satisfying the requirements of Section 6.07.

v.    Within one day (or such longer period as the Administrative Agent shall determine in its reasonable discretion) of the Closing Date, the Borrower shall cancel, destroy or deliver to the Collateral Agent (or cause to cancel, destroy or deliver to the Collateral Agent) the following certificated membership interests:

•	Certificate No. 001 in New ESA Canada Operating Lessee LLC held by ESH Canada Mezzanine A-2 LLC

•	Certificate No. 003 in ESH/TN Properties L.L.C. held by ESH Mezzanine A LLC

•	Certificate No. 001 in New ESA P Portfolio Operating Lessee LLC held by ESH Mezzanine A-2 LLC

•	Certificate No. 001 in ESA P Portfolio Borrower L.L.C. held by ESA P Portfolio MD Trust

•	Certificate No. 001 in ESA Canada Properties Borrower L.L.C. held by ESA Canada Properties Trust

vi.    Within 30 days (or such longer period as the Administrative Agent shall determine in its reasonable discretion) of the Closing Date, the Borrower shall (or cause its relevant Subsidiaries to), to the extent achievable as a result of its or its relevant Subsidiaries’ use of reasonable best efforts, take such further action to give the Collateral Agent perfection by “control” for the purposes of Section 8-106 of the UCC over the beneficial interests in each of ESA P Portfolio MD Trust and ESA Canada Properties Trust.

Schedule 7.01(b)

Existing Liens

i.    Property-level liens created under mortgages, deeds of trust or other security instruments pursuant to the Mortgage Loan Agreement.1

[1]	The Mortgage Loan Agreement and the obligations thereunder have been terminated as of the Closing Date. Mortgages are to be released in accordance with the post-closing obligations set forth in Section 6.16.

Schedule 7.02(f)

Existing Investments

None.

Schedule 7.03(b)

Existing Indebtedness

i.    Indebtedness attributable to the redemption of 12.5% preferred stock of ESH Hospitality, Inc., issued as preferred units by ESH Hospitality, LLC, the predecessor of ESH Hospitality, Inc., on January 3, 2011, in an amount not to exceed $187,500.00.

Schedule 7.08

Transactions with Affiliates

i.    Credit Agreement, dated as of August 30, 2016, among ESH Hospitality, Inc., as the borrower, the guarantors party thereto from time to time and Extended Stay America, Inc., as the lender.

Schedule 7.09

Certain Contractual Obligations

i.    Any applicable restrictions found in documentation for property-level liens created pursuant to the Mortgage Loan Agreement and to be released in connection with the closing. 2

[2]	The Mortgage Loan Agreement and the obligations thereunder have been terminated as of the Closing Date. Mortgages are to be released in accordance with the post-closing obligations set forth in Section 6.16.

Schedule 10.02

Administrative Agent’s Office, Certain Addresses for Notices

Borrower:

c/o ESH Hospitality, Inc.

11525 North Community House Road

Charlotte, North Carolina 28277

Attention: Chief Legal Officer

Facsimile No.: (980) 335-3089

Attention: Chief Financial Officer

Facsimile No.: (980) 345-2090

http://www.extendedstayamerica.com/

with a copy to (which shall not constitute notice):

Centerbridge Partners, L.P.

375 Park Avenue

New York, New York 10152

Attention: William D. Rahm

Facsimile No.: (212) 672-5001

Attention: General Counsel and Scott Hopson

Facsimile No.: (212) 672-4501 and (212) 672-4526

and a copy to (which shall not constitute notice):

Paulson & Co. Inc.

1251 Avenue of the Americas, 50th Floor

New York, New York 10020

Attention: Michael Barr

Facsimile No.: (212) 351-5892

Attention: General Counsel

Facsimile No.: (212) 977-9505

and a copy to (which shall not constitute notice):

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: A.J. Agarwal

Facsimile No.: (212) 583-5725

Attention: General Counsel

Facsimile No.: (646) 253-8983

Attention: William J. Stein

Facsimile No.: (212) 583-5726

and a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: J. Christian Nahr

Facsimile No.: (212) 859-4000

and a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019-6099

Attention: Viktor Okasmaa

Facsimile No.: (212) 728-9270

Administrative Agent:

DB Services New Jersey, Inc.

Global Business Services

5022 Gate parkway, Suite 100

Jacksonville, FL 32256

Attention: Mark Kellam

Facsimile No.: (732) 380-3355

Deutsche Bank AG New York Branch

60 Wall Street, MS NYC60-0205

New York, New York 10005

Attention: MaryKay Coyle

Facsimile No: (212) 797-5690

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Steven M. Messina

Facsimile: (917) 777-3509

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	Deutsche Bank AG New York Branch, as Administrative Agent

Attention: [●]

[●]

Fax: [●]

Email: [●]

            , 20

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the Lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such teams in the Credit Agreement.

The undersigned Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans made on

☐	A continuation of Eurocurrency Rate Loans made on

to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount[2]

[1]	E.g., “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”, “Refinancing Term Loans”, “Revolving Credit Loans made pursuant to Section 2.01(b) of the Credit Agreement”, “Incremental Revolving Credit Loans”, “Extended Revolving Credit Loans” or “Other Revolving Credit Loans”.
[2]	Each Borrowing (other than Borrowings of Incremental Loans) of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $2,000,000, or a whole multiple of $1,000,000 in excess thereof. Each Borrowing (other than Borrowings of Incremental Loans) of, conversion to or continuation of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $20,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $20,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v) of the Credit Agreement) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(v) of the Credit Agreement).

(D)	Type of Loan[3]

(E)	Interest Period and the last day thereof[4]

(F)	Location and number of the Borrower’s account to which proceeds of Borrowings are to be disbursed:

The above request complies with the notice requirements set forth in the Credit Agreement.

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.]5

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 2.14(d) of the Credit Agreement have been satisfied.]6

(cont’d from previous page)

[3]	Specify Eurocurrency Rate Loan or Base Rate Loan.
[4]	Applicable for Eurocurrency Borrowings only.
[5]	Delete bracketed language if the Borrower is (x) requesting only (i) a conversion of Loans to the other Type or (ii) a continuation of Eurocurrency Rate Loans), or (y) making a Request for Credit Extension for an Incremental Loan. Update as needed for borrowings in connection with acquisitions and investments requiring limited conditionality.
[6]	Insert bracketed language if the Borrower is making a Request for Credit Extension for an Incremental Loan (which shall be governed by Section 2.14(d) of the Credit Agreement). Update as needed for borrowings in connection with permitted acquisitions and investments that require limited conditionality.

A-2

ESH HOSPITALITY, INC.

By:
Name:
Title:

A-3

EXHIBIT B

[FORM OF]

LETTER OF CREDIT ISSUANCE REQUEST

Dated                     1

Deutsche Bank AG New York Branch, as Administrative Agent

Attention: [●]

[●]

Fax: [●]

Email: [●]

L/C Issuer:                     2

Dear Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned Borrower hereby gives you notice pursuant to Section 2.03(b) of the Credit Agreement that it requests the issuance of a Letter of Credit under the Credit Agreement, and in that connection sets forth below the terms on which such Letter of Credit is requested to be made.

We hereby request that the L/C Issuer, in its individual capacity, issue a [standby][commercial]3 Letter of Credit for the account of the undersigned on                     4 (the “Date of Issuance”), which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of                     .5

[1]	Date of Letter of Credit Issuance Request. On or after the Closing Date and prior to the 30th day prior to the Letter of Credit Expiration Date.
[2]	Insert name and address of applicable L/C Issuer.
[3]	Subject to consent by the L/C Issuer.
[4]	Date of Issuance, which shall be a Business Day, and shall be at least two Business Days from the date hereof (or such shorter period as the L/C Issuer may agree in its sole discretion).
[5]	Aggregate initial amount of the Letter of Credit.

The beneficiary of the requested Letter of Credit will be                     6, and such Letter of Credit will be in support of                     7 and will have a stated expiration date of                     .8 The documents to be presented by such beneficiary in case of a drawing under such Letter of Credit will be                     .9 Attached hereto as Schedule 1 is the full text of any certificate to be presented by such beneficiary in case of any drawing under such Letter of Credit.

The above request complies with the notice requirements of the Credit Agreement.

The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Letter of Credit Issuance Request and on the date of the related Letter of Credit issuance, the conditions to extensions of credit specified in Section 4.02 of the Credit Agreement have been satisfied, both before and after giving effect to the issuance of the Letter of Credit requested hereby.

ESH HOSPITALITY, INC.

By:
Name:
Title:

[6]	Insert name and address of beneficiary.
[7]	Insert brief description of supportable obligations.
[8]	Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 2.03 of the Credit Agreement.
[9]	Insert documents to be presented by the beneficiary in case of a drawing under the Letter of Credit.

SCHEDULE 1

[see attached]

EXHIBIT C

[Reserved]

C-1

EXHIBIT D-1

LENDER: [●]

PRINCIPAL AMOUNT: $[●]

[FORM OF]

TERM NOTE

New York, New York

            , 20

FOR VALUE RECEIVED, the undersigned, ESH HOSPITALITY, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer) (i) in accordance with the provisions of the Credit Agreement, the lesser of (A) the principal amount set forth above and (B) the aggregate unpaid principal amounts of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) interest at the rate or rates per annum and on such dates as provided in the Credit Agreement on the unpaid aggregate principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon

D-1-1

the terms and conditions therein specified. This note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the Loan Documents referred to therein.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank]

D-1-2

ESH HOSPITALITY, INC.

By:
Name:
Title:

D-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/ Interest	Principal Balance of Note	Name of Person Making the Notation

D-1-4

EXHIBIT D-2

LENDER: [●]

PRINCIPAL AMOUNT: $[●]

[FORM OF]

REVOLVING CREDIT NOTE

New York, New York

            , 20

FOR VALUE RECEIVED, the undersigned, ESH HOSPITALITY, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in (and to the extent required by) the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

D-2-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank]

D-2-2

ESH HOSPITALITY, INC.

By:
Name:
Title:

D-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

D-2-4

EXHIBIT D-3

[Reserved]

D-3-1

EXHIBIT E-1

[FORM OF]

COMPLIANCE CERTIFICATE

            , 20

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent, and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

(a)	[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries and Parent and its consolidated Subsidiaries as of December 31, 20[ ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP[1], prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that such report may contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related to (i) an upcoming maturity date under any Indebtedness or (ii) any potential inability to satisfy any financial covenant (whether or not such failure has occurred). Also attached hereto as Exhibit A is supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.][2]

(b)	[Attached hereto as Exhibit A is the consolidated balance sheet of the Borrower and its Subsidiaries and Parent and its consolidated Subsidiaries as of [ ], 20[ ] and the related consolidated statements of income or operations for the fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous

[1]	Or any other independent registered public accounting firm of nationally recognized standing.
[2]	To be included if accompanying annual financial statements only. May be satisfied with respect to such financial information by furnishing the Borrower’s or Parent’s, as applicable, Form 10-K filed with the SEC.

E-1-1

fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail. These financial statements present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A is supplemental financial information necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.][3]

(c)	[Reserved.]

(d)	[Reserved.]

(e)	[Reserved.]

(f)	[Attached as Exhibit B hereto are copies of amendments to the Operating Leases, Ground Leases and Management Agreements entered into since the later of the Closing Date the end of the fiscal quarter for which the previous Compliance Certificate was delivered.][4]

(g)	Attached as Exhibit C hereto is the information required by Section 6.02(g) of the Credit Agreement [and Section 3.03(f)(v) of the Security Agreement].[5]

(h)	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred.[6]

(i)	The following represent true and accurate calculations, as of [ ], 20[ ], to be used to determine compliance with the covenant set forth in Section 7.11 of the Credit Agreement:

Senior Loan-to-Value Ratio:

Consolidated Senior Debt	=	[ ]
Quotient of the Net Operating	=	[ ]

[3]	To be included if accompanying quarterly financial statements only. May be satisfied with respect to such financial information by furnishing the Borrower’s or Parent’s, as applicable, Form 10-Q filed with the SEC.
[4]	To be included when applicable.
[5]	Information required by Section 3.03(f)(v) of the Security Agreement to be included only in annual compliance certificate.
[6]	If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.

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Income divided by 0.0925
Actual Ratio	=	[ ]%
Required Ratio	=	[ ]%

Supporting detail showing the calculation of Senior Loan-to-Value Ratio is attached hereto as Schedule 1.7 8

(j)	Attached hereto as Schedule 2 are detailed calculations setting forth the Consolidated Total Net Leverage Ratio as (i) [ ], 20[ ].

(k)	[Attached hereto as Schedule 3 are detailed calculations setting forth Excess Cash Flow.][9]

(l)	[Attached hereto as Schedule 4 are detailed calculations setting forth [the FFO Builder Basket] / [changes to the FFO Builder Basket since the date of the last Compliance Certificate].[10]

[7]	Required commencing with the Compliance Certificate delivered for the Test Period ended September 30, 2016, but shall not be applicable to any such Test Period if on the last day of such Test Period the aggregate principal amount of Revolving Credit Loans and other Letters of Credit (excluding up to $30,000,000 of Letters of Credit and other Letters of Credit which have been Cash Collateralized or backstopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer) that are issued and/or outstanding is equal to or less than 25% of the Revolving Credit Facility.
[8]	Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.
[9]	To be included only in annual compliance certificate.
[10]	To be included only in Compliance Certificates for periods during which the Borrower and its Restricted Subsidiaries engage in transactions that reduce the FFO Builder Basket.

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SCHEDULE 1

Senior Loan-to-Value Ratio:

(1)	Consolidated Senior Debt:

the sum of: [11]

at any date, the aggregate principal amount of all Indebtedness (other than (i) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements or (ii) the liquidation value of all redeemable preferred Equity Interests of such Person) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP:

that is secured by a Lien of any asset or property of the Borrower or any Restricted Subsidiary; and

incurred by any Subsidiary of the Borrower

Consolidated Senior Debt

(2)	Net Operating Income:

(a) Gross Income from Operations

the sum of:

(i) rent payments made under the Operating Leases received by or on behalf of the Borrower or any Restricted Subsidiary of the Borrower

(ii) that portion of all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by the Borrower, any of the Restricted Subsidiaries or by the Manager on behalf of the Borrower and the Restricted Subsidiaries, for the use, occupancy or enjoyment, or license to use, occupy or enjoy the Properties, or any part thereof, or received

[11]	Excluding (i) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amounts under commercial letters of credit shall not be counted until three Business Days after such amount is undrawn and (ii) Indebtedness of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Debt.

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by the Borrower, any of the Restricted Subsidiaries or by the Manager on behalf of the Borrower or any of the Restricted Subsidiaries for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the operation of the Properties, including, without limitation:

(A)	all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Properties, if any, including parking revenue

(B)	all income and proceeds received from food and beverage operations and from catering services conducted from the Properties, if any, even though rendered outside of the Properties

(C)	all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof)

(D)	all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Properties)

(E)	all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in the definition of “Gross Income from Property Operations” if received in the ordinary course of the operation of the Properties (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof)

(F)	interest on credit accounts, rent concessions or credits, and other required pass-throughs

(G)	all other income from operation of the Properties, including, without limitation, laundry and vending income

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but excluding:

(1) gross receipts received by lessees (other than Operating Lessee), licensees or concessionaires of the Properties

(2) consideration received at the Properties for hotel accommodations, goods and services to be provided at other hotels not constituting directly or indirectly, a portion of the Properties, although arranged by, for or on behalf of the Borrower or any of the Restricted Subsidiaries or the Manager

(3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of operation of the Properties

(4) Hotel Taxes

(5) Awards (except to the extent provided in clause (D) above)

(6) refunds of amounts not included in Property Operating Expenses at any time and uncollectible accounts

(7) gratuities collected by the employees at the Properties

(8) the proceeds of any permitted financing

(9) other income or proceeds resulting other than from the use or occupancy of the Properties, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Properties in the ordinary course of business

(10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues

(11) rent payments made and received under the Operating Leases

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(12) proceeds from the sale of any of the Properties, including Net Proceeds from Dispositions

Gross Income from Operations

minus

(b)

Operating Expenses

the sum, without duplication, of the portion paid by or on behalf of the Borrower or any Restricted Subsidiary of the Borrower of all costs and expenses of operating, maintaining, directing, managing and supervising the Properties[12], or as otherwise specifically provided therein, which are properly attributable to the period under consideration under the Borrower or any Restricted Subsidiary’s and/or Manager’s system of accounting, including, without limitation: [13]

	(i)	the cost of all food and beverages sold or consumed, if any, and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, if any, including such items bearing the name or identifying characteristics of the hotels as the Borrower or any Restricted Subsidiary, Operating Lessee and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms)[14]

	(ii)	salaries and wages of personnel of the Properties (regardless of whether such personnel are employees of the Borrower or any Restricted Subsidiary or Manager), including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance,

[12]	Incurred by the Borrower or any Restricted Subsidiary (or by the Manager on behalf of Operating Lessee pursuant to a Management Agreement, for the account of the Borrower or any Restricted Subsidiary).
[13]	Excluding, (i) depreciation and amortization, (ii) any Capital Expenditures in connection with the Properties and (iii) rent paid by Operating Lessee under the Operating Leases.
[14]	Operating Equipment and Operating Supplies are considered to have been placed in use when they are transferred from the storerooms of the Properties to the appropriate operating departments.

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life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the Properties whose primary duties consist of the management of the Properties or of a recognized department or division thereof or (ii) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Properties; (B) who have authority with reference to the hiring, firing and advancement of the employees of the Properties; (C) who customarily and regularly exercise discretionary powers; (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this line item; and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Properties are located at the commencement of their employment at the Properties and all other expenses not otherwise specifically referred to in this calculation which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts[15]

(iii)	the cost of all other goods and services obtained by the Borrower or any Restricted Subsidiary or Manager in connection with its operation of the Properties including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigeration, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators, if any),

[15]	If the Executive Hotel Personnel are on the payroll of Investors or any Affiliate of Investors, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by the Borrower and the Restricted Subsidiaries) shall be billed by said Affiliate to and be reimbursed by the Borrower, the Restricted Subsidiaries and/or Manager monthly, and such reimbursement shall be an Operating Expense.

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Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles

(iv)	the cost of repairs to and maintenance of the Properties

(v)	insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Properties (as distinguished from any property damage insurance on the Properties building or its contents) and losses incurred on any self-insured risks of the foregoing types[16]

(vi)	all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Borrower or any of its Restricted Subsidiaries or Manager with respect to the operation of the Properties

(vii)	without duplication of any amount paid or reimbursed under a Management Agreement, legal fees and fees of any firm of independent certified public accounts designated from time to time by the Borrower and the Restricted Subsidiaries (the “Independent CPA”) for services directly related to the operation of the Properties

(viii)	without duplication of any amount paid or reimbursed under a Management Agreement, the costs and

[16]	The Borrower and its Restricted Subsidiaries and Manager must have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks (premiums on policies for more than one year will be prorated over the period of insurance and premiums under blanket policies will be allocated among properties covered).

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expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Investors or any subsidiary of such Investors or division in connection therewith[17]

(ix)	without duplication of any amount paid or reimbursed under a Management Agreement, all expenses for advertising for the Properties and all expenses of sales promotion and public relations activities

(x)	without duplication of any amount paid or reimbursed under a Management Agreement, all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by the Borrower or any of the Restricted Subsidiaries, Manager, Investor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Properties under a Management Agreement[18]

(xi)	without duplication of any amount paid or reimbursed under a Management Agreement, the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower and the Restricted Subsidiaries’ system

(xii)	the cost associated with any retail Leases and all costs

[17]	Such employment of Investors or of any such subsidiary or division of an Investor must be approved in advance by the Borrower and the Restricted Subsidiaries.
[18]	Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by the Borrower or any of the Restricted Subsidiaries, Manager, Investor or any of their Affiliates other than the offices maintained at the Property for the management of such Property and excluding transportation costs of the Borrower or any of the Restricted Subsidiaries, Operating Lessee, or Manager related to meetings between the Borrower and or the Restricted Subsidiaries and Manager with respect to administration of a Management Agreement or of the Properties involving travel away from such party’s principal executive offices. Except as otherwise expressly provided under a Management Agreement with respect to employees regularly employed at the Properties, the salaries or wages of other employees or executives of the Investors or any of their Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit any Property exclusively in connection with the management of such Property.

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and expenses of owning, maintaining, conducting and supervising the operation of the Properties to the extent such costs and expenses are not included above

(xiii)	any management fees, basic and incentive fees or other fees and reimbursables paid or payable to a Manager under a Management Agreement

Operating Expenses

Net Operating Income

divided by 0.0925

Senior Loan-to-Value Ratio (Consolidated Senior Debt to (Net Operating Income divided by 0.0925))		[ ]%

Covenant Requirement		No more than [45]%

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SCHEDULE 2

Consolidated Total Net Leverage Ratio for the period ending [            ]

(1)	Consolidated Total Net Debt:

(a) the aggregate principal amount of all Indebtedness (other than (i) all obligations of the Borrower or any of its Restricted Subsidiaries, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements or (ii) the liquidation value of all redeemable preferred Equity Interests of the Borrower or any of its Restricted Subsidiaries) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.[19]

minus

(b) the aggregate amount of all cash and Cash Equivalents on the balance sheet of the Borrower and its Restricted Subsidiaries as of such date

Consolidated Total Net Debt

(2)	Consolidated EBITDA:[20]

the aggregate net income (or loss) attributable to the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, increased by, to the extent such amount was deducted in calculating such net income (without duplication):

(i) net income from discontinued operations

[19]	Excluding (i) Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amounts under commercial letters of credit shall not be counted until three Business Days after such amount is drawn and (ii) Indebtedness of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Debt.
[20]	Consolidated EBITDA shall exclude the impact of all currency translation gains or losses related to non-operating currency transactions.

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(ii)	provision for income taxes, including, without limitation, state, provincial or territorial, franchise and similar taxes and foreign withholding taxes

(iii)	the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP

(iv)	net amount of extraordinary items or non-recurring items, as determined by the Borrower in good faith

(v)	loss from unconsolidated entities

(vi)	interest expense, net

(vii)	depreciation and amortization

(viii)	equity-based compensation expense

(ix)	Transaction Expenses in connection with the Transactions

(x)	impairment charges

(xi)	all other non-cash items reducing net income (other than accruals or reserves for items that will require cash payments in future periods), including asset write-offs and write-down related to intangible assets (including goodwill) and long lives assets pursuant to GAAP and

(xii)	any (gain) or loss, together with any related provision for taxes on such (gain) or loss, realized in connection with: (a) any disposition of assets by the Borrower or any Restricted Subsidiary outside the ordinary course of business; or (b) the disposition of any securities by the Borrower or any Restricted Subsidiary or the extinguishment of any Indebtedness of the Borrower or a Restricted Subsidiary

Consolidated EBITDA

Consolidated Total Net Leverage Ratio		[ ]:1.00

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SCHEDULE 3

Excess Cash Flow1

1.	the sum, without duplication, of:

	(a)	Net Operating Income for such period

	(b)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Net Operating Income

	(c)	decreases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period or the application of purchase accounting, in each case outside the ordinary course)

	(d)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Net Operating Income

2.	minus the sum, without duplication, of:

	(a)	an amount equal to the amount of all non-cash credits included in arriving at such Net Operating Income and cash charges to the extent excluded from the of the calculation of “Net Operating Income” in Schedule 1

	(b)	without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash or borrowings under the Revolving Credit Facility or any other revolving credit facility

[1]	All components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

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(c)	the aggregate amount of all principal payments of Indebtedness of the Borrower or its Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 of the Credit Agreement, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) of the Credit Agreement to the extent required due to a Disposition that resulted in an increase to Net Operating Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and all prepayments and repayments of Revolving Credit Loans and (Y) all prepayments in respect of any other revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash

(d)	an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Net Operating Income

(e)	increases in Consolidated Working Capital and long-term accounts receivable of the Borrower and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period or the application of purchase accounting, in each case outside the ordinary course)

(f)	cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities (other than Indebtedness) of the Borrower and its Restricted Subsidiaries

(g)	without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Investments and acquisitions made by the Borrower and its Restricted Subsidiaries during such period pursuant to Section 7.02 (other than Section 7.02(a) or (c) of the Credit Agreement) in each case to the extent that such Investments and acquisitions were financed with internally generated cash or the proceeds of Revolving Credit Loans or any other revolving credit facility

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(h)	the amount of Restricted Payments paid during such period pursuant to Section 7.06(c), (d), (g), (h), (i), (j), (k) and (m) of the Credit Agreement to the extent such Restricted Payments were financed with internally generated cash or the proceeds of Revolving Credit Loans or any other revolving credit facility

(i)	the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period

(j)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness

(k)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to acquisitions that constitute Investments permitted under the Credit Agreement or Capital Expenditures or acquisitions of intellectual property to the extent expected to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause 1(b) above required to be made in cash, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Investments, Capital Expenditures or acquisitions of intellectual property or other amounts referred to above during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters

(l)	the amount of cash taxes paid or payable in such period to the extent they exceed the amount of tax expense deducted in determining Net Operating Income for such period

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(m)	cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Net Operating Income

(n)	all Consolidated Interest Expense in respect of Indebtedness to the extent paid in cash or payable by the Borrower and its Restricted Subsidiaries during such period to the extent not deducted in arriving at such Net Operating Income

(o)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset

Excess Cash Flow

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SCHEDULE 4

FFO Builder Basket for the period ending [            ]

Change since the date of the last Compliance Certificate[1]
the sum of, without duplication:

(a)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on January 1, 2015 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Administrative Agent pursuant to Section 6.01 of the Credit Agreement plus

(b)	100% of the sum of:

	(i)	the aggregate of the Borrower Attributable Proceeds after the Senior Notes Issue Date from the issuance and sale of the Borrower’s Equity Interests or any options, warrants or other rights to acquire Equity Interests of the Borrower

	(ii)	the aggregate Net Cash Proceeds or the fair market value of other property received from the issuance or sale of convertible or exchangeable indebtedness of the Borrower upon conversion or exchange of such Indebtedness into Equity Interests

[1]	To be included in each Compliance Certificate covering a period during which ESH made use of the FFO Builder Basket following the initial Compliance Certificate covering a period during which ESH made use of the FFO Builder Basket.

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(iii) contributions to the equity capital of the Borrower by any Person other than a Restricted Subsidiary, exclusive of (i) any Disqualified Equity Interests, (ii) any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the stated maturity of the Senior Notes or (iii) issuances and sales to Parent, other than the Borrower Attributable Proceeds from the sale of paired shares in an offering of Equity Interests plus

(c)	an amount equal to the net reduction in Investments made pursuant to Section 7.02(u) of the Credit Agreement in any Person after the Senior Notes Issue Date resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any of the Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”, set forth in the New Senior Notes Indenture as of the Closing Date) not to exceed, in each case, the amount of Investments previously made by the Borrower and the Restricted Subsidiaries in such Person or Unrestricted Subsidiary pursuant to Section 7.02(u) of the Credit Agreement plus

(d)	the fair market value of non-cash tangible assets or Equity Interests acquired in exchange for an issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower, in each case, on or subsequent to January 1, 2015

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plus

(e)	without duplication, in the event the Borrower or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Borrower and the Restricted Subsidiaries in such Person pursuant to Section 7.02(u) of the Credit Agreement minus

(f)	any amount of the FFO Builder Basket used to make Investments pursuant to Sections 7.02(u) of the Credit Agreement after the Closing Date and prior to the date hereof minus

(g)	any amount of the FFO Builder Basket used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(h) of the Credit Agreement after the Closing Date and prior to the date hereof minus

(h)	any amount of the FFO Builder Basket used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(iv) of the Credit Agreement after the Closing Date and prior to the date hereof

FFO Builder Basket

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EXHIBIT A TO COMPLIANCE CERTIFICATE

[See attached.]

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EXHIBIT B TO COMPLIANCE CERTIFICATE

[None.][See attached.]

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EXHIBIT C TO COMPLIANCE CERTIFICATE

1.	[Set forth below is a listing containing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party.] [There have been no changes to the legal name the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party since [the Closing Date][the delivery of the Compliance Certificate dated [ ]]].

Name	Jurisdiction	Chief Executive Office

2.	During the fiscal quarter ending [ ], [the Borrower has made no mandatory prepayments under Section 2.05(b) of the Credit Agreement][the Borrower has made the following mandatory prepayments under Section 2.05(b) of the Credit Agreement: [ ]].

3.	[Set forth below is a listing of each Restricted Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary of the Borrower] [There have been no changes to listing of each Restricted Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary of the Borrower since [the Closing Date][the delivery of the Compliance Certificate dated [ ]]].

4.	[Set forth below is a list of any additional registrations or applications for registration of Intellectual Property of all Loan Parties not previously disclosed to the Administrative Agent including, with respect to United States Intellectual Property, such information as is necessary for such Loan Party or to make appropriate filings in the USPTO and USCO] [There have been no changes to listing of Intellectual Property of the Loan Parties since [the Closing Date][the delivery of the Compliance Certificate dated [ ]]].

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IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of ESH Hospitality, Inc., has executed this certificate for and on behalf of ESH Hospitality, Inc., and has caused this certificate to be delivered as of the date first stated above.

ESH HOSPITALITY, INC.

By:
Name:
Title:

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EXHIBIT E-2

[FORM OF]

SOLVENCY CERTIFICATE

of

ESH HOSPITALITY, INC.

AND ITS SUBSIDIARIES

            , 20

Pursuant to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

E-2-1

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

E-2-2

IN WITNESS WHEREOF, the undersigned has executed this certificate in such undersigned’s capacity as chief financial officer of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

ESH HOSPITALITY, INC.

By:
Name:
Title:

E-2-3

EXHIBIT F

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings specified in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

Assignee is an Affiliate of [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.	Borrower: ESH Hospitality, Inc.

4.	Administrative Agent: Deutsche Bank AG New York Branch, including any successor thereto, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer.

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/ Loans of all Lenders[2]	Amount of Commitment/ Loans Assigned[3]	Percentage Assigned of Aggregate Commitment/ Loans of all Lenders[4]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans”, “Refinancing Term Loans”, “Revolving Credit Commitments”, “Incremental Revolving Credit Commitments”, “Extended Revolving Credit Commitments”, “ Other Revolving Credit Commitments”, etc.).
[2]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Except in the cases of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any class, the amount shall not be less than $5,000,000 (in the case of a Revolving Credit Loan) or, $1,000,000 (in the case of a Term Loan), and shall be in increments of $1,000,000 (in the case of each Revolving Credit Loan) or $1,000,000 (in the case of Term Loans) in excess thereof.
[4]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

[Consented to and]5 Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

[5]	No consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or pursuant to Section 10.07(1) or Section 10.07(m).

[Consented to:

[ ] [and each other L/C Issuer], as L/C Issuer][6]

By:
Name:
Title:

[6]	No consent of the L/C Issuers shall be required for any assignment of a Term Loan.

[Consented to:

ESH HOSPITALITY, INC.][7]

By:
Name:
Title:

[7]	No consent of the Borrower shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any assignment of Term Loans unless the Borrower shall have objected thereto within ten (10) Business Days after a Responsible Officer of the Borrower received written notice thereof, (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, (iii) if an Event of Default under Section 8.01(a) of the Credit Agreement or, solely with respect to the Borrower, Section 8.01(f) or Section 8.01(g) of the Credit Agreement has occurred and is continuing or (iv) an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p) of the Credit Agreement.

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not an Affiliated Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto (other than this Assignment and Assumption) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) it is not a Defaulting Lender, a Disqualified Lender, a natural person or an Affiliated Lender, (iv) from and after the Effective Date, it shall be bound by the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is not already a Lender under the Credit Agreement, attached to this Assignment and Assumption is an Administrative Questionnaire as required by the Credit Agreement and (viii) the Administrative Agent has received a processing and recordation fee of $3,500 (unless waived or reduced in the sole discretion of the Administrative Agent) as of the Effective Date; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including its obligations pursuant to Section 3.01 of the Credit Agreement; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date; provided that, for the avoidance of doubt, such payments shall be without duplication of amounts paid to the Assignor in connection with an assignment pursuant to the Credit Agreement.

3. General Provisions.

3.1 In accordance with Section 10.07 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Assumption, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement with a Commitment/Loan as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case that this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 thereof).

3.2 This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Assumption and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the law of the state of New York.

EXHIBIT G

[FORM OF]

SECURITY AGREEMENT

[See separately executed document]

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

August 30, 2016

among

THE GRANTORS IDENTIFIED HEREIN

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

Page

ARTICLE I

Definitions

Section 1.01.	Credit Agreement	G-1
Section 1.02.	Other Defined Terms	G-1

ARTICLE II

Pledge of Securities

Section 2.01.	Pledge	G-5
Section 2.02.	Delivery of the Pledged Collateral	G-6
Section 2.03.	Representations, Warranties and Covenants	G-7
Section 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	G-8
Section 2.05.	Registration in Nominee Name; Denominations	G-8
Section 2.06.	Voting Rights; Dividends and Interest	G-9
Section 2.07.	Certain Agreements of Grantors as Issuers and Holders of Pledged Equity	G-11

ARTICLE III

Security Interests in Personal Property

Section 3.01.	Security Interest	G-11
Section 3.02.	Representations and Warranties	G-13
Section 3.03.	Covenants	G-15

ARTICLE IV

Remedies

Section 4.01.	Remedies Upon Default	G-18
Section 4.02.	Application of Proceeds	G-20
Section 4.03.	Grant of License to Use Intellectual Property	G-21

ARTICLE V

Subordination

Section 5.01.	Subordination	G-22

G-i

ARTICLE VI

Miscellaneous

Section 6.01.	Notices	G-22
Section 6.02.	Waivers; Amendment	G-22
Section 6.03.	Collateral Agent’s Fees and Expenses; Indemnification	G-23
Section 6.04.	Successors and Assigns	G-23
Section 6.05.	Survival of Agreement	G-23
Section 6.06.	Counterparts; Effectiveness; Several Agreement	G-23
Section 6.07.	Severability	G-24
Section 6.08.	Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process	G-24
Section 6.09.	Headings	G-24
Section 6.10.	Security Interest Absolute	G-24
Section 6.11.	Termination or Release	G-24
Section 6.12.	Additional Grantors	G-25
Section 6.13.	Collateral Agent Appointed Attorney-in-Fact	G-25
Section 6.14.	General Authority of the Collateral Agent	G-26
Section 6.15.	Reasonable Care	G-26
Section 6.16.	Delegation; Limitation	G-27
Section 6.17.	Reinstatement	G-27
Section 6.18.	Miscellaneous	G-27

SCHEDULES

Schedule I	Subsidiary Parties
Schedule II	Pledged Equity and Pledged Debt
Schedule III	Commercial Tort Claims

EXHIBITS

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement

G-ii

SECURITY AGREEMENT dated as of August 30, 2016, among the Grantors (as defined below) and Deutsche Bank AG New York Branch, as Collateral Agent for the benefit of the Secured Parties (as defined herein) (together with its successors and assigns, in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent and each L/C Issuer. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Parties are affiliates of the Borrower, will derive substantial benefits from the extensions of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

Definitions

Section 1.01 Credit Agreement.

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the UCC.

“Agreement” means this Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Excluded Assets” means (i) voting Equity Interests in excess of 65% of each class of voting Equity Interests of any direct Foreign Subsidiary of a Loan Party or a Domestic Subsidiary substantially all of whose assets consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are treated as controlled foreign corporations within the meaning of Section 957 of the Code, (ii) any property or assets owned by any Foreign Subsidiary or any Unrestricted Subsidiary, (iii) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement permitted under the Credit Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to Sections 9-406 through 9-409 of the Uniform Commercial Code as in effect in any applicable jurisdiction or other applicable Law, other than proceeds and receivables thereof, (iv) any interest in real property (whether fee owned or leased, including any requirement to deliver landlord waivers, estoppels and collateral access letters), (v) Excluded Contracts and Excluded Equipment, (vi) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the UCC, (vii) Margin Stock and Equity Interests of non-wholly owned Subsidiaries that are Restricted Subsidiaries (other than Excluded Subsidiaries) which cannot be pledged without the consent of one or more third parties other than the Borrower or any of its Restricted Subsidiaries after giving effect to Sections 9-406 through 9-409 of the UCC, (viii) any trademark application filed in the USPTO on the basis of the Borrower’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the USPTO, to the extent that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal Law, (ix) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to the Borrower or any of its Subsidiaries, as determined in the reasonable judgment of the Borrower and communicated in writing delivered to the Collateral Agent, (x) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the UCC and other applicable Law, (xi) pledges and security interests prohibited or restricted (to the extent of such restriction) by applicable Law (including any requirement to obtain the consent of any Governmental Authority or third party) after giving effect to the UCC and any other applicable Law, (xii) all Commercial Tort Claims in an amount less than $10,000,000, (xiii) Letter-of-Credit Rights, except to the extent constituting a Supporting Obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement, (xiv) any particular assets if, in the reasonable judgment of the Collateral Agent and the Borrower, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents and (xv) proceeds from any and all of the foregoing assets described in clauses (i) through (xiv) above to the extent such proceeds would otherwise be excluded pursuant to clauses (i) through (xiv) above.

“General Intangibles” has the meaning specified in Article 9 of the UCC.

“Grantor” means the Borrower, each Subsidiary Party identified on Schedule I and each Guarantor that becomes a party to this Agreement after the Closing Date.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, the intellectual property rights in confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and related documentation and all additions and improvements to the foregoing, together with all (i) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof and (ii) rights to sue for past, present and future violations thereof.

“Intellectual Property Security Agreements” means each short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“Lenders” has the meaning assigned to such term in the preliminary statement of this Agreement.

“License” means any (a) Patent License, (b) Trademark License, (c) Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof,

(ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof and (iii) rights to sue for past, present and future violations thereof.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country in or to which any Grantor now or hereafter has any right, title or interest therein, and all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit H to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each of the Grantors.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means, collectively, the Pledged Equity and Pledged Debt.

“Secured Approved Counterparty” means an Approved Counterparty party to a Secured Hedge Agreement or Treasury Services Agreement.

“Secured Obligations” means the “Obligations” (as defined in the Credit Agreement).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Secured Approved Counterparty, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Section 9.02 of the Credit Agreement.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Subsidiary Parties” means (a) the entities identified on Schedule I and (b) each other entity that becomes a party to this Agreement as a Subsidiary Party after the Closing Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, internet domain names, fictitious business names and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any state of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use thereof and symbolized thereby.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II

Pledge of Securities

Section 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guaranty, each of the Grantors hereby assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantors’ right, title and interest in, to and under:

(i) all Equity Interests held by it on the date hereof (including as listed on Schedule II) and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(ii) (A) the debt securities owned by it on the date hereof (including as listed opposite the name of such Grantor on Schedule II), (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”); provided that the Pledged Debt shall not include Excluded Assets;

(iii) [reserved]

(iv) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi) all Proceeds of any of the foregoing

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”); provided that the term “Pledged Collateral” shall not include, and the security interest granted in this Section 2.01 shall not attach to, any Excluded Assets.

Section 2.02. Delivery of the Pledged Collateral.

(a) Each Grantor agrees promptly (but in any event within 30 days after receipt by such Grantor or such longer period as the Collateral Agent may agree in its sole and reasonable discretion) to deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all (i) certificates evidencing any Pledged Equity and (ii) to the extent required to be delivered pursuant to Section 2.02(b), any Instruments or other documents evidencing any Pledged Debt.

(b) Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $10,000,000 owed to such Grantor by any Person that is evidenced by a duly executed promissory note to be delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof. Each Grantor will cause any intercompany loans, advances or Indebtedness in excess of $5,000,000 referred to in clause (B) of the final paragraph of the definition of “Indebtedness” set forth in the Credit Agreement or referred to in clause (b) of the definition of “Investment” set forth in the Credit Agreement that are owed to such Grantor to be evidenced by a duly executed promissory note and will cause each such promissory note to be delivered to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, any Pledged Securities that are certificated shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request (other than instruments or documents governed by or requiring actions in any non-U.S. jurisdiction related to Equity Interests of Foreign Subsidiaries). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule II and made a part hereof; provided that failure to supplement Schedule II shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 2.03. Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) as of the date hereof, Schedule II includes all Equity Interests (including the percentage of issued and outstanding shares of each class represented by such Equity Interests), debt securities and promissory notes required to be pledged by such Grantor hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b) the Pledged Equity issued by each wholly-owned Restricted Subsidiary have been duly and validly authorized and issued by the issuers thereof and are fully paid and nonassessable;

(c) such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iii) if requested by the Collateral Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for (i) restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally, and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) the execution and performance by the Grantors of this Agreement are within each Grantor’s corporate powers and have been duly authorized by all necessary corporate action or other organizational action;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge of the Pledged Collateral effected hereby, except for (i) filings and registrations necessary to perfect the Liens on the Pledged Collateral granted by the Loan Parties in favor of the Collateral Agent for the benefit of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given, or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement); and

(g) by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the Pledged Securities in accordance with this Agreement to and continued possession by the Collateral Agent or the filing of financing statements described in Section 3.02(b), the Collateral

Agent for the benefit of the Secured Parties has a legal, valid and perfected lien upon and security interest in such Pledged Security as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject only to Liens permitted by Section 7.01 of the Credit Agreement.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Collateral Agent for the benefit of the Secured Parties (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Section 2.04. Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement and such certificate expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Collateral Agent in accordance with Section 2.02. Any limited liability company and any limited partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the UCC or (b) certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Collateral Agent, pursuant to Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable Law, if necessary or, upon the reasonable request of the Collateral Agent, desirable to perfect a security interest in such Pledged Collateral, execute any customary pledge forms or other documents necessary or appropriate to give the Collateral Agent perfection by control and the right to transfer such Pledged Collateral under the terms hereof.

Section 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Borrower prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities and applicable Laws.

Section 2.06. Voting Rights; Dividends and Interest.

(a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have provided prior notice to the Borrower of its intention to exercise its right under this Agreement (which notice shall not be required to be given in the case of an Event of Default under Sections 8.01(f) or 8.01(g) of the Credit Agreement):

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents provided that no Grantor shall in any event exercise such rights in any manner which would reasonably be expected to have a Material Adverse Effect.

(ii) The Collateral Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the Secured Parties and shall be promptly (and in any event within 30 days or such longer period as the Collateral Agent may agree in its sole and reasonable discretion) delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Default or Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (to the extent required pursuant to Section 2.06(a)) the

Borrower of the suspension of the Grantors’ rights under Section 2.06(a)(iii), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within 30 days or such longer period as the Collateral Agent may agree in its sole and reasonable discretion) delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section 2.06(b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) and that remain in such account. Each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to receive and retain dividends, interests, principal or other distributions pursuant to this Section 2.06(b).

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have provided the Borrower with notice (to the extent required pursuant to Section 2.06(a)) of the suspension of its rights under Section 2.06(a)(i), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers and each Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to this Section 2.06(c); provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Borrower would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be reinstated.

(d) Any notice given by the Collateral Agent to the Borrower under Section 2.05 or Section 2.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Section 2.06(a)(i) or Section 2.06(a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

Section 2.07. Evidence of Collateral. Each Grantor hereby represents and warrants that as of the date hereof, there are no certificates, instruments, documents or other writings (other than the operative documents and certificates representing such Pledged Collateral that have been delivered to the Collateral Agent) which evidence any Pledged Collateral of such Grantor, except to the extent that could not reasonably be expected to have a Material Adverse Effect.

Section 2.08. Certain Agreements of Grantors as Issuers and Holders of Pledged Equity.

(a) In the case of each Grantor which is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b) In the case of each Grantor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable operative documents to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Collateral in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Collateral to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

(c) Subject to the terms of this Agreement, each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests issued by such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.

ARTICLE III

Security Interests in Personal Property

Section 3.01. Security Interest.

(a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guaranty, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Goods;

(vii) all Instruments;

(viii) all Inventory;

(ix) all Investment Property;

(x) all books and records pertaining to the Article 9 Collateral;

(xi) all Fixtures;

(xii) all Letter-of-Credit Rights but only to the extent constituting a Supporting Obligation for other Article 9 Collateral as to which perfection of security interests in such Article 9 Collateral is accomplished by the filing of a UCC financing statement or possession to the extent possession is required hereunder;

(xiii) all Intellectual Property;

(xiv) all Commercial Tort Claims listed on Schedule III and on any supplement thereto received by the Collateral Agent pursuant to Section 3.03(g);

(xv) all Deposit Accounts, all cash and other property deposited therein or credited thereto from time to time, all investments and other monies and property of any kind of any Grantor maintained with or in the possession of or under the control of the Collateral Agent; and

(xvi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing.

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in, and the term “Article 9 Collateral” shall not include, any Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets, whether now owned or hereafter acquired” or “all personal property” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Collateral Agent promptly upon any reasonable request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) The Collateral Agent is authorized to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States Intellectual Property of each Grantor in which a security interest has been granted by each Grantor, without the signature of any Grantor where permitted by law, and naming any Grantor or the Grantor as debtors and the Collateral Agent as secured party.

(e) Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required, nor is the Collateral Agent authorized, (i) to perfect the Security Interests granted by this Security Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s), (B) filings in United States government offices with respect to Intellectual Property of the Grantors as expressly required elsewhere herein, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of Instruments and certificated Pledged Equity as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control” other than with respect to uncertificated securities to the extent provided in Section 2.04, (iii) to take any action (other than the actions listed in clauses (i)(A) and (C) above) with respect to any assets located outside of the United States, (iv) to perfect in any assets subject to a certificate of title statute or (v) to deliver any Equity Interests except as expressly provided in Section 2.01 or Section 2.04.

Section 3.02. Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the Secured Parties that:

(a) Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title (except as otherwise permitted by the Loan Documents) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than those consents or approvals, the failure of which to be obtained or to be made could not reasonably be expected to have a Material Adverse Effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the Closing Date. Subject to Section 3.01(e), the UCC financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights), in each case, as required by Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of any amendment statements.

(c) Each Grantor represents and warrants that short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of material United States registered Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights, respectively (other than, in each case, any Excluded Assets), have been delivered to the Collateral Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for United States Patents, Trademarks and Copyrights. To the extent a security interest may be perfected by filing, recording or registration in USPTO or USCO under the Federal intellectual property laws, then no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed by any Grantor after the date hereof and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)).

(d) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations and (ii) subject to the filings described in Sections 3.02(b) and 3.02(c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC. Subject to Section 3.01(e) of this Agreement, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than any Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and assignments permitted by the Credit Agreement.

(f) As of the date hereof, no Grantor has any Commercial Tort Claim in excess of $10,000,000, other than the Commercial Tort Claims listed on Schedule III.

Section 3.03. Covenants.

(a) The Borrower agrees to notify the Collateral Agent in writing promptly but in any event within 30 days (or such longer period as the Collateral Agent may agree in its sole and reasonable discretion) after any change in (i) the legal name of any Grantor, (ii) the identity or type of organization or corporate structure of any Grantor or (iii) the organizational identification number of such Grantor, if any. The Borrower agrees to notify the Collateral Agent in writing at least one day prior to any change in the jurisdiction of organization of any Grantor.

(b) Subject to Section 3.01(e) and Section 3.03(f)(iv), each Grantor shall, at its own expense, upon the reasonable request of the Collateral Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(c) Subject to Section 3.01(e), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $10,000,000 shall be or become evidenced by any promissory note, other instrument or debt security, such note, instrument or debt security shall be promptly (and in any event within 30 days of its acquisition or such longer period as the Collateral Agent may agree in its sole and reasonable discretion) delivered to the Collateral Agent, for the benefit of the Secured Parties, in accordance with Section 2.02.

(d) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that the Grantors shall not be obligated to reimburse the Collateral Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain in accordance with Section 3.03(f)(v). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which is in excess of $10,000,000 to secure payment and performance of an Account, such Grantor shall promptly (but in any event within 30 days after such action by such Grantor or such longer period as the Collateral Agent may agree in its sole and reasonable discretion) assign such security interest to the Collateral Agent for the benefit of the Secured Parties provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets. Such assignment need not be filed of public record unless necessary to continue the perfected status of, and protect, the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(f) Intellectual Property Covenants.

(i) Other than to the extent not prohibited herein or in the Credit Agreement or with respect to registrations and applications no longer used or useful, except to the extent failure to act would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the USPTO, the USCO and any other Governmental Authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application now or hereafter included in the Intellectual Property of such Grantor that are not Excluded Assets.

(ii) Other than to the extent not prohibited herein or in the Credit Agreement, or with respect to registrations and applications no longer used or useful, or except as would not, as deemed by the applicable Grantor in its reasonable judgment, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property, excluding Excluded Assets, may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known).

(iii) Other than as excluded or as not prohibited herein or in the Credit Agreement, or with respect to Patents, Copyrights or Trademarks which are no longer used or useful in or material to the applicable Grantor’s business operations or except where failure to do so would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business.

(v) Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under Section 6.02(a) of the Credit Agreement the Borrower shall provide a list of any additional registrations or applications for registration of Intellectual Property of all Grantors not previously disclosed to the Collateral Agent including, with respect to United States Intellectual Property, such information as is necessary for such Grantor to make appropriate filings in the USPTO and USCO.

(g) Commercial Tort Claims. If the Grantors shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed $10,000,000 for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall promptly (and within 30 days (or such longer period as the Collateral Agent may agree in its sole and reasonable discretion)) after the end of the fiscal quarter in which such complaint was filed notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and promptly grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement and such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE IV

Remedies

Section 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Collateral and the Secured Obligations, including the Guaranty, under the UCC or other applicable Law or in equity and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent, promptly assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties and each Grantor agrees that it will cooperate with the Collateral Agent by undertaking such actions and executing and delivering to the Collateral Agent such agreements, instruments, documents and papers as the Collateral Agent may reasonably request and; (ii) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other person who then has possession of any part thereof with or without notice or process of law; (iii) occupy any premises owned or, to the extent lawful and permitted, leased (it being acknowledged and agreed that the Grantors are not required to obtain any waiver or consent from any owner of such leased premises in connection with such occupancy or attempted occupancy) by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with reasonable prior notice thereof which in any event shall be at least 10 days prior to such occupancy; (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to such exercise; and (v) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery, as the Collateral Agent shall deem appropriate. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted.

To the extent notice is required by applicable Law, the Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default (provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to, to the extent reasonably practicable, or otherwise promptly after, exercising such rights), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this section will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Section 4.02. Application of Proceeds. The Collateral Agent shall apply the cash proceeds of any collection or sale of Collateral in accordance with Section 8.04 of the Credit Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error).

Section 4.03. Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, each Grantor hereby grants to the Collateral Agent a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Collateral Agent to use such licenses, sublicenses and other rights, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Collateral Agent solely during the continuance of an Event of Default and upon 10 Business Days’ prior written notice to the applicable Grantor, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property; provided, further, that any such license and any such license granted by the Collateral Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case of Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property hereunder). For the avoidance of doubt, the use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only during the continuation of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may also exercise the rights afforded under Section 4.01 with respect to Intellectual Property contained in the Article 9 Collateral.

ARTICLE V

Subordination

Section 5.01. Subordination.

(a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Secured Obligations. No failure on the part of any Grantor to make the payments required under applicable Law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent, all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full in cash of the Secured Obligations.

ARTICLE VI

Miscellaneous

Section 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrower or any other Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

Section 6.02. Waivers; Amendment.

(a) No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by Section 6.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the issuance of a Letter of Credit or the provision of services under Treasury Services Agreements or Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 6.03. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 30 days of written demand therefor.

Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under Treasury Services Agreements or Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.11.

Section 6.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

(a) The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 6.09. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.10. Security Interest Absolute. To the extent permitted by Law, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination of a Grantor’s obligations hereunder in accordance with the terms of Section 6.11, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 6.11. Termination or Release.

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon the Discharge of Obligations.

(b) A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Party ceases to be a Restricted Subsidiary of the Borrower or becomes an

Excluded Subsidiary; provided that the Required Lenders shall have consented to such transaction (if and to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to Section 6.11(a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments; provided that upon the request of the Collateral Agent, the Borrower shall deliver to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a written request for release, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. Any execution and delivery of documents pursuant to this Section 6.11 shall be without recourse to or warranty by the Collateral Agent.

(e) Notwithstanding anything to contrary set forth in this Agreement, each Secured Approved Counterparty by the acceptance of the benefits under this Agreement hereby acknowledges and agrees that (i) the Security Interests granted under this Agreement of the Obligations of any Grantor and its Subsidiaries under any Secured Hedge Agreement and any Treasury Services Agreement shall be automatically released upon the Discharge of Obligations, in each case, unless the Obligations under any such Secured Hedge Agreement or any such Treasury Services Agreement are due and payable at such time (it being understood and agreed that this Agreement and the Security Interests granted herein shall survive solely as to such due and payable Obligations and until such time as such due and payable Obligations have been paid in full in cash in immediately available funds) and (ii) any release of Collateral or of a Grantor, as the case may be, effected in the manner permitted by this Agreement shall not require the consent of any Secured Approved Counterparty.

Section 6.12. Additional Grantors. Pursuant to Section 6.11 of the Credit Agreement, certain additional Restricted Subsidiaries of the Borrower may be required to enter in this Agreement as Grantors. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 6.13. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the applicable Grantor of the Collateral Agent’s intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

Section 6.14. General Authority of the Collateral Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 6.15. Reasonable Care. The Collateral Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Collateral Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Collateral Agent accords its own property.

Section 6.16. Delegation; Limitation. The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 6.17. Reinstatement. The obligations of the Grantors under this Security Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 6.18. Miscellaneous. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Grantors:

ESH HOSPITALITY, INC.

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Chief Financial Officer

CP ESH INVESTORS, LLC
EXTENDED STAY LLC
ESH H PORTFOLIO LLC
ESH SPARTANBURG GROUND LESSEE LLC
ESH ACQUISITIONS HOLDINGS LLC
ESH ACQUISITIONS LLC
ESH CANADA MEZZANINE C LLC
ESH CANADA MEZZANINE B LLC
ESH CANADA MEZZANINE A LLC
ESH MEZZANINE C LLC
ESH MEZZANINE B LLC
ESH MEZZANINE A LLC
ESA P PORTFOLIO MD BENEFICIARY L.L.C.
ESA CANADA BENEFICIARY L.L.C.
ESA CANADA ADMINISTRATOR L.L.C.
ESA P PORTFOLIO MD BORROWER L.L.C.
ESA CANADA PROPERTIES BORROWER L.L.C.

By:	/s/ Jonathan S. Halkyard
	Name:	Jonathan S. Halkyard
	Title:	Vice President and Treasurer

[Signature Page to Security Agreement - ESH Hospitality, Inc.]

Collateral Agent:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Peter Cucchiara
	Name:	Peter Cucchiara
	Title:	Vice President

[Signature Page to Security Agreement - ESH Hospitality, Inc.]

Schedule I

to the Security Agreement

SUBSIDIARY PARTIES

Name	Jurisdiction	Organizational ID No.	Other Names	Trade Names
CP ESH Investors, LLC	Delaware	4805576	N/A	N/A
Extended Stay LLC	Delaware	4874221	N/A	N/A
ESH H Portfolio LLC	Delaware	5239044	N/A	N/A
ESH Spartanburg Ground Lessee LLC	Delaware	4873006	N/A	N/A
ESH Acquisitions Holdings LLC	Delaware	4879913	N/A	N/A
ESH Acquisitions LLC	Delaware	4873009	N/A	N/A
ESH Mezzanine C LLC	Delaware	5241925	N/A	N/A
ESH Canada Mezzanine C LLC	Delaware	5241932	N/A	N/A
ESH Mezzanine B LLC	Delaware	4873007	N/A	N/A
ESH Canada Mezzanine B LLC	Delaware	4878881	N/A	N/A
ESH Mezzanine A LLC	Delaware	4873008	N/A	N/A
ESH Canada Mezzanine A LLC	Delaware	4878883	N/A	N/A
ESA P Portfolio MD Beneficiary L.L.C.	Delaware	3854207	N/A	N/A
ESA Canada Beneficiary L.L.C.	Delaware	4012128	N/A	N/A
ESA Canada Administrator L.L.C.	Delaware	4013360	N/A	N/A
ESA P Portfolio MD Borrower L.L.C.	Delaware	3853000	N/A	N/A
ESA CANADA PROPERTIES BORROWER L.L.C.	Delaware	4366695	N/A	N/A

Schedule 1

Schedule II

to the Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

1.	Pledged Equity:

Name	Equity Interests Owned	Percentage Owned		Certificate Number
ESH Hospitality, Inc.	CP ESH Investors, LLC	100%		N/A
CP ESH Investors, LLC	Extended Stay LLC	100%		N/A
Extended Stay LLC	ESA LVP Portfolio LLC ESA UD Properties L.L.C. ESH H Portfolio LLC ESH Spartanburg Ground Lessee LLC ESH Mezzanine C LLC ESH Canada Mezzanine C LLC ESH Acquisitions Holdings LLC	100 100 100 100 100 100 100	% % % % % % %	N/A N/A N/A N/A N/A N/A N/A
ESH Acquisitions Holdings LLC	ESH Acquisitions LLC	100%		N/A
ESH Mezzanine C LLC	ESH Mezzanine B LLC	100%		N/A
ESH Canada Mezzanine C LLC	ESH Canada Mezzanine B LLC	100%		N/A
ESH Mezzanine B LLC	ESH Mezzanine A LLC	100%		N/A
ESH Canada Mezzanine B LLC	ESH Canada Mezzanine A LLC	100%		N/A
ESH Mezzanine A LLC	ESA P Portfolio L.L.C. ESH/TN Properties L.L.C. ESA P Portfolio MD Beneficiary L.L.C. ESA Canada Beneficiary L.L.C. ESA Canada Administrator L.L.C.	100 100 100 100 100	% % % % %	N/A N/A N/A N/A N/A
ESA P Portfolio MD Beneficiary L.L.C.	ESA P Portfolio MD Trust	100%		N/A
ESA Canada Beneficiary L.L.C.	ESA Canada Properties Trust	100%		N/A

2.	Pledged Debt:

None.

Schedule 1

Schedule III

to the Security Agreement

COMMERCIAL TORT CLAIMS

None.

Schedule 1

Exhibit I to the

Security Agreement

SUPPLEMENT NO.      dated as of [                    ] (this “Supplement”), to the Security Agreement dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified in writing from time to time, the “Security Agreement”) among the Grantors identified therein and Deutsche Bank AG New York Branch, as Collateral Agent.

A. Reference is made to that certain Credit Agreement dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among ESH Hospitality, Inc., a Delaware corporation, (“Borrower”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent and each L/C Issuer.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and, if undefined therein, in the Credit Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 6.12 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.12 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

Exhibit 1

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the information required by Schedules II and III to the Security Agreement applicable to it and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. The terms of Sections 6.08 of the Security Agreement with respect to governing law, submission of jurisdiction, venue, waiver of jury trial and consent to service of process are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SECTION 7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

[Signature pages follow.]

Exhibit 2

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

Exhibit 3

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit 4

Schedule I to

Supplement No      to the Security Agreement

PLEDGED EQUITY AND PLEDGED DEBT

1.	Pledged Equity:

Current Legal Entities Owned	Record Owner	Certificate No. (to the extent certificated)	No. Shares

2.	Pledged Debt:

[List]

Schedule 1

Schedule II

to Supplement No      to the Security Agreement

COMMERCIAL TORT CLAIMS

[List]

Schedule 1

Exhibit II to the

Security Agreement

[FORM OF]

PATENT SECURITY AGREEMENT (SHORT FORM)

PATENT SECURITY AGREEMENT dated as of [        ] (this “Patent Security Agreement”) by [        ] and [        ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of Deutsche Bank AG New York Branch, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement. For purposes of this Patent Security Agreement, the term “Patents” shall mean, collectively: (a) all letters patent of the United States or the equivalent thereof in any other country or any political subdivision thereof, and all registrations and recordings thereof in or to which any Grantor now or hereafter has any right, title or interest therein, and all applications for letters patent of the United States or the equivalent thereof in any other country or any political subdivision thereof, including registrations, recordings and pending applications in the United States Patent and Trademark Office (“USPTO”), together with any and all inventions described and claimed therein (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

SECTION 2. Grant of Security Interest in Patent Collateral. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guaranty, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”):

(a) all Patents of such Grantor, including, without limitation, the registered and applied-for Patents of such Grantor listed on Schedule I attached hereto;

Exhibit 1

(b) all income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof;

(c) all rights to sue for past, present and future violations thereof; and

(d) to the extent not otherwise included in (a)-(c) above, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) or (b) above, the security interest created by this Patent Security Agreement shall not extend to any Excluded Assets.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with Section 6.11 thereof, the Collateral Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the lien on and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature pages follow.]

Exhibit 2

[GRANTOR]

By:
Name:
Title:

Exhibit 3

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit 4

Schedule I to the

Patent Security Agreement

PATENT REGISTRATIONS AND PATENT APPLICATIONS

[See Attached]

Exhibit 5

Exhibit III to the

Security Agreement

[FORM OF]

TRADEMARK SECURITY AGREEMENT (SHORT FORM)

TRADEMARK SECURITY AGREEMENT dated as of [                    ] (this “Trademark Security Agreement”) by [        ] and [        ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of Deutsche Bank AG New York Branch, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent, pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement. For purposes of this Trademark Security Agreement, the term “Trademarks” shall mean, collectively: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, internet domain names, fictitious business names and other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (“USPTO”) or any similar offices in any state of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use thereof and symbolized thereby.

SECTION 2. Grant of Security Interest in Trademark Collateral. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guaranty, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a)	all Trademarks of such Grantor, including, without limitation, the registered and applied-for Trademarks of such Grantor listed on Schedule I attached hereto;

Exhibit 1

(b)	all income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof;

(c)	all rights to sue for past, present and future violations thereof; and

(d)	to the extent not otherwise included in (a)-(c) above, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) or (b) above, the security interest created by this Trademark Security Agreement shall not extend to any Excluded Assets.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with Section 6.11 thereof, the Collateral Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the lien on and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature pages follow.]

Exhibit 2

[GRANTOR]

By:
Name:
Title:

Exhibit 3

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit 4

Schedule I to the

Trademark Security Agreement

TRADEMARK REGISTRATIONS AND USE APPLICATIONS

[See Attached]

Exhibit 5

Exhibit IV to the

Security Agreement

[FORM OF]

COPYRIGHT SECURITY AGREEMENT (SHORT FORM)

COPYRIGHT SECURITY AGREEMENT dated as of [        ] (this “Copyright Security Agreement”) by [        ] and [        ] (individually, a “Grantor”, and, collectively, the “Grantors”), in favor of Deutsche Bank AG New York Branch, in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement. For purposes of this Copyright Security Agreement, the term “Copyrights” shall mean, collectively: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country or any political subdivision thereof, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (“USCO”).

SECTION 2. Grant of Security Interest in Copyright Collateral. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guaranty, each Grantor hereby pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a) all Copyrights of such Grantor, including, without limitation, the registered and applied-for Copyrights of such Grantor listed on Schedule I attached hereto;

(b) all income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof;

Exhibit 1

(c) all rights to sue for past, present and future violations thereof; and

(d) to the extent not otherwise included in (a)-(c) above, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) or (b) above, the security interest created by this Copyright Security Agreement shall not extend to any Excluded Assets.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and the Grantors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the termination of the Security Agreement in accordance with Section 6.11 thereof, the Collateral Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors an instrument in writing in recordable form releasing the lien on and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature pages follow.]

Exhibit 2

[GRANTOR]

By:
Name:
Title:

Exhibit 3

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit 4

Schedule I to the

Copyright Security Agreement

COPYRIGHT REGISTRATIONS

[See Attached]

Exhibit 5

EXHIBIT H

[FORM OF]

PERFECTION CERTIFICATE

[See separately executed document]

H-1

EXHIBIT I

[FORM OF]

INTERCOMPANY NOTE

[Date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, an “Issuer”), hereby promises, in accordance with the terms of this note (this “Note”), to pay on demand to the order of such other entity listed below (each, in such capacity, a “Holder” and, together with each Issuer, a “Note Party”), in immediately available funds at such location as the applicable Holder shall from time to time designate, the aggregate unpaid principal amount of all loans and advances or other credit extensions (including trade payables) made by such Holder to such Issuer. Each Issuer promises also to pay interest on the aggregate unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Issuer and such Holder.

This Note is an Intercompany Note referred to in the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer and is subject to the terms thereof, and shall be pledged by each Holder pursuant to the Security Agreement (as defined in the Credit Agreement), to the extent required pursuant to the terms thereof. Each Holder hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Issuer that is the Borrower or a Guarantor to any Holder shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all obligations of such Issuer under the Credit Agreement, including, without limitation, where applicable, under such Issuer’s guarantee of the obligations under the Credit Agreement and (ii) all other Indebtedness (as defined in the Credit Agreement) of such Issuer incurred pursuant to the Credit Agreement or any guaranty thereof, other than Indebtedness that by its terms expressly provides that it shall not be Senior Indebtedness (as defined below) hereunder (such Obligations and such Indebtedness and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Issuer or to its creditors, as such, or to all or any part of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Issuer, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness and all commitments to extend credit under the Loan Documents have been terminated before any Holder is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Holder would otherwise be entitled (other than debt securities of such Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii) if any default occurs and is continuing with respect to any Senior Indebtedness (including any Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Issuer or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Holder in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash and all commitments to extend credit under the Loan Documents have been terminated, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash, and, until so delivered, the same shall be segregated from the other assets of such Holder for the benefit for the benefit of the holders of Senior Indebtedness.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Issuer or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Holder and each Issuer hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the Lenders under the Credit Agreement and such parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself and the Lenders, proceed to enforce the subordination provisions herein. After the occurrence of and during the continuation of an Event of Default, each Holder that is a Loan Party irrevocably authorizes, empowers and appoints the Administrative Agent as such Holder’s attorney-in-fact (which appointment is coupled with an interest and is irrevocable), to demand, sue for, collect and receive every such payment or distribution and give acquaintance therefor and to make and present for and on behalf of such Holder such proofs of claim and take such other action, in the Administrative Agent’s own names or in the name of such Issuer or otherwise, as the Administrative Agent may deem necessary for the enforcement of this Note. After the occurrence of and during the continuation of an Event of Default, the Administrative Agent may vote such proofs of claim in any such proceedings (and the applicable Issuer shall not be entitled to withdraw such vote), receive and collect any and all dividends or other payments or disbursements made on indebtedness evidenced by this Note in whatever form the same may be paid or issued and apply the same on account of any of the Senior Indebtedness in accordance with the Credit Agreement. Upon the occurrence and during the continuation of any Event of Default, if such Holder fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers, employees or representatives are hereby irrevocable authorized to make the same. Each Holder that is a Loan Party agrees that until all Senior Indebtedness has been performed and paid in full (other than contingent indemnification obligations not due and payable) and all commitments to extend credit under the Loan Documents have been terminated, such Holder will not (i) assign or transfer, or agree to assign or transfer, to any Person (other than in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Agreement or otherwise) any claim such Issuer has or may have against any Issuer, (ii) upon the occurrence and continuation of an Event of Default, discount or extend the time for payment of any indebtedness evidenced by this Note, or (iii) otherwise amend, modify, supplement or fail to enforce any provision of this Note.

The indebtedness evidenced by this Note owed by any Issuer that is not the Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Issuer.

Notwithstanding the foregoing, nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Issuer and each Holder, the obligations of such Issuer, which are absolute and unconditional, to pay to such Holder the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Holder and other creditors of such Issuer other than the holders of Senior Indebtedness.

Each Holder is hereby authorized to record all loans and advances or other credit extensions made by it to any Issuer (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein. For the avoidance of doubt, this Note as between each Issuer and each Holder contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

Upon execution and delivery after the date hereof by the Borrower or any subsidiary of the Borrower of a counterpart signature page hereto, such subsidiary shall become a Note Party hereunder with the same force and effect as if originally named as a Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Note.

Each Issuer hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

[ ]
as both Issuer and Holder

By:
Name:
Title:

[ ]
as both Issuer and Holder

By:
Name:
Title:

EXHIBIT J-1

[FORM OF]

FIRST LIEN INTERCREDITOR AGREEMENT

[See attached]

[FORM OF]

FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT

dated as of

[            ], 20[    ]

among

[DEUTSCHE BANK AG NEW YORK BRANCH],

as Initial First Lien Representative and Initial First Lien Collateral Agent,

[        ],

as the Initial Other Representative,

[        ],

as the Initial Other Collateral Agent,

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

ESH HOSPITALITY, INC.,

as the Company

and the other Grantors referred to herein

Page

ARTICLE I DEFINITIONS		J-1-2

Section 1.1	Certain Defined Terms	J-1-2
Section 1.2	Rules of Interpretation	J-1-13

ARTICLE II PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL		J-1-14

Section 2.1	Priority of Claims	J-1-14
Section 2.2	Actions with Respect to Shared Collateral; Prohibition on Contesting Liens	J-1-16
Section 2.3	No Interference; Payment Over; Exculpatory Provisions	J-1-18
Section 2.4	Automatic Release of Liens	J-1-19
Section 2.5	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	J-1-20
Section 2.6	Reinstatement	J-1-21
Section 2.7	Insurance and Condemnation Awards	J-1-21
Section 2.8	Refinancings	J-1-21
Section 2.9	Gratuitous Bailee/Agent for Perfection	J-1-22
Section 2.10	Amendments to First Lien Collateral Documents	J-1-23
Section 2.11	Similar Liens and Agreements	J-1-23

ARTICLE III EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS		J-1-24

ARTICLE IV THE APPLICABLE COLLATERAL AGENT		J-1-24

Section 4.1	Authority	J-1-24
Section 4.2	Power-of-Attorney	J-1-25

ARTICLE V MISCELLANEOUS		J-1-26

Section 5.1	Integration/Conflicts	J-1-26
Section 5.2	Effectiveness; Continuing Nature of this Agreement; Severability	J-1-26
Section 5.3	Amendments; Waivers	J-1-27
Section 5.4	Information Concerning Financial Condition of the Grantors and their Subsidiaries	J-1-27
Section 5.5	Submission to Jurisdiction; Certain Waivers	J-1-28
Section 5.6	WAIVER OF JURY TRIAL	J-1-29
Section 5.7	Notices	J-1-29
Section 5.8	Further Assurances	J-1-29
Section 5.9	Agency Capacities	J-1-30
Section 5.10	GOVERNING LAW	J-1-30
Section 5.11	Binding on Successors and Assigns	J-1-30

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Section 5.12	Section Headings	J-1-31
Section 5.13	Counterparts	J-1-31
Section 5.14	Other First Lien Obligations	J-1-31
Section 5.15	Authorization	J-1-33
Section 5.16	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	J-1-33
Section 5.17	No Indirect Actions	J-1-33
Section 5.18	Additional Grantors	J-1-33

EXHIBITS

Exhibit A	-	Form of Joinder Agreement (Additional First Lien Debt / Replacement Credit Agreement)
Exhibit B	-	Form of Additional First Lien Debt / Replacement Credit Agreement Designation
Exhibit C	-	Form of Joinder Agreement (Additional Grantors)

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This FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of [            ], 20[     ], among [DEUTSCHE BANK AG NEW YORK BRANCH], as administrative agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as collateral agent for the Initial Credit Agreement Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [                    ], as Representative for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Representative”), [                    ], as collateral agent for the Initial Other First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Other Collateral Agent”), and each additional Representative and Collateral Agent from time to time party hereto for the Other First Lien Claimholders of the Series with respect to which it is acting in such capacity, and acknowledged and agreed to by ESH HOSPITALITY, INC., a Delaware corporation (the “Company”), and the other Grantors. Capitalized terms used in this Agreement have the meanings assigned to them in Article I below.

Reference is made to the Credit Agreement dated as of August [●], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Initial Credit Agreement”), among the Company, each Subsidiary of the Company party thereto from time to time, the Lenders party thereto from time to time, the Initial First Lien Representative, the Initial First Lien Collateral Agent and the other parties named therein.

Pursuant to the Initial Credit Agreement, the Company has agreed to cause certain current and future Subsidiaries (the “Initial Credit Agreement Subsidiary Guarantors”) to guarantee the Initial Credit Agreement Obligations pursuant to guarantee provisions in the Initial Credit Agreement (the “Subsidiary Guaranty”);

The obligations of the Company under the Initial Credit Agreement, the obligations of the Company and/or its Restricted Subsidiaries (as defined in the Initial Credit Agreement) under any Initial Credit Agreement Hedge Agreements, the obligations of the Company and/or its Restricted Subsidiaries (as defined in the Initial Credit Agreement) under any Initial Credit Agreement Cash Management Agreements, and the obligations of the Initial Credit Agreement Subsidiary Guarantors under the Subsidiary Guaranty will be secured on a first-priority basis by liens on certain assets of the Company and the Initial Credit Agreement Subsidiary Guarantors (such current and future Subsidiaries of the Company providing a guaranty thereof, the “Subsidiary Guarantors”), respectively, pursuant to the terms of the Initial Credit Agreement Collateral Documents;

The Initial Credit Agreement Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are

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hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial Credit Agreement Claimholder), the Initial Other Representative (for itself and on behalf of each other Initial Other First Lien Claimholder), the Initial Other Collateral Agent (for itself and on behalf of each other Initial Other First Lien Claimholder) and each Additional First Lien Representative and Additional First Lien Collateral Agent (in each case, for itself and on behalf of the Additional First Lien Claimholders of the applicable Series), intending to be legally bound, hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Initial Credit Agreement (whether or not then in effect), and the following terms which are defined in the UCC are used herein as so defined (and if defined in more than one article of the UCC shall have the meaning specified in Article 9 thereof): Certificated Security, Commodity Account, Commodity Contract, Deposit Account, Electronic Chattel Paper, Promissory Note, Instrument, Letter of Credit Right, Securities Entitlement, Securities Account and Tangible Chattel Paper. As used in this Agreement, the following terms have the meanings specified below:

“Additional First Lien Claimholders” shall have the meaning assigned to such term in Section 5.14.

“Additional First Lien Collateral Agent” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as collateral agent (or the equivalent) for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Collateral Agent is the Collateral Agent under a Replacement Credit Agreement, it shall also be a Replacement Collateral Agent and the Credit Agreement Collateral Agent; otherwise, it shall be an Other First Lien Collateral Agent.

“Additional First Lien Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional First Lien Representative” means with respect to each Series of Other First Lien Obligations and each Replacement Credit Agreement, in each case, that becomes subject to the terms of this Agreement after the date hereof, the Person serving as administrative agent, trustee or in a similar capacity for such Series of Other First Lien Obligations or Replacement Credit Agreement and named as such in the applicable Joinder Agreement delivered pursuant to Section 5.14 hereof, together with its successors from time to time in such capacity. If an Additional First Lien Representative is the Representative under a Replacement Credit Agreement, it shall also be a Replacement Representative and the Credit Agreement Representative; otherwise, it shall be an Other First Lien Representative.

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“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.

“Applicable Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Representative.

“Applicable Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Credit Agreement Representative and (ii) from and after the earlier of (x) the Discharge of Credit Agreement and (y) the Non-Controlling Representative Enforcement Date, the Major Non-Controlling Representative.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.5(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens created pursuant to any First Lien Collateral Document to secure one or more Series of First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent (which in the case of the Initial Credit Agreement Obligations shall be the Initial First Lien Collateral Agent and in the case of any Replacement Credit Agreement shall be the Replacement Collateral Agent) and (ii) in the case of the Other First Lien Obligations, the Other First Lien Collateral Agent (which in the case of the Initial Other First Lien Obligations shall be the Initial Other Collateral Agent and in the case of any other Series of Other First Lien Obligations shall be the Additional First Lien Collateral Agent for such Series).

“Company” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

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“Control Collateral” means any Shared Collateral in the “control” (within the meaning of Section 9-104, 9-105, 9-106, 9-107 or 8-106 of the Uniform Commercial Code of any applicable jurisdiction) of any Collateral Agent (or its agents or bailees), to the extent that control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Control Collateral includes any Deposit Accounts, Securities Accounts, Securities Entitlements, Commodity Accounts, Commodity Contracts, Letter of Credit Rights or Electronic Chattel Paper over which any Collateral Agent has “control” under the applicable Uniform Commercial Code.

“Controlling Claimholders” means (i) at any time when the Credit Agreement Collateral Agent is the Applicable Collateral Agent, the Credit Agreement Claimholders and (ii) at any other time, the Series of First Lien Claimholders whose Collateral Agent is the Applicable Collateral Agent.

“Credit Agreement” means (i) the Initial Credit Agreement and (ii) each Replacement Credit Agreement.

“Credit Agreement Claimholders” means (i) the Initial Credit Agreement Claimholders and (ii) the Replacement Credit Agreement Claimholders.

“Credit Agreement Collateral Agent” means (i) the Initial First Lien Collateral Agent and (ii) the Replacement Collateral Agent under any Replacement Credit Agreement.

“Credit Agreement Collateral Documents” means (i) the Initial Credit Agreement Collateral Documents and (ii) the Replacement Credit Agreement Collateral Documents.

“Credit Agreement Documents” means (i) the Initial Credit Agreement Documents and (ii) the Replacement Credit Agreement Documents.

“Credit Agreement Obligations” means (i) the Initial Credit Agreement Obligations and (ii) the Replacement Credit Agreement Obligations.

“Credit Agreement Representative” means (i) the Initial First Lien Representative and (ii) the Replacement Representative under any Replacement Credit Agreement.

“Declined Liens” shall have the meaning assigned to such term in Section 2.11.

“Default” means a “Default” (or similarly defined term) as defined in any First Lien Document.

“Designation” means a designation of Additional First Lien Debt and, if applicable, the designation of a Replacement Credit Agreement, in each case, in substantially the form of Exhibit B attached hereto.

“DIP Financing” shall have the meaning assigned to such term in Section 2.5(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.5(b).

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“DIP Lenders” shall have the meaning assigned to such term in Section 2.5(b).

“Discharge” means, with respect to any Series of First Lien Obligations, that such Series of First Lien Obligations is no longer secured by, and no longer required to be secured by, any Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement” means, except to the extent otherwise provided in Section 2.6, the Discharge of the Credit Agreement Obligations; provided that the Discharge of Credit Agreement shall be deemed not to have occurred if a Replacement Credit Agreement is entered into until, subject to Section 2.6, the Replacement Credit Agreement Obligations shall have been Discharged.

“Equity Release Proceeds” shall have the meaning assigned to such term in Section 2.4(a).

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any First Lien Document.

“First Lien Claimholders” means (i) the Credit Agreement Claimholders and (ii) the Other First Lien Claimholders with respect to each Series of Other First Lien Obligations.

“First Lien Collateral Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Collateral Documents.

“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Collateral Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 2.1(b)(ii).

“Indebtedness” means indebtedness in respect of borrowed money.

“Initial Credit Agreement” shall have the meaning assigned to such term in the second paragraph of this Agreement.

“Initial Credit Agreement Cash Management Agreements” means the Treasury Services Agreements as defined in the Initial Credit Agreement.

“Initial Credit Agreement Claimholders” means the holders of any Initial Credit Agreement Obligations, including the “Secured Parties” as defined in the Initial Credit Agreement or in the Initial Credit Agreement Collateral Documents and the Initial First Lien Representative and Initial First Lien Collateral Agent.

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“Initial Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Initial Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Credit Agreement Documents” means the Initial Credit Agreement, each Initial Credit Agreement Collateral Document and the other Loan Documents (as defined in the Initial Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Initial Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Credit Agreement Hedge Agreements” means the Secured Hedge Agreements as defined in the Initial Credit Agreement.

“Initial Credit Agreement Obligations” means:

(a) all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries (in each case as defined in the Initial Credit Agreement) arising under any Loan Document (as defined in the Initial Credit Agreement) or otherwise with respect to any Loan or Letter of Credit (in each case as defined in the Initial Credit Agreement), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary (in each case as defined in the Initial Credit Agreement) of any proceeding under any Debtor Relief Laws (as defined in the Initial Credit Agreement) naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party (as defined in the Initial Credit Agreement) arising under any Initial Credit Agreement Hedge Agreement or any Initial Credit Agreement Cash Management Agreement; and

(b) to the extent any payment with respect to any Initial Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Initial Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Initial Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Initial Credit Agreement Obligations”.

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“Initial Credit Agreement Subsidiary Guarantors” shall have the meaning assigned to such term in the third paragraph to this Agreement.

“Initial First Lien Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial First Lien Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Documents” means the [Security][Collateral] Documents (as defined in the Initial Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Initial Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Initial Other First Lien Agreement” means [describe the indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Claimholders” means the holders of any Initial Other First Lien Obligations, the Initial Other Representative and the Initial Other Collateral Agent.

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, each Initial Other Collateral Document and each of the other agreements, documents and instruments providing for or evidencing any other Initial Other First Lien Obligations, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Documents.

“Initial Other Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of its assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

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“Intervening Creditor” shall have the meaning assigned to such term in Section 2.1(b)(i).

“Joinder Agreement” means a document in the form of Exhibit A to this Agreement required to be delivered by a Representative to each Collateral Agent and each other Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations (including the Credit Agreement) and bind First Lien Claimholders hereunder.

“Lien” means any lien (including judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Major Non-Controlling Representative” means the Representative of the Series of Other First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations (provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this clause (i)). For purposes of this definition, “principal amount” shall be deemed to include the face amount of any outstanding letter of credit issued under the particular Series.

“Non-Controlling Claimholders” means the First Lien Claimholders which are not Controlling Claimholders.

“Non-Controlling Representative” means, at any time, each Representative that is not the Applicable Representative at such time.

“Non-Controlling Representative Enforcement Date” means, with respect to any Non-Controlling Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Representative was the Major Non-Controlling Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) and (ii) each Collateral Agent’s and each other Representative’s receipt of written notice from such Non-Controlling Representative certifying that (x) such Non-Controlling Representative is the Major Non-Controlling Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Representative is the Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Representative is the Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the

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applicable Other First Lien Document; provided that the Non-Controlling Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1) at any time the Applicable Collateral Agent acting on the instructions of the Applicable Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral, (2) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding or (3) if such Non-Controlling Representative subsequently rescinds or withdraws the written notice provided for in clause (ii).

“Other First Lien Agreement” means any indenture, notes or other agreement, document or instrument, including the Initial Other First Lien Agreement, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14. For avoidance of doubt, neither the Initial Credit Agreement nor any Replacement Credit Agreement shall constitute an Other First Lien Agreement.

“Other First Lien Claimholder” means the holders of any Other First Lien Obligations and any Representative and Collateral Agent with respect thereto and shall include the Initial Other First Lien Claimholders.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Credit Agreement Collateral Agent.

“Other First Lien Collateral Documents” means the Security Documents or Collateral Documents or similar term (in each case as defined in the applicable Other First Lien Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Other First Lien Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Other First Lien Obligations, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Collateral Documents applicable thereto and each other agreement, document and instrument providing for or evidencing any other Other First Lien Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Claimholder (including any Initial Other First Lien Claimholder) pursuant to the terms of any Other First Lien Document (including the Initial Other First Lien Documents), including all amounts in respect of any principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other

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liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. Other First Lien Obligations shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor. For avoidance of doubt, neither the Initial Credit Agreement Obligations nor any Replacement Credit Agreement Obligations shall constitute Other First Lien Obligations.

“Other First Lien Representatives” means each of the Representatives other than the Credit Agreement Representative.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes any Certificated Securities, Promissory Notes, Instruments, and Tangible Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Collateral Documents.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Credit Agreement Documents or Other First Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned to such term in Section 2.1(a).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Collateral Agent” means, in respect of any Replacement Credit Agreement, the collateral agent or person serving in similar capacity under the Replacement Credit Agreement.

“Replacement Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Credit Agreement in accordance with Section 2.8 hereof so long as, after giving effect to such Refinancing, the agreement that was the Credit Agreement immediately prior to such Refinancing is no longer secured, and no longer required to be secured, by any of the Collateral and (ii) becomes the Credit Agreement hereunder by designation as such pursuant to Section 5.14.

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“Replacement Credit Agreement Cash Management Agreements” means the Secured Cash Management Agreements or Banking Product Obligations or similar term as defined in the Replacement Credit Agreement.

“Replacement Credit Agreement Claimholders” means the holders of any Replacement Credit Agreement Obligations, including the “Secured Parties” as defined in the Replacement Credit Agreement or in the Replacement Credit Agreement Collateral Documents and the Replacement Representative and Replacement Collateral Agent.

“Replacement Credit Agreement Collateral Documents” means the Security Documents or Collateral Documents or similar term (as defined in the Replacement Credit Agreement) and any other agreement, document or instrument entered into for the purpose of granting a Lien to secure any Replacement Credit Agreement Obligations or to perfect such Lien (as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Replacement Credit Agreement Documents” means the Replacement Credit Agreement, each Replacement Credit Agreement Collateral Document and the other Loan Documents or similar term (as defined in the Replacement Credit Agreement), and each of the other agreements, documents and instruments providing for or evidencing any other Replacement Credit Agreement Obligation, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Replacement Credit Agreement Hedge Agreement” means the Secured Hedge Agreements or similar term as defined in the Replacement Credit Agreement.

“Replacement Credit Agreement Obligations” means:

(a) all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries (in each case as defined in the Replacement Credit Agreement) arising under any Loan Document (as defined in the Replacement Credit Agreement) or otherwise with respect to any Loan or Letter of Credit (in each case as defined in the Replacement Credit Agreement), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary (in each case as defined in the Replacement Credit Agreement) of any proceeding under any Debtor Relief Laws (as defined in the Replacement Credit Agreement) naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party (as defined in the Replacement Credit Agreement) arising under any Replacement Credit Agreement Hedge Agreement or any Replacement Credit Agreement Cash Management Agreement; and

(b) to the extent any payment with respect to any Replacement Credit Agreement Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Other First Lien Claimholder, receiver or similar Person, then the obligation or part thereof originally

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intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the Replacement Credit Agreement Documents are disallowed by order of any court, including by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the Replacement Credit Agreement Claimholders and the Other First Lien Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Replacement Credit Agreement Obligations”.

“Replacement Representative” means, in respect of any Replacement Credit Agreement, the administrative agent, trustee or person serving in similar capacity under the Replacement Credit Agreement.

“Representative” means, at any time, (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Claimholders, the Initial First Lien Representative, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Claimholders, the Initial Other Representative, (iii) in the case of any Replacement Credit Agreement Obligations or the Replacement Credit Agreement Claimholders, the Replacement Representative and (iv) in the case of any other Series of Other First Lien Obligations or Other First Lien Claimholders of such Series that becomes subject to this Agreement after the date hereof, the Additional First Lien Representative for such Series.

“Series” means (a) with respect to the First Lien Claimholders, each of (i) the Initial Credit Agreement Claimholders (in their capacities as such), (ii) the Initial Other First Lien Claimholders (in their capacities as such), (iii) the Replacement Credit Agreement Claimholders (in their capacities as such), and (iv) the Other First Lien Claimholders (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Representative (in its capacity as such for such Other First Lien Claimholders) and (b) with respect to any First Lien Obligations, each of (i) the Initial Credit Agreement Obligations, (ii) the Initial Other First Lien Obligations, (iii) the Replacement Credit Agreement Obligations and (iv) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, subject to Section 2.1(e) hereof, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Representatives or Collateral Agents on behalf of such holders) hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time and shall not constitute Shared

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Collateral for any Series which does not hold, or purport to hold, or are required to hold pursuant to the First Lien Documents in respect of such Series, a valid security interest or Lien in such Collateral at such time.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of such other Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the third paragraph of this Agreement.

“Subsidiary Guaranty” shall have the meaning assigned to such term in the second paragraph of this Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Underlying Assets” shall have the meaning assigned to such term in Section 2.4(a).

Section 1.2 Rules of Interpretation.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns from time to time, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

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ARTICLE II

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

Section 2.1 Priority of Claims.

(a) Anything contained herein or in any of the First Lien Documents to the contrary notwithstanding (but subject to Section 2.1(b) and Section 2.11(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Claimholder receives any payment pursuant to any intercreditor agreement (other than this Agreement) or otherwise with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any Shared Collateral or Equity Release Proceeds received by any First Lien Claimholder or received by the Applicable Collateral Agent or any First Lien Claimholder pursuant to any such intercreditor agreement or otherwise with respect to such Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following clause THIRD below) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) or otherwise (all proceeds of any sale, collection or other liquidation of any Collateral comprising either Shared Collateral or Equity Release Proceeds and all proceeds of any such distribution and any proceeds of any insurance covering the Shared Collateral received by the Applicable Collateral Agent and not returned to any Grantor under any First Lien Document being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

(i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, including all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) and each Representative (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other First Lien Document or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other First Lien Document and all fees and indemnities owing to such Collateral Agents and Representatives, ratably to each such Collateral Agent and Representative in accordance with the amounts payable to it pursuant to this clause FIRST;

(ii) SECOND, subject to Section 2.1(b) and Section 2.11(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to each Representative for the payment in full of the other First Lien Obligations of each Series secured by such Shared Collateral or, in the case of

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Equity Release Proceeds, secured by the Underlying Assets, and, if the amount of such Proceeds are insufficient to pay in full the First Lien Obligations of each Series so secured then such Proceeds shall be allocated among the Representatives of each Series secured by such Shared Collateral or, in the case of Equity Release Proceeds, secured by the Underlying Assets, pro rata according to the amounts of such First Lien Obligations owing to each such respective Representative and the other First Lien Claimholders represented by it for distribution by such Representative in accordance with its respective First Lien Documents; and

(iii) THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same, including pursuant to any Junior Lien Intercreditor Agreement (as defined in the Credit Agreement), if applicable.

If, despite the provisions of this Section 2.1(a), any First Lien Claimholder shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.1(a), such First Lien Claimholder shall hold such payment or recovery in trust for the benefit of all First Lien Claimholders for distribution in accordance with this Section 2.1(a).

(b) (i) Notwithstanding the foregoing, with respect to any Shared Collateral or Equity Release Proceeds for which a third party (other than a First Lien Claimholder) has a Lien that is junior in priority to the Lien of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral, Equity Release Proceeds or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral, Equity Release Proceeds or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

(ii) In furtherance of the foregoing and without limiting the provisions of Section 2.3, it is the intention of the First Lien Claimholders of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Claimholders of any other Series) (1) bear the risk of any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations and (2) not take into account for purposes of this Agreement the existence of any Collateral (other than Equity Release Proceeds) for any other Series of First Lien Obligations that

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is not Shared Collateral (any such condition referred to in the foregoing clauses (1) or (2) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the First Lien Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

(c) It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then existing First Lien Documents and subject to any limitations set forth in this Agreement, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.1(a) or the provisions of this Agreement defining the relative rights of the First Lien Claimholders of any Series.

(d) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the First Lien Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 2.1(b)), each First Lien Claimholder hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

(e) Notwithstanding anything in this Agreement or any other First Lien Document to the contrary, prior to the Discharge of the Credit Agreement Obligations, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

Section 2.2 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a) Notwithstanding Section 2.1, (i) only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral), (ii) the Applicable

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Collateral Agent shall act only on the instructions of the Applicable Representative and shall not follow any instructions with respect to such Shared Collateral (including with respect to any other intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Representative (or any other First Lien Claimholder other than the Applicable Representative) and (iii) no Other First Lien Claimholder shall or shall instruct any Collateral Agent to, and any other Collateral Agent that is not the Applicable Collateral Agent shall not, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any other intercreditor agreement with respect to Shared Collateral), whether under any First Lien Collateral Document (other than the First Lien Collateral Documents applicable to the Applicable Collateral Agent), applicable law or otherwise, it being agreed that only the Applicable Collateral Agent, acting in accordance with the First Lien Collateral Documents applicable to it, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

(b) Without limiting the provisions of Section 4.2, each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent hereby appoints the Applicable Collateral Agent as its agent and authorizes the Applicable Collateral Agent to exercise any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and to execute releases in connection therewith.

(c) Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations granted on the Shared Collateral, the Applicable Collateral Agent (acting on the instructions of the Applicable Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Shared Collateral. No Non-Controlling Representative, Non-Controlling Claimholder or Collateral Agent that is not the Applicable Collateral Agent will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders or any other exercise by the Applicable Collateral Agent, the Applicable Representative or the Controlling Claimholders of any rights and remedies relating to the Shared Collateral. The foregoing shall not be construed to limit the rights and priorities of any First Lien Claimholder, Collateral Agent or Representative with respect to any Collateral not constituting Shared Collateral.

(d) Each of the Collateral Agents (other than the Credit Agreement Collateral Agent) and the Representatives (other than the Credit Agreement Representative) agrees that it will not accept any Lien on any Collateral for the benefit of any Series of Other First Lien Obligations (other than funds deposited for the satisfaction, discharge or defeasance of any Other First Lien Agreement) other than pursuant to the First Lien Collateral Documents, and by executing this Agreement (or a Joinder Agreement), each such Collateral Agent and each such Representative and the Series of First Lien Claimholders for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First Lien Collateral Documents applicable to it.

(e) Each of the First Lien Claimholders agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in all or any part of the Collateral or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of any Collateral Agent or any Representative to enforce this Agreement or (ii) the rights of any First Lien Secured Party to contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

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Section 2.3 No Interference; Payment Over; Exculpatory Provisions.

(a) Each First Lien Claimholder agrees that (i) it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Collateral Document or the validity, attachment, perfection or priority of any Lien under any First Lien Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Claimholder from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code, (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.2, it shall have no right to and shall not otherwise (A) direct the Applicable Collateral Agent or any other First Lien Claimholder to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any other intercreditor agreement) or (B) consent to, or object to, the exercise by, or any forbearance from exercising by, the Applicable Collateral Agent or any other First Lien Claimholder represented by it of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Claimholder represented by it seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral and (v) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Claimholder to (i) enforce this Agreement including Section 2.1(b) hereof or (ii) contest or support any other Person in contesting the enforceability of any Lien purporting to secure obligations not constituting First Lien Obligations.

(b) Each First Lien Claimholder hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral, pursuant to any First Lien Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such

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Shared Collateral, proceeds or payment in trust for the other First Lien Claimholders having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.1(a) hereof, provided, however, that the foregoing shall not apply to any Shared Collateral purchased by any First Lien Claimholder for cash pursuant to any exercise of remedies permitted hereunder.

(c) None of the Applicable Collateral Agent, any Applicable Representative or any other First Lien Claimholder shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Representative or any other First Lien Claimholder with respect to any Collateral in accordance with the provisions of this Agreement.

Section 2.4 Automatic Release of Liens.

(a) If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Claimholders (or in favor of such other First Lien Claimholders if directly secured by such Liens) upon such Shared Collateral will automatically be released and discharged upon final conclusion of such disposition as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.1 hereof. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the Applicable Collateral Agent or related Applicable Representative of such Series of First Lien Obligations releases any guarantor from its obligation under a guarantee of the Series of First Lien Obligations for which it serves as agent prior to a Discharge of such Series of First Lien Obligations, such guarantor also shall be released from its guarantee of all other First Lien Obligations. If in connection with any such foreclosure or other exercise of remedies by the Applicable Collateral Agent, the equity interests of any Person are foreclosed upon or otherwise disposed of and the Applicable Collateral Agent releases its Lien on the property or assets of such Person, then the Liens of each other Collateral Agent (or in favor of such other First Lien Claimholders if directly secured by such Liens) with respect to any Collateral consisting of the property or assets of such Person will be automatically released to the same extent as the Liens of the Applicable Collateral Agent are released; provided that any proceeds of any such equity interests foreclosed upon where the Applicable Collateral Agent releases its Lien on the assets of such Person on which another Series of First Lien Obligations holds a Lien on any of the assets of such Person (any such assets, the “Underlying Assets”) which Lien is released as provided in this sentence (any such Proceeds being referred to herein as “Equity Release Proceeds” regardless of whether or not such other Series of First Lien Obligations holds a Lien on such equity interests so disposed of) shall be applied pursuant to Section 2.1 hereof.

(b) Without limiting the rights of the Applicable Collateral Agent under Section 4.2, each Collateral Agent and each Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral, Underlying Assets or guarantee provided for in this Section 2.4.

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Section 2.5 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Claimholder (other than any Controlling Claimholder or any Representative of any Controlling Claimholder) agrees that it will not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a Representative of the Controlling Claimholders shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Claimholders, each Non-Controlling Claimholder will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Claimholders (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Claimholders, each Non-Controlling Claimholder will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Claimholders of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Claimholders (other than any Liens of the First Lien Claimholders constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Claimholders of each Series are granted Liens on any additional collateral pledged to any First Lien Claimholders as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement (other than any Liens of any First Lien Claimholders constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.1(a) of this Agreement, and (D) if any First Lien Claimholders are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.1(a) of this Agreement; provided that the First Lien Claimholders of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Claimholders of such Series or its Representative that shall not constitute Shared Collateral (unless such Collateral fails to constitute Shared Collateral because the Lien in respect thereof constitutes a

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Declined Lien with respect to such First Lien Claimholders or their Representative or Collateral Agent); provided, further, that the First Lien Claimholders receiving adequate protection shall not object to any other First Lien Claimholder receiving adequate protection comparable to any adequate protection granted to such First Lien Claimholders in connection with a DIP Financing or use of cash collateral.

(c) If any First Lien Claimholder is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à-vis the First Lien Claimholders as set forth in this Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Claimholder shall be entitled to seek, and each First Lien Claimholder will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations pursuant to Section 2.1.

Section 2.6 Reinstatement.

In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash. This Section 2.6 shall survive termination of this Agreement.

Section 2.7 Insurance and Condemnation Awards.

As among the First Lien Claimholders, the Applicable Collateral Agent (acting at the direction of the Applicable Representative), shall have the right, but not the obligation, to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. To the extent any Collateral Agent or any other First Lien Claimholder receives proceeds of such insurance policy and such proceeds are not permitted or required to be returned to any Grantor under the applicable First Lien Documents, such proceeds shall be turned over to the Applicable Collateral Agent for application as provided in Section 2.1 hereof.

Section 2.8 Refinancings.

The First Lien Obligations of any Series may, subject to Section 5.14, be Re-financed, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any First Lien Document) of any First Lien Claimholder of any other Series, all without affecting the priorities pro-vided for herein or the other provisions hereof; provided that the Representative and Collateral Agent of the holders of any such Refinancing Indebtedness shall have executed a

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Joinder Agreement on behalf of the holders of such Refinancing Indebtedness. If such Refinancing In-debtedness is intended to constitute a Replacement Credit Agreement, the Company shall so state in its Designation.

Section 2.9 Gratuitous Bailee/Agent for Perfection.

(a) The Applicable Collateral Agent shall be entitled to hold any Possessory Collateral constituting Shared Collateral.

(b) Notwithstanding the foregoing, each Collateral Agent agrees to hold any Possessory Collateral constituting Shared Collateral and any other Shared Collateral from time to time in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Claimholder (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee, solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable First Lien Collateral Documents, in each case, subject to the terms and conditions of this Section 2.9. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control (within the meaning of Section 9-104 of the UCC) of any Collateral Agent, each such Collateral Agent agrees to also hold control over such Deposit Accounts as gratuitous agent for each other First Lien Claimholder and any assignee solely for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.9.

(c) No Collateral Agent shall have any obligation whatsoever to any First Lien Claimholder to ensure that the Possessory Collateral and Control Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 2.9. The duties or responsibilities of each Collateral Agent under this Section 2.9 shall be limited solely to holding any Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control as gratuitous bailee (and with respect to Deposit Accounts, as gratuitous agent) in accordance with this Section 2.9 and delivering the Possessory Collateral constituting Shared Collateral as provided in Section 2.9(e) below.

(d) None of the Collateral Agents or any of the First Lien Claimholders shall have by reason of the First Lien Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agents or any other First Lien Claimholder, and each Collateral Agent and each First Lien Claimholder hereby waives and releases the other Collateral Agents and First Lien Claimholders from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.9 as gratuitous bailee with respect to the Possessory Collateral constituting Shared Collateral or any other Shared Collateral in its possession or control (and with respect to the Deposit Accounts, as gratuitous agent).

(e) At any time the Applicable Collateral Agent is no longer the Applicable Collateral Agent, such outgoing Applicable Collateral Agent shall deliver the remaining Possessory Collateral constituting Shared Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), first, to the then Applicable Collateral Agent to the extent First Lien

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Obligations remain outstanding and second, to the applicable Grantor to the extent no First Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Shared Collateral) or to whomever may be lawfully entitled to receive the same, including pursuant to any Junior Lien Intercreditor Agreement (as defined in the Credit Agreement), if applicable. The outgoing Applicable Collateral Agent further agrees to take all other action reasonably requested by the then Applicable Collateral Agent at the expense of the Company in connection with the then Applicable Collateral Agent obtaining a first-priority security interest in the Shared Collateral.

Section 2.10 Amendments to First Lien Collateral Documents.

(a) Without the prior written consent of each other Collateral Agent, each Collateral Agent agrees that no First Lien Collateral Document may be amended, restated, amended and restated, supplemented, replaced or Refinanced or otherwise modified from time to time or entered into to the extent such amendment, supplement, Refinancing or modification, or the terms of any new First Lien Collateral Document, would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) In determining whether an amendment to any First Lien Collateral Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

Section 2.11 Similar Liens and Agreements.

(a) Subject to Section 2.11(b) below, the parties hereto agree that it is their intention that the Collateral be identical for all First Lien Claimholders; provided, that this provision will not be violated with respect to any particular Series if the First Lien Document for such Series prohibits the Collateral Agent for that Series from accepting a Lien on such asset or property or such Collateral Agent otherwise expressly declines to accept a Lien on such asset or property (any such prohibited or declined Liens with respect to a particular Series, a “Declined Lien”). In furtherance of, but subject to, the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i) upon request by any Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Shared Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Credit Agreement Documents and the Other First Lien Documents; and

(ii) that the documents and agreements creating or evidencing the Liens on Shared Collateral securing the Credit Agreement Obligations and the Other First Lien Obligations shall, subject to the terms and conditions of Section 5.2, be in all material respects the same forms of documents as one another, except that the documents and agreements creating or evidencing

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the Liens securing the Other First Lien Obligations may contain additional provisions as may be necessary or appropriate to establish the intercreditor arrangements among the various separate classes of creditors holding Other First Lien Obligations and to address any Declined Lien.

(b) Notwithstanding anything in this Agreement or any other First Lien Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure reimbursement obligations in respect of letters of credit shall solely secure and shall be applied as specified in the Credit Agreement or Other First Lien Agreement, as applicable, pursuant to which such letters of credit were issued and will not constitute Shared Collateral.

ARTICLE III

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever any Applicable Collateral Agent or any Applicable Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if a Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Collateral Agent or Applicable Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Applicable Collateral Agent and each Applicable Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Claimholder or any other person as a result of such determination.

ARTICLE IV

THE APPLICABLE COLLATERAL AGENT

Section 4.1 Authority.

(a) Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Claimholder or give any Non-Controlling Claimholder the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.1 hereof.

(b) In furtherance of the foregoing, each Non-Controlling Claimholder acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Claimholders, to sell, transfer or otherwise dispose of or deal with any Shared

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Collateral as provided herein and in the First Lien Collateral Documents, as applicable, without regard to any rights to which the Non-Controlling Claimholders would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Claimholders. Without limiting the foregoing, each Non-Controlling Claimholder agrees that none of the Applicable Collateral Agent, the Applicable Representative or any other First Lien Claimholder shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Claimholders, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Claimholders from such realization, sale, disposition or liquidation. Each of the First Lien Claimholders waives any claim it may now or hereafter have against any Collateral Agent or Representative of any other Series of First Lien Obligations or any other First Lien Claimholder of any other Series arising out of (i) any actions which any such Collateral Agent, Representative or any First Lien Claimholder represented by it take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Collateral Documents or any other agreement related thereto or in connection with the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations; provided that nothing in this clause (i) shall be construed to prevent or impair the rights of any Collateral Agent or Representative to enforce this Agreement, (ii) any election by any Applicable Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.5, any borrowing, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Collateral Agent shall not (i) accept any Shared Collateral in full or partial satisfaction of any First Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral or (ii) “credit bid” for or purchase (other than for cash) Shared Collateral at any public, private or judicial foreclosure upon such Shared Collateral, without the consent of each Representative representing holders of First Lien Obligations for whom such Collateral constitutes Shared Collateral.

Section 4.2 Power-of-Attorney.

Each Non-Controlling Representative and Collateral Agent that is not the Applicable Collateral Agent, for itself and on behalf of each other First Lien Claimholder of the Series for whom it is acting, hereby irrevocably appoints the Applicable Collateral Agent and any officer or agent of the Applicable Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Representative, Collateral Agent or First Lien Claimholder, to take any and all appropriate action and to execute

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any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each First Lien Collateral Document with respect to Shared Collateral and the execution of releases in connection therewith.

ARTICLE V

MISCELLANEOUS

Section 5.1 Integration/Conflicts.

This Agreement, together with the other First Lien Documents and the First Lien Collateral Documents, represents the entire agreement of each of the Grantors and the First Lien Claimholders with respect to the subject matter hereof and thereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings, representations or warranties by any Representative, Collateral Agent or First Lien Claimholder relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents the provisions of this Agreement shall govern and control.

Section 5.2 Effectiveness; Continuing Nature of this Agreement; Severability.

This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement and the First Lien Claimholders of any Series may continue, at any time and without notice to any First Lien Claimholder of any other Series, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Representative and each Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect with respect to any Representative or Collateral Agent and the First Lien Claimholders represented by such Representative or Collateral Agent and their First Lien Obligations, on the date on which no First Lien Obligations of such First Lien Claimholders are any longer secured by, or required to be secured by, any of the Collateral pursuant to the terms of the applicable First Lien Documents,

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subject to the rights of the First Lien Claimholders under Section 2.6; provided, however, that such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

Section 5.3 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b) Notwithstanding the foregoing, without the consent of any First Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Representative and Collateral Agent and the Other First Lien Claimholders and Other First Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative or First Lien Claimholder, the Applicable Collateral Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other First Lien Documents.

Section 5.4 Information Concerning Financial Condition of the Grantors and their Subsidiaries.

The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations. The Representative and Collateral Agent and the other First Lien Claimholders of each Series shall have no duty to advise the Representative, Collateral Agent or First Lien Claimholders of any other Series of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Representative or Collateral Agent or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Representative, Collateral Agent or First Lien Claimholders of any other Series, it or they shall be under no obligation:

(a) to make, and such Representative and Collateral Agent and such other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

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(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Section 5.5 Submission to Jurisdiction; Certain Waivers.

Each of the Company, each other Grantor, each Collateral Agent and each Representative, on behalf of itself and each other First Lien Claimholder represented by it, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive (subject to Section 5.5(c) below) general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Collateral Agent, Representative or other First Lien Claimholder may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document against such Grantor or any of its assets in the courts of any jurisdiction in which such assets are located;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other First Lien Collateral Document in any court referred to in Section 5.5(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

(e) consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 5.7 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

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(f) agrees that service as provided in Section 5.5(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

Section 5.6 WAIVER OF JURY TRIAL.

EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FIRST LIEN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT EACH SUCH PARTY HERETO AND THE COMPANY AND EACH OTHER GRANTOR HAVE BEEN INDUCED TO ENTER INTO OR ACKNOWLEDGE THIS AGREEMENT AND THE OTHER FIRST LIEN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Section 5.7 Notices.

Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Section 5.8 Further Assurances.

Each Representative and Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of

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them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any Representative and Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 5.9 Agency Capacities.

Except as expressly provided herein, (a) [Deutsche Bank AG New York Branch] is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial Credit Agreement Claimholders, (b) the Initial Other Representative and the Initial Other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Initial Other First Lien Claimholders, (c) each Replacement Representative and Replacement Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Replacement Credit Agreement Claimholders and (d) each other Representative and each other Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Other First Lien Claimholders under the Other First Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

Section 5.10 GOVERNING LAW.

THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 5.11 Binding on Successors and Assigns.

This Agreement shall be binding upon each Representative and each Collateral Agent, the First Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the Representatives and/or Collateral Agents resigns or is replaced pursuant to the applicable First Lien Documents its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

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Section 5.12 Section Headings.

Section headings and the Table of Contents used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

Section 5.13 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

Section 5.14 Other First Lien Obligations.

(a) To the extent not prohibited by the provisions of the Credit Agreement and the other First Lien Documents, the Company may incur additional Indebtedness (which for the avoidance of doubt shall include any Indebtedness incurred pursuant to a Refinancing) and Other First Lien Obligations or Replacement Credit Agreement Obligations after the date hereof that is secured on an equal and ratable basis with the Liens (other than any Declined Liens) securing the then existing First Lien Obligations (such Indebtedness, “Additional First Lien Debt”). Any such Additional First Lien Debt and any Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, may be secured by a Lien on a ratable basis, in each case under and pursuant to the applicable First Lien Collateral Documents of such Series, if, and subject to the condition that, the Additional First Lien Collateral Agent and Additional First Lien Representative of any such Additional First Lien Debt, acting on behalf of the holders of such Additional First Lien Debt and the holders of such Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable (such Additional First Lien Collateral Agent, Additional First Lien Representative, the holders in respect of any such Additional First Lien Debt and the holders of any such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, being referred to as “Additional First Lien Claimholders”), each becomes a party to this Agreement by satisfying the conditions set forth in Section 5.14(b).

(b) In order for an Additional First Lien Representative and Additional First Lien Collateral Agent (including, in the case of a Replacement Credit Agreement, the Replacement Representative and the Replacement Collateral Agent in respect thereof) to become a party to this Agreement,

(i) such Additional First Lien Representative and such Additional First Lien Collateral Agent shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional First Lien Representative and such Additional First Lien Collateral Agent, as the case may be) pursuant to which such Additional First Lien Representative becomes a Representative hereunder and such Additional First Lien Collateral Agent becomes a Collateral Agent hereunder, and such Additional First Lien Debt and

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such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the Additional First Lien Claimholders of such Series become subject hereto and bound hereby;

(ii) the Company shall have delivered to each Collateral Agent:

(a) true and complete copies of each of the Other First Lien Agreement or Replacement Credit Agreement, as applicable, and the First Lien Collateral Documents for such Series, certified as being true and correct by a Responsible Officer of the Company;

(b) a Designation substantially in the form of Exhibit B pursuant to which the Company shall (A) identify the Indebtedness to be designated as Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and the initial aggregate principal amount or committed amount thereof, (B) specify the name and address of the Additional First Lien Collateral Agent and Additional First Lien Representative, (C) certify that such Additional First Lien Debt is permitted by each First Lien Document and that the conditions set forth in this Section 5.14 are satisfied with respect to such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, and (D) in the case of a Replacement Credit Agreement, expressly state that such agreement giving rise to the new Indebtedness satisfies the requirements of a Replacement Credit Agreement and the Company elects to designate such agreement as a Replacement Credit Agreement; and

(iii) the Other First Lien Documents or Replacement Credit Agreement Documents, as applicable, relating to such Additional First Lien Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional First Lien Claimholder with respect to such Additional First Lien Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional First Lien Debt.

(c) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent, in each case, in accordance with this Section 5.14, each other Representative and Collateral Agent shall acknowledge such receipt thereof by countersigning a copy thereof, subject to the terms of this Section 5.14 and returning the same to such Additional First Lien Representative and Additional First Lien Collateral Agent, as applicable; provided that the failure of any Representative or Collateral Agent to so acknowledge or return shall not affect the status of such debt as Additional First Lien Debt if the other requirements of this Section 5.14 are complied with.

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Section 5.15 Authorization.

By its signature, each Person executing this Agreement, on behalf of such party or Grantor but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

Section 5.16 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights.

The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Claimholders in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder and no such Person is an intended beneficiary or third party beneficiary hereof, except, in each case, as expressly provided in this Agreement, and none of the Company nor any other Grantor may rely on the terms hereof (other than as set forth in Section 2.4, Section 2.8 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms. Without limitation of any other provisions of this Agreement, the Company and each Grantor hereby (a) acknowledges that it has read this Agreement and consents hereto, (b) agrees that it will not take any action that would be contrary to the express provisions of this Agreement and (c) agrees to abide by the requirements expressly applicable to it under this Agreement.

Section 5.17 No Indirect Actions.

Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

Section 5.18 Additional Grantors.

Each Grantor agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a joinder agreement substantially in the form attached hereto as Exhibit C that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document.

[Remainder of this page intentionally left blank]

J-1-33

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent

By:
Name:
Title:

[address]

with copies to:

[address]

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

[ ],
as Initial Other Representative

By:
Name:
Title:

[NOTICE ADDRESS]

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

Acknowledged and Agreed to by:

ESH HOSPITALITY, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

[NOTICE ADDRESS]

[Signature Page to First Lien Pari Passu Intercreditor Agreement]

Exhibit A

to First Lien Pari Passu Intercreditor Agreement

[FORM OF]

JOINDER AGREEMENT

JOINDER NO. [            ] dated as of [            ], 20[    ] (the “Joinder Agreement”) to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], [    ], (the “Pari Passu Intercreditor Agreement”), among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and as Initial First Lien Collateral Agent, [                    ], as Initial Other Representative, and [                    ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ESH HOSPITALITY, INC., a Delaware corporation (the “Company”), and the other Grantors signatory thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

B. As a condition to the ability of the Company to incur [Other First Lien Obligations][Replacement Credit Agreement Obligations under the Replacement Credit Agreement] and to secure such [Other First Lien Obligations][Replacement Credit Agreement Obligations] with the liens and security interests created by the [Other First Lien Collateral Documents][Replacement Credit Agreement Collateral Documents], the Additional First Lien Representative in respect thereof is required to become a Representative and the Additional First Lien Collateral Agent in respect thereof is required to become a Collateral Agent and the First Lien Claimholders in respect thereof are required to become subject to and bound by, the Pari Passu Intercreditor Agreement. Section 5.14 of the Pari Passu Intercreditor Agreement provides that such Additional First Lien Representative may become a Representative, such Additional First Lien Collateral Agent may become a Collateral Agent and such Additional First Lien Claimholders may become subject to and bound by the Pari Passu Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and the Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Passu Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the Pari Passu Intercreditor Agreement, (i) the New Representative and the New Collateral Agent by their signatures below become a Representative and a Collateral Agent respectively, under, and the related Additional First Lien Debt and Additional First Lien Claimholders become subject to and bound by, the Pari Passu Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as a Representative or a Collateral

Exhibit A – Page 1

Agent, respectively, and hereby agree to all the terms and provisions of the Pari Passu Intercreditor Agreement applicable to them as Representative, Collateral Agent and Additional First Lien Claimholders, respectively.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each other Collateral Agent, each other Representative and the other First Lien Claimholders, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional First Lien Claimholders represented by them will be subject to and bound by the provisions of the Pari Passu Intercreditor Agreement.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent and Representative shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Pari Passu Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

SECTION 6. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pari Passu Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

Exhibit A – Page 2

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

SECTION 8. Section 5.12 of the Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit A – Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL
AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A – Page 4

Receipt acknowledged by:

[DEUTSCHE BANK AG NEW YORK BRANCH],
as Initial First Lien Representative and
Initial First Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Other Representative

By:
Name:
Title:

[ ],
as Initial Other Collateral Agent

By:
Name:
Title:

[OTHERS AS NEEDED]

Exhibit A – Page 5

Exhibit B

to First Lien Pari Passu Intercreditor Agreement

[FORM OF]

DEBT DESIGNATION

Reference is made to the First Lien Pari Passu Intercreditor Agreement dated as of             , 20     (as amended, restated, supplemented or otherwise modified from time to time, the “Pari Passu Intercreditor Agreement”) among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent, [                    ], as Initial Other Representative, and [                    ], as Initial Other Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by the other Grantors signatory thereto. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Pari Passu Intercreditor Agreement. This Debt Designation is being executed and delivered in order to designate [additional Indebtedness and other related First Lien Obligations][Credit Agreement Obligations] entitled to the benefit and subject to the terms of the Pari Passu Intercreditor Agreement.

The undersigned, the duly appointed [specify title] of the Company hereby certifies on behalf of the Company that:

(a) [insert name of the Company or other Grantor] intends to incur Indebtedness in the initial aggregate [principal/committed amount] of [                    ] pursuant to the following agreement: [describe [indenture or other agreement giving rise to Additional First Lien Debt] [Replacement Credit Agreement (“New Agreement”)]] which will be [Other First Lien Obligations][Replacement Credit Agreement Obligations];

(b) (i) the name and address of the [Additional First Lien Representative for the Additional First Lien Debt and the related Other First Lien Obligations][Replacement Representative for the Replacement Credit Agreement] is:

Telephone:

Fax:

(ii) the name and address of the Additional First Lien Collateral Agent for the Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is:

Telephone:

Fax:

Exhibit B – Page 1

[and]

(a) such Additional First Lien Debt and such Series of Other First Lien Obligations or Replacement Credit Agreement Obligations, as applicable, is permitted by each First Lien Document and the conditions set forth in Section 5.14 of the Pari Passu Intercreditor Agreement are satisfied with respect to such [Additional First Lien Debt and the Other First Lien Obligations or Replacement Credit Agreement Obligations, [insert for Replacement Credit Agreements only: ; and

(b) the New Agreement satisfies the requirements of a Replacement Credit Agreement and is hereby designated as a Replacement Credit Agreement].

Exhibit B – Page 2

IN WITNESS WHEREOF, the Company has caused this Debt Designation to be duly executed by the undersigned officer as of             , 20    .

ESH HOSPITALITY, INC.

By:
Name:
Title:

Exhibit B – Page 3

Exhibit C

to First Lien Pari Passu Intercreditor Agreement

[FORM OF]

JOINDER AGREEMENT – ADDITIONAL GRANTOR

JOINDER AGREEMENT – ADDITIONAL GRANTOR NO. [    ] “this “Grantor Joinder Agreement”) dated as of [            ], 20[    ] to the FIRST LIEN PARI PASSU INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Pari Passu Intercreditor Agreement”), among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent, and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ESH HOSPITALITY INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Passu Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Pari Passu Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 5.16 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the First Lien Claimholders:

Section 1. Accession to the Pari Passu Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to, and becomes a party to the Pari Passu Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 5.16 thereof, (b) agrees to all the terms and provisions of the Pari Passu Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Pari Passu Intercreditor Agreement. This Grantor Joinder Agreement supplements the Pari Passu Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 5.18 of the Pari Passu Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the First Lien Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit C – Page 1

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Pari Passu Intercreditor Agreement subject to any limitations set forth in the Pari Passu Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GRANTOR JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS).

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Passu Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.7 of the Pari Passu Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.7 of the Pari Passu Intercreditor Agreement.

Section 9. Section 5.12 of the Pari Passu Intercreditor Agreement is hereby incorporated herein by reference.

[Remainder of this page intentionally left blank]

Exhibit C – Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Pari Passu Intercreditor Agreement as of the day and year first above written.

[	]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit C – Page 3

EXHIBIT J-2

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

[See attached]

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

dated as of

[                    ], 20[    ]

among

[DEUTSCHE BANK AG NEW YORK BRANCH],

as the Initial First Lien Representative and the Initial First Lien Collateral Agent for the Initial

First Lien Claimholders,

[                    ],

as the Initial Second Lien Representative for the Initial Second Lien Claimholders,

[                    ],

as the Initial Second Lien Collateral Agent for the Initial Second Lien Claimholders

and

each additional Representative and Collateral Agent from time to time party hereto and acknowledged and agreed to by

ESH HOSPITALITY, INC.,

as the Company

and the other Grantors referred to herein

Page
SECTION 1.	Definitions	J-2-2
1.1	Defined Terms	J-2-2
1.2	Terms Generally	J-2-14
SECTION 2.	Lien Priorities	J-2-15
2.1	Relative Priorities	J-2-15
2.2	Prohibition on Contesting Liens; No Marshaling	J-2-15
2.3	No New Liens	J-2-16
2.4	Similar Liens and Agreements	J-2-17
2.5	Perfection of Liens	J-2-17
2.6	Nature of First Lien Obligations	J-2-17
SECTION 3.	Enforcement	J-2-18
3.1	Exercise of Remedies	J-2-18
3.2	Actions Upon Breach; Specific Performance	J-2-22
SECTION 4.	Payments	J-2-23
4.1	Application of Proceeds	J-2-23
4.2	Payments Over	J-2-23
SECTION 5.	Other Agreements	J-2-24
5.1	Releases	J-2-24
5.2	Insurance	J-2-26
5.3	Amendments to First Lien Documents and Second Lien Documents	J-2-26
5.4	Confirmation of Subordination in Second Lien Collateral Documents	J-2-28
5.5	Gratuitous Bailee/Agent for Perfection	J-2-28
5.6	When Discharge of Obligations Deemed to Not Have Occurred	J-2-29
5.7	Purchase Right	J-2-31
5.8	Designation of Hedging/Bank Product Obligations	J-2-32
SECTION 6.	Insolvency or Liquidation Proceedings	J-2-32
6.1	Finance and Sale Issues	J-2-32
6.2	Relief from the Automatic Stay	J-2-34
6.3	Adequate Protection	J-2-34
6.4	No Waiver	J-2-36
6.5	Avoidance Issues	J-2-36
6.6	Reorganization Securities	J-2-36
6.7	Post-Petition Interest	J-2-36
6.8	Waiver	J-2-37
6.9	Separate Grants of Security and Separate Classification	J-2-37
6.10	Effectiveness in Insolvency or Liquidation Proceedings	J-2-38
SECTION 7.	Reliance; Waivers; Etc.	J-2-38
7.1	Reliance	J-2-38
7.2	No Warranties or Liability	J-2-38
7.3	No Waiver of Lien Priorities	J-2-39
7.4	Obligations Unconditional	J-2-41
SECTION 8.	Miscellaneous	J-2-41
8.1	Integration/Conflicts	J-2-41

J-2-i

8.2	Effectiveness; Continuing Nature of this Agreement; Severability	J-2-42
8.3	Amendments; Waivers	J-2-42
8.4	Information Concerning Financial Condition of the Grantors and their
	Subsidiaries	J-2-43
8.5	Subrogation	J-2-44
8.6	Application of Payments	J-2-44
8.7	Additional Debt Facilities	J-2-44
8.8	Agency Capacities	J-2-47
8.9	Submission to Jurisdiction; Certain Waivers	J-2-47
8.10	WAIVER OF JURY TRIAL	J-2-48
8.11	Notices	J-2-48
8.12	Further Assurances	J-2-49
8.13	APPLICABLE LAW	J-2-49
8.14	Binding on Successors and Assigns	J-2-49
8.15	Section Headings	J-2-49
8.16	Counterparts	J-2-49
8.17	Authorization	J-2-50
8.18	No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights	J-2-50
8.19	No Indirect Actions	J-2-50
8.20	Additional Grantors	J-2-50

EXHIBITS

Exhibit A – Form of Joinder Agreement (Additional Second Lien Debt)
Exhibit B – Form of Joinder Agreement (Additional First Lien Debt)
Exhibit C – Form of Additional Debt Designation
Exhibit D – Form of Joinder Agreement (Additional Grantor)

J-2-ii

This JUNIOR LIEN INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [            ], 20[    ], and entered into by and among [DEUTSCHE BANK AG NEW YORK BRANCH], as First Lien Representative for the Initial First Lien Claimholders (as defined below) (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Representative”) and as collateral agent for the Initial First Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial First Lien Collateral Agent”), [SECOND LIEN REPRESENTATIVE], as [INSERT CAPACITY], as Second Lien Representative for the Initial Second Lien Claimholders (as defined below) (in such capacity and together with its successors from time to time in such capacity, the “Initial Second Lien Representative”), [SECOND LIEN COLLATERAL AGENT], as collateral agent for the Initial Second Lien Claimholders (in such capacity and together with its successors from time to time in such capacity, the “Initial Second Lien Collateral Agent”) and each additional First Lien Representative, First Lien Collateral Agent, Second Lien Representative and Second Lien Collateral Agent that from time to time becomes a party hereto pursuant to Section 8.7, and acknowledged and agreed to by ESH HOSPITALITY INC., a Delaware corporation (the “Company”) and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, the lenders party thereto and the Initial First Lien Representative have entered into the Credit Agreement, dated as of [●], 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Initial First Lien Credit Agreement”);

The Company, [the lenders party thereto] and the Initial Second Lien Representative have entered into the [                    ], dated as of [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Initial Second Lien Agreement”); and

The First Lien Obligations are to be secured by Liens on the Collateral that are senior in priority to the Liens on the Collateral securing the Second Lien Obligations, and the Second Lien Obligations are to be secured by Liens on the Collateral that are junior in priority to the Liens on the Collateral securing the First Lien Obligations.

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the Initial First Lien Representative (for itself and on behalf of each other Initial First Lien Claimholder), the Initial First Lien Collateral Agent (for itself and on behalf of each other Initial First Lien Claimholder), the Initial Second Lien Representative (for itself and on behalf of each other Initial Second Lien Claimholder), the Initial Second Lien Collateral Agent (for itself and on behalf of each other Initial Second Lien Claimholder), each additional First Lien Representative (for itself and on behalf of each other Additional First Lien Claimholder represented by it), each additional First Lien Collateral Agent (for itself and on

J-2-1

behalf of each other Additional First Lien Claimholder represented by it), each additional Second Lien Representative (for itself and on behalf of each other Additional Second Lien Claimholder represented by it) and each additional Second Lien Collateral Agent (for itself and on behalf of each other Additional Second Lien Claimholder represented by it), intending to be legally bound, hereby agrees as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Collateral Agent” means an Additional First Lien Collateral Agent and/or an Additional Second Lien Collateral Agent, as the context may require.

“Additional Debt” has the meaning set forth in Section 8.7.

“Additional First Lien Collateral Agent” has the meaning set forth in the definition of “First Lien Collateral Agent”.

“Additional First Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any other Grantor (other than the Initial First Lien Debt) which Indebtedness and guarantees are secured by the First Lien Collateral (or a portion thereof) on a basis senior to the Second Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Document and Second Lien Document, (ii) unless already a party with respect to that Series of Additional First Lien Debt, each of the First Lien Representative and the First Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the First Lien Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof; provided that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Company or any other Grantor after the date hereof, then the Grantors, the Initial First Lien Representative, the Initial First Lien Collateral Agent, the First Lien Representative for such Indebtedness and the First Lien Collateral Agent for such Indebtedness shall have executed and delivered the First Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with. The requirements of clause (i) of Section 8.7(e) shall be tested only as of (x) the date of execution of a Joinder Agreement by the applicable Additional First Lien Collateral Agent and Additional First Lien Representative if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment. Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional First Lien Documents” means, with respect to any Series of Additional First Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional First Lien Documents and the First Lien Collateral Documents securing such Series of Additional First Lien Debt.

J-2-2

“Additional First Lien Obligations” means, with respect to any Series of Additional First Lien Debt, (a) all principal, interest (including any Post-Petition Interest), premium (if any), penalties, fees, expenses (including fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional First Lien Debt, (b) all other amounts payable to the related Additional First Lien Claimholders under the related Additional First Lien Documents (other than in respect of any Indebtedness not constituting Additional First Lien Debt), (c) subject to Section 5.8, any Hedging Obligations and Bank Product Obligations secured under the First Lien Collateral Documents securing such Series of Additional First Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional First Lien Representative” has the meaning set forth in the definition of “First Lien Representative”.

“Additional First Lien Claimholders” means, with respect to any Series of Additional First Lien Debt, the holders of such Indebtedness, the First Lien Representative with respect thereto, the First Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional First Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional First Lien Documents and the holders of any other Additional First Lien Obligations secured by the First Lien Collateral Documents for such Series of Additional First Lien Debt.

“Additional Obligations” means the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Representative” means an Additional First Lien Representative and/or an Additional Second Lien Representative, as the context may require.

“Additional Second Lien Collateral Agent” has the meaning set forth in the definition of “Second Lien Collateral Agent”.

“Additional Second Lien Debt” means any Indebtedness and guarantees thereof that is incurred, issued or guaranteed by the Company and/or any Grantor (other than the Initial Second Lien Debt) which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a basis junior to the First Lien Obligations; provided, however, that with respect to any such Indebtedness incurred after the date hereof (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each First Lien Document and Second Lien Document, (ii) unless already a party with respect to that Series of Additional Second Lien Debt, each of the Second Lien Representative and the Second Lien Collateral Agent for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.7 and (B) the Second Lien Pari Passu Intercreditor Agreement pursuant to and by satisfying the conditions set forth therein; provided, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the

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Company or any other Grantor after the date hereof, then the Grantors, the Initial Second Lien Representative, the Initial Second Lien Collateral Agent, the Second Lien Representative for such Indebtedness and the Second Lien Collateral Agent for such Indebtedness shall have executed and delivered the Second Lien Pari Passu Intercreditor Agreement and (iii) each of the other requirements of Section 8.7 shall have been complied with. The requirements of clause (i) shall be tested only as of (x) the date of execution of such Joinder Agreement by the applicable Additional Second Lien Collateral Agent and Additional Second Lien Representative if pursuant to a commitment entered into at the time of such Joinder Agreement, and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment. Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Second Lien Documents” means, with respect to any Series of Additional Second Lien Debt, the loan agreements, promissory notes, indentures and other operative agreements evidencing or governing such Indebtedness, any document governing reimbursement obligations in respect of letters of credit issued pursuant to any Additional Second Lien Documents and the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt.

“Additional Second Lien Obligations” means, with respect to any Series of Additional Second Lien Debt, (a) principal, interest (including without limitation any Post-Petition Interest), premium (if any), penalties, fees, expenses (including, without limitation, fees, expenses and disbursements of agents, professional advisors and legal counsel), indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, payable with respect to such Additional Second Lien Debt, (b) all other amounts payable to the related Additional Second Lien Claimholders under the related Additional Second Lien Documents (other than in respect of any Indebtedness not constituting Additional Second Lien Debt), (c) subject to Section 5.8, any Hedging Obligations and Bank Product Obligations secured under the Second Lien Collateral Documents securing such Series of Additional Second Lien Debt and (d) any renewals or extensions of the foregoing.

“Additional Second Lien Representative” has the meaning set forth in the definition of “Second Lien Representative”.

“Additional Second Lien Claimholders” means, with respect to any Series of Additional Second Lien Debt, the holders of such Indebtedness, the Second Lien Representative with respect thereto, the Second Lien Collateral Agent with respect thereto, any trustee or agent therefor under any related Additional Second Lien Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any other Grantor under any related Additional Second Lien Documents and the holders of any other Additional Second Lien Obligations secured by the Second Lien Collateral Documents for such Series of Additional Second Lien Debt.

“Affiliate” means, with respect to a specified Person, (a) any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of the Person specified or (b) any other Person that directly or indirectly owns 10% or more of any class of equity interests of the Person specified.

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“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Bank Product Obligations” means, all obligations and liabilities (whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred) of the Company or any Restricted Subsidiary, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, credit card, debit card, stored value cards, purchasing or procurement cards, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any similar services, to any Person permitted to be a secured party in respect of such obligations under the applicable First Lien Documents or Second Lien Documents.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Claimholders” means the First Lien Claimholders and/or the Second Lien Claimholders, as the context may require.

“Collateral” means, at any time, all of the assets and property of any Grantor, whether real, personal or mixed, in which the holders of First Lien Obligations under at least one Series of First Lien Obligations and the holders of Second Lien Obligations under at least one Series of Second Lien Obligations (or their respective Collateral Agents or Representatives) hold, purport to hold or are required to hold, a security interest at such time (or, in the case of the First Lien Obligations, are deemed pursuant to Section 2 to hold a security interest), including any property subject to Liens granted pursuant to Section 6 to secure both First Lien Obligations and Second Lien Obligations. If, at any time, any portion of the First Lien Collateral under one or more Series of First Lien Obligations does not constitute Second Lien Collateral under one or more Series of Second Lien Obligations, then such portion of such First Lien Collateral shall constitute Collateral only with respect to the Second Lien Obligations for which it constitutes Second Lien Collateral and shall not constitute Collateral for any Second Lien Obligations which do not have a security interest in such Collateral at such time.

“Collateral Agent” means any First Lien Collateral Agent and/or any Second Lien Collateral Agent, as the context may require.

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“Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Declined Liens” has the meaning set forth in Section 2.3.

“Designated First Lien Collateral Agent” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent for the First Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated First Lien Representative” means (i) if at any time there is only one Series of First Lien Obligations with respect to which the Discharge of First Lien Obligations has not occurred, the First Lien Representative for the First Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the First Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Second Lien Collateral Agent” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent for the Second Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Collateral Agent” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

“Designated Second Lien Representative” means (i) if at any time there is only one Series of Second Lien Obligations with respect to which the Discharge of Second Lien Obligations has not occurred, the Second Lien Representative for the Second Lien Claimholders in such Series and (ii) at any time when clause (i) does not apply, the “Applicable Representative” (as defined in the Second Lien Pari Passu Intercreditor Agreement) at such time.

“Designation” means a designation of Additional First Lien Debt or Additional Second Lien Debt in substantially the form of Exhibit C attached hereto.

“DIP Financing” has the meaning set forth in Section 6.1.

“Discharge” means, except to the extent otherwise provided in Section 5.6, with respect to any Series of First Lien Obligations or Series of Second Lien Obligations, that such Series of First Lien Obligations or Series of Second Lien Obligations, as the case may be, are no longer secured by, and no longer required to be secured by, the Collateral pursuant to the terms of the applicable First Lien Documents or Second Lien Documents. The term “Discharged” shall have a corresponding meaning.

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“Discharge of First Lien Obligations” means, except to the extent otherwise provided in Section 5.6, the Discharge of Initial First Lien Obligations and the Discharge of each additional Series of First Lien Obligations; provided, that the Discharge of First Lien Obligations shall be deemed not to have occurred if any First Lien Document is Refinanced in accordance with Section 5.3.

“Discharge of Initial First Lien Obligations” means the Discharge of all Initial First Lien Obligations; provided, that the Discharge of Initial First Lien Obligations shall be deemed not to have occurred if the Initial First Lien Credit Agreement is Refinanced in accordance with Section 5.3.

“Discharge of Initial Second Lien Obligations” means the Discharge of all Initial Second Lien Obligations; provided, that the Discharge of Initial Second Lien Obligations shall be deemed not to have occurred if the Initial Second Lien Agreement is Refinanced in accordance with Section 5.3.

“Discharge of Second Lien Obligations” means, except to the extent otherwise provided in Section 5.6, the Discharge of Initial Second Lien Obligations and the Discharge of each additional Series of Second Lien Obligations; provided, that the Discharge of Second Lien Obligations shall be deemed not to have occurred if any Second Lien Document is Refinanced in accordance with Section 5.3.

“Disposition” has the meaning set forth in Section 5.1(b).

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral or Restricted Assets, or otherwise exercise or enforce remedial rights with respect to Collateral or Restricted Assets under the First Lien Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral or Restricted Assets, conduct the liquidation or disposition of Collateral or Restricted Assets or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral or Restricted Assets;

(c) receive a transfer of Collateral or Restricted Assets in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Lien Documents or Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral or Restricted Assets); or

(e) effectuate or cause the Disposition of Collateral or Restricted Assets by any Grantor after the occurrence and during the continuation of an event of default under any of the First Lien Documents or the Second Lien Documents with the consent of the applicable First Lien Collateral Agent (or First Lien Claimholders) or Second Lien Collateral Agent (or Second Lien Claimholders).

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“First Lien Claimholders” means the Initial First Lien Claimholders and any Additional First Lien Claimholders.

“First Lien Collateral” means any “Collateral” as defined in any First Lien Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted or required to be granted pursuant to a First Lien Document as security for any First Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any First Lien Claimholder.

“First Lien Collateral Agent” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Claimholders, the Initial First Lien Collateral Agent and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Claimholders in respect thereof, the Person serving as collateral agent (or the equivalent) for such Additional First Lien Obligations and that is named as the First Lien Collateral Agent in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii) together with its successors and assigns in such capacity, an “Additional First Lien Collateral Agent”).

“First Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable First Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or pursuant to which any such Lien is perfected.

“First Lien Debt” means the Initial First Lien Debt and any Additional First Lien Debt.

“First Lien Declined Lien” has the meaning set forth in Section 2.3.

“First Lien Documents” means the Initial First Lien Documents and any Additional First Lien Documents.

“First Lien Obligations” means the Initial First Lien Obligations and any Additional First Lien Obligations.

“First Lien Pari Passu Intercreditor Agreement” means an agreement among each First Lien Representative and each First Lien Collateral Agent allocating rights among the various Series of First Lien Obligations.

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“First Lien Representative” means (i) in the case of any Initial First Lien Obligations or the Initial First Lien Claimholders, the Initial First Lien Representative and (ii) in the case of any Additional First Lien Obligations and the Additional First Lien Claimholders in respect thereof, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the First Lien Representative in respect of such Additional First Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional First Lien Representative”).

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Grantors” means the Company, each Subsidiary which has granted a security interest pursuant to any Collateral Document to secure any First Lien Obligations and/or Second Lien Obligations and any other Person that has or may from time to time hereafter execute and deliver any First Lien Collateral Document and/or Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof) to secure any First Lien Obligations and/or Second Lien Obligations.

“Hedge Agreement” means a Swap Contract entered into by the Company or a Restricted Subsidiary with a counterparty as permitted under the First Lien Documents or the Second Lien Documents, as the case may be.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreement.

“Indebtedness” means indebtedness for borrowed money; for the avoidance of doubt, “Indebtedness” shall not include reimbursement or other obligations in respect of letters of credit, Hedging Obligations or Bank Product Obligations.

“Initial First Lien Claimholders” means the “Secured Parties” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial First Lien Credit Agreement” has the meaning set forth in the Recitals.

“Initial First Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial First Lien Documents.

“Initial First Lien Documents” means the Initial First Lien Credit Agreement and the other “Loan Documents” as defined in the Initial First Lien Credit Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial First Lien Obligations.

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“Initial First Lien Obligations” means the “Obligations” as defined in the Initial First Lien Credit Agreement.

“Initial First Lien Representative” has the meaning set forth in the Preamble to this Agreement.

“Initial Second Lien Claimholders” means the holders of any Initial Second Lien Obligations and the Initial Second Lien Representative.

“Initial Second Lien Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Initial Second Lien Agreement” has the meaning set forth in the Recitals.

“Initial Second Lien Debt” means the Indebtedness and guarantees thereof now or hereafter incurred pursuant to the Initial Second Lien Documents. Initial Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange thereof.

“Initial Second Lien Documents” means that certain Initial Second Lien Agreement and the other “[Loan Documents]” as defined in the Initial Second Lien Agreement and any other document or agreement entered into for the purpose of evidencing, governing, securing or perfecting the Initial Second Lien Obligations.

“Initial Second Lien Obligations” means the “[Obligations]” as defined in the Initial Second Lien Documents.

“Initial Second Lien Representative” has the meaning set forth in the Preamble to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization or Bankruptcy Case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Grantor.

“Joinder Agreement” means a supplement to this Agreement in the form of Exhibit A or Exhibit B hereto, as applicable, required to be delivered by a Representative and a

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Collateral Agent to each other then-existing Representative and Collateral Agent pursuant to Section 8.7 in order to include Additional First Lien Debt or Additional Second Lien Debt hereunder and to become the Representative or Collateral Agent, as the case may be, hereunder in respect thereof for the applicable Additional First Lien Claimholders or applicable Additional Second Lien Claimholders, as the case may be, under such Additional First Lien Debt or Additional Second Lien Debt or a supplement to this Agreement in the form of Exhibit D hereto required to be delivered by any Grantor pursuant to Section 8.20.

“Lien” means any lien (including, judgment liens and liens arising by operation of law), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, call, trust (whether contractual, statutory, deemed, equitable, constructive, resulting or otherwise), UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing, including any right of set-off or recoupment.

“Obligations” means all obligations of every nature of the Company and each other Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates under the First Lien Documents, the Second Lien Documents, Hedge Agreements or Bank Product Obligations, whether for principal, interest or payments for early termination of Swap Contracts, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any interest and fees that accrue after the commencement by or against any Person of any proceeding under any Bankruptcy Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Pay-Over Amount” has the meaning set forth in Section 6.3(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.5.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Documents or the Second Lien Documents, as applicable, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part and regardless of whether the principal amount of such Refinancing Indebtedness is the same, greater than, or less than the principal amount of the Refinanced Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

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“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees and substantially the same collateral provisions) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representative” means any First Lien Representative and/or any Second Lien Representative, as the context may require.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Company or the applicable Grantor.

“Restricted Assets” means all licenses, permits, franchises, approvals or other authorizations from any Governmental Authority from time to time granted to or otherwise held by the Company or any other Grantor to the extent the same constitute “Excluded Assets” under (and as defined in) the First Lien Documents or the Second Lien Documents or are similarly carved out from the granting clause or the collateral thereunder.

“Restricted Subsidiaries” has the meaning set forth in the Initial First Lien Credit Agreement.

“Sale Proceeds” means (i) the proceeds from the sale of the Company or one or more of the Grantors as a going concern or from the sale of the Restricted Assets as a going concern, (ii) the proceeds from another sale or disposition of (x) any assets of the Grantors that include any Restricted Assets or (y) any assets of the Grantors that benefit from any Restricted Assets or (iii) any other economic value (whether in the form of cash or otherwise) received or distributed that is associated with the Restricted Assets.

“Second Lien Adequate Protection Payments” has the meaning set forth in Section 6.3(b).

“Second Lien Claimholders” means the Initial Second Lien Claimholders and any Additional Second Lien Claimholders.

“Second Lien Collateral” means any “Collateral” as defined in any Second Lien Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted, purported to be granted or required to be granted pursuant to a Second Lien Document as security for any Second Lien Obligations and shall include any property or assets subject to replacement Liens or adequate protection Liens in favor of any Second Lien Claimholder.

“Second Lien Collateral Agent” means (i) in the case of any Initial Second Lien Obligations or the Initial Second Lien Claimholders, the Initial Second Lien Collateral Agent and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Claimholders in respect thereof, the Person serving as collateral agent (or the equivalent) for

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such Additional Second Lien Obligations and that is named as the Second Lien Collateral Agent in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional Second Lien Collateral Agent”).

“Second Lien Collateral Documents” means the “Security Documents” or “Collateral Documents” (as defined in the applicable Second Lien Documents) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or pursuant to which any such Lien is perfected.

“Second Lien Debt” means the Initial Second Lien Debt and any Additional Second Lien Debt.

“Second Lien Declined Lien” has the meaning set forth in Section 2.3.

“Second Lien Documents” means the Initial Second Lien Documents and any Additional Second Lien Documents.

“Second Lien Obligations” means the Initial Second Lien Obligations and any Additional Second Lien Obligations.

“Second Lien Pari Passu Intercreditor Agreement” means an agreement among each Second Lien Representative and each Second Lien Collateral Agent allocating rights among the various Series of Second lien Obligations.

“Second Lien Representative” means (i) in the case of the Initial Second Lien Obligations or the Initial Second Lien Claimholders, the Initial Second Lien Representative and (ii) in the case of any Additional Second Lien Obligations and the Additional Second Lien Claimholders in respect thereof, each trustee, administrative agent, collateral agent, security agent and similar agent that is named as the Second Lien Representative in respect of such Additional Second Lien Obligations in the applicable Joinder Agreement (each, in the case of this clause (ii), together with its successors and assigns in such capacity, an “Additional Second Lien Representative”).

“Series” means, (x) with respect to First Lien Debt or Second Lien Debt, all First Lien Debt or Second Lien Debt, as applicable, represented by the same Representative acting in the same capacity and (y) with respect to First Lien Obligations or Second Lien Obligations, all such obligations secured by same First Lien Collateral Documents or same Second Lien Collateral Documents, as the case may be.

“Short Fall” has the meaning set forth in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers,

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trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference herein to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, supplemented or otherwise modified from time to time and any reference herein to any statute or regulations shall include any amendment, renewal, extension or replacement thereof;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns from time to time;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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SECTION 2. Lien Priorities.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the Second Lien Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Lien Obligations, the subordination of such Liens to any other Liens, or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby agrees that:

(a) any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b) any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of any Second Lien Representative, any Second Lien Collateral Agent, any Second Lien Claimholders or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations. All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

2.2 Prohibition on Contesting Liens; No Marshaling. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder represented by it, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Representative,

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any First Lien Collateral Agent or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1. Until the Discharge of First Lien Obligations, no Second Lien Representative, Second Lien Collateral Agent or Second Lien Claimholder will assert any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1; provided that this provision will not be violated with respect to any particular Series of First Lien Obligations if the applicable First Lien Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and the applicable First Lien Collateral Agent expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien with respect to a particular Series of First Lien Obligations, a “First Lien Declined Lien”); or

(b) grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations; provided that this provision will not be violated with respect to any particular Series of Second Lien Obligations if the applicable Second Lien Collateral Agent is given a reasonable opportunity to accept a Lien on any asset or property and the applicable Second Lien Collateral Agent expressly declines to accept a Lien on such asset or property (any such prohibited or declined Lien with respect to a particular Series of Second Lien Obligations, a “Second Lien Declined Lien” and, together with the First Lien Declined Liens, the “Declined Liens”).

If any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Claimholder shall hold any Lien on any assets or property of any Grantor securing any Second Lien Obligations that are not also subject to the first-priority Liens, other than any Declined Liens, securing all First Lien Obligations under the First Lien Collateral Documents, such Second Lien Representative, Second Lien Collateral Agent or Second Lien Claimholder (i) shall notify the Designated First Lien Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien, other than any such Lien that would constitute a Declined Lien, on such assets or property to each First Lien Collateral Agent as security for the First Lien Obligations represented by it, such Second Lien Representative, Second Lien Collateral Agent and Second Lien Claimholders shall be deemed to hold and have held such Lien for the benefit of each First Lien Representative, First Lien Collateral Agent and the other First Lien Claimholders, other than any First Lien Claimholders whose First Lien Documents prohibit them from taking such Liens, as security for the First Lien Obligations. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to any First Lien Representative, First Lien Collateral

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Agent and/or the First Lien Claimholders, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of each Second Lien Claimholder represented by it, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

Notwithstanding anything in this Agreement to the contrary, prior to the Discharge of the First Lien Obligations, cash and cash equivalents may be pledged to secure First Lien Obligations consisting of reimbursement obligations in respect of letters of credit issued pursuant to the First Lien Documents without granting a Lien thereon to secure any other First Lien Obligations or any other Second Lien Obligations.

2.4 Similar Liens and Agreements. The parties hereto agree that, subject to Sections 2.3 and 5.3(c), it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance of the foregoing and of Section 8.12, the parties hereto agree, subject to the other provisions of this Agreement:

(a) upon request by any First Lien Collateral Agent or any Second Lien Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Documents and the Second Lien Documents; and

(b) that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Sections 2.3 and 5.3(c), shall be in all material respects the same forms of documents other than with respect to the first lien and the second lien nature of the Obligations thereunder.

2.5 Perfection of Liens. Except for the arrangements contemplated by Section 5.5, none of the First Lien Representatives, the First Lien Collateral Agents or the First Lien Claimholders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Claimholders. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the First Lien Claimholders on the one hand and the Second Lien Claimholders on the other hand and such provisions shall not impose on the First Lien Representatives, the First Lien Collateral Agents, the First Lien Claimholders, the Second Lien Representatives, the Second Lien Collateral Agents, the Second Lien Claimholders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior-perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable law.

2.6 Nature of First Lien Obligations. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, acknowledges that a portion of the First Lien Obligations represents, or may in the future represent, debt that is revolving in nature and that the amount thereof that may be

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outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Lien Claimholders and without affecting the provisions hereof. The lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders:

(1) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Designated Second Lien Representative and/or the Designated Second Lien Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of (i) the date on which a Second Lien Representative declared the existence of any Event of Default under (and as defined in) any Second Lien Document and demanded the repayment of all the principal amount of any Second Lien Obligations thereunder; and (ii) the date on which the First Lien Representatives received notice from such Second Lien Representative of such declarations of such Event of Default and demand for payment (the “Standstill Period”); provided, further, that notwithstanding anything herein to the contrary, in no event shall any Second Lien Representative, any Second Lien Collateral Agent or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, any First Lien Representative, any First Lien Collateral Agent or the applicable First Lien Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Designated Second Lien Representative);

(2) will not contest, protest or object to any foreclosure proceeding or action brought by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder or any other exercise by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Documents or otherwise (including any Enforcement Action initiated by or supported by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder); and

(3) subject to their rights under Section 3.1(a)(1) will not object to the forbearance by any First Lien Representative, any First Lien Collateral Agent or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral,

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in each case so long as any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 and applicable law.

(b) Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Representatives, the First Lien Collateral Agents and the First Lien Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set-off, recoupment and the right to credit bid their debt, except that Second Lien Representatives shall have the credit bid rights set forth in Section 3.1(c)(6)), and subject to Section 5.1, make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder; provided that any proceeds received by any First Lien Representative in excess of those necessary to achieve a Discharge of First Lien Obligations are distributed in accordance with Section 4.1 and applicable law. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Lien Representatives, the First Lien Collateral Agents and the First Lien Claimholders may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder and regardless of whether any such exercise is adverse to the interest of any Second Lien Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, any Second Lien Representative, any Second Lien Collateral Agent and any other Second Lien Claimholder may:

(1) file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

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(2) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations, or the rights of any First Lien Representative, any First Lien Collateral Agent or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Lien Obligations and the Collateral; provided that no filing of any claim or vote, or pleading related to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder may be inconsistent with the provisions of this Agreement;

(5) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1);

(6) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Lien Obligations; and

(7) object to any proposed acceptance of Collateral by a First Lien Representative, a First Lien Collateral Agent or First Lien Claimholder pursuant to Section 9-620 of the UCC.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Lien Obligations has occurred, except in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Second Lien Representative or such Second Lien Collateral Agent and Second Lien Claimholders represented by it are permitted to retain the proceeds thereof in accordance with

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Section 4.2 of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a) and 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d) Subject to Sections 3.1(a) and 3.1(c) and Section 6.3(b):

(1) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that such Second Lien Representative or such Second Lien Collateral Agent and such Second Lien Claimholders represented by it will not take any action that would hinder any exercise of remedies under the First Lien Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby waives any and all rights such Second Lien Representative or such Second Lien Collateral Agent and such Second Lien Claimholders represented by it may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder seeks to enforce or collect the First Lien Obligations or Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder is adverse to the interest of any Second Lien Claimholder; and

(3) each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder with respect to the Collateral as set forth in this Agreement and the First Lien Documents.

(e) Except as specifically set forth in this Agreement, the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under

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any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that, in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) in the same manner as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and 3.1(d), nothing in this Agreement shall prohibit the receipt by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations so long as such receipt is not the direct or indirect result of the exercise by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them or as a result of any other violation by any Second Lien Claimholder of the express terms of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder may have with respect to the First Lien Collateral.

3.2 Actions Upon Breach; Specific Performance. If any Second Lien Claimholder, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrebutable presumption and admission by such Second Lien Claimholder that relief against such Second Lien Claimholder by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Lien Claimholders, it being understood and agreed by each Second Lien Representative and each Second Lien Collateral Agent, on behalf of each Second Lien Claimholder represented by it, that (i) the First Lien Claimholders’ damages from actions of any Second Lien Claimholder may at that time be difficult to ascertain and may be irreparable and (ii) each Second Lien Claimholder waives any defense that the Grantors and/or the First Lien Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Lien Representatives and/or First Lien Collateral Agents may demand specific performance of this Agreement. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder. No provision of this Agreement shall constitute or be deemed to constitute a waiver by any First Lien Representative or any First Lien Collateral Agent on behalf of itself and each other First Lien Claimholder represented by it of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

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SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or any proceeds thereof or Sale Proceeds received in connection with any Enforcement Action or other exercise of remedies by any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder shall be applied by the First Lien Collateral Agents or the First Lien Representatives, as applicable, to the First Lien Obligations in such order as specified in the relevant First Lien Documents and, if then in effect, the First Lien Pari Passu Intercreditor Agreement; provided, that any non-cash Collateral or non-cash proceeds may be held by the applicable First Lien Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall (x) unless a Discharge of Second Lien Obligations has already occurred, deliver any remaining proceeds of Collateral, Restricted Assets and Sale Proceeds held by it to the Designated Second Lien Collateral Agent, to be applied by the Designated Second Lien Collateral Agent and the other Second Lien Collateral Agents or Second Lien Representatives, as applicable, to the applicable Second Lien Obligations in such order as specified in the applicable Second Lien Collateral Documents and, if then in effect, the Second Lien Pari Passu Intercreditor Agreement and (y) if a Discharge of Second Lien Obligations has already occurred, deliver such proceeds of Collateral, Restricted Assets and Sale Proceeds to the Grantors, their successors or assigns from time to time, or to whomever may be lawfully entitled to receive the same. Without limiting the generality of the foregoing, it is the intention of the parties hereto that no amount of any Sale Proceeds will in any event be allocated to any Restricted Assets, and no Second Lien Representative, Second Lien Collateral Agent or other Second Lien Claimholder will, in any forum (including in any Insolvency or Liquidation Proceeding), assert that any amount of any Sale Proceeds should be allocated to any Restricted Assets.

4.2 Payments Over.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof, Restricted Assets or proceeds thereof and all Sale Proceeds (including assets or proceeds subject to Liens referred to in the second to last paragraph of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by any Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Claimholder in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral or the Restricted Assets in all cases shall be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties) or as a court of competent jurisdiction may otherwise direct. The Designated First Lien Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Lien Representatives, Second Lien Collateral Agents or any such other Second Lien Claimholder. This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

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(b) So long as the Discharge of First Lien Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder shall receive any distribution of money or other property in respect of the Collateral, Restricted Assets or Sale Proceeds (including in each case any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) such money or other property shall in each case be segregated and held in trust and forthwith paid over to the Designated First Lien Collateral Agent for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements (which endorsements shall be without recourse and without any representations or warranties). Any Lien received by any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder in respect of any of the Second Lien Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

SECTION 5. Other Agreements.

5.1 Releases.

(a) If in connection with any Enforcement Action by any First Lien Representative or any First Lien Collateral Agent or any other exercise of any First Lien Representative’s or any First Lien Collateral Agent’s remedies in respect of the Collateral, in each case prior to the Discharge of First Lien Obligations, such First Lien Collateral Agent, for itself or on behalf of any of the First Lien Claimholders represented by it, releases any of its Liens on any part of the Collateral or such First Lien Representative, for itself or on behalf of any of the First Lien Claimholders represented by it releases any Grantor from its obligations under its guaranty of the First Lien Obligations, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by any First Lien Representative or any First Lien Collateral Agent, in each case prior to the Discharge of First Lien Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and such First Lien Collateral Agent releases its Lien on the property or assets of such Person then the Liens of each Second Lien Collateral Agent with respect to the property or assets of such Person will be automatically released to the same extent as the Liens of such First Lien Collateral Agent. Each Second Lien Representative and each Second Lien Collateral Agent, for itself or on behalf of any Second Lien Claimholder represented by it, shall promptly execute and deliver to the First Lien Representatives, First Lien Collateral Agents or such Grantor such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Grantor may request to effectively confirm the foregoing releases.

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(b) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral by any Grantor (collectively, a “Disposition”) permitted under the terms of the First Lien Documents and not expressly prohibited under the terms of the Second Lien Documents (other than in connection with an Enforcement Action or other exercise of any First Lien Representative’s and/or First Lien Collateral Agent’s remedies in respect of the Collateral, which shall be governed by Section 5.1(a)), any First Lien Collateral Agent, for itself or on behalf of any First Lien Claimholder represented by it, releases any of its Liens on any part of the Collateral, or any First Lien Representative, for itself or on behalf of any First Lien Claimholder represented by it, releases any Grantor from its obligations under its guaranty of the First Lien Obligations, in each case other than (A) in connection with, or following, the Discharge of First Lien Obligations or (B) after the occurrence and during the continuance of any Event of Default under (and as defined in) any Second Lien Document, then the Liens, if any, of each Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Claimholders represented by it, on such Collateral, and the obligations of such Grantor under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, shall promptly execute and deliver to the First Lien Representatives, the First Lien Collateral Agents or such Grantor such termination statements, releases and other documents as any First Lien Representative, First Lien Collateral Agent or such Grantor may request to effectively confirm such release.

(c) Until the Discharge of First Lien Obligations occurs, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby irrevocably constitutes and appoints the Designated First Lien Collateral Agent and any officer or agent of the Designated First Lien Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Lien Representative, such Second Lien Collateral Agent and such Second Lien Claimholders or in the Designated First Lien Collateral Agent’s own name, from time to time in the Designated First Lien Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

(d) Until the Discharge of First Lien Obligations occurs, to the extent that any First Lien Collateral Agent, any First Lien Representative or First Lien Claimholders (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new Liens or additional guarantees from any Grantor, then each Second Lien Collateral Agent, for itself and for the Second Lien Claimholders represented by it, shall be granted a Lien on any such Collateral (except to the extent such Lien represents a Second Lien Declined Lien with respect to the Second Lien Debt represented by such Second Lien Collateral Agent), subject to the lien subordination provisions of this Agreement, and each Second Lien Representative, for itself and for the Second Lien Claimholders represented by it, shall be granted an additional guaranty, as the case may be.

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5.2 Insurance. Unless and until the Discharge of First Lien Obligations has occurred, the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral shall be paid to the Designated First Lien Collateral Agent for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Documents (including for purposes of cash collateralization of letters of credit) and, thereafter, if a Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the Second Lien Documents, to the Designated Second Lien Collateral Agent for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Documents and then, if a Discharge of Second Lien Obligations has occurred, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, then it shall segregate and hold in trust and forthwith pay such proceeds over to the Designated First Lien Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Lien Documents and Second Lien Documents.

(a) The First Lien Documents of any Series may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the First Lien Debt of any Series may be Refinanced subject to Sections 8.7 without notice to, or the consent of, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, all without affecting the lien subordination or other provisions of this Agreement; provided that any such amendment, supplement or modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of a Refinancing, the holders of such Refinancing debt bind themselves (directly or through their agent) in a writing addressed to each Second Lien Collateral Agent to the terms of this Agreement.

(b) The Second Lien Documents of any Series may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with their terms and the Second Lien Debt of any Series may be Refinanced subject to Section 8.7 without notice to, or the consent of, any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder, all without affecting the lien subordination or other provisions of this Agreement, to the extent the terms and conditions of such amendment, supplement, modification meet any applicable requirements set forth in the First Lien Documents; provided that any such amendment,

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supplement or modification or Refinancing is not inconsistent with the terms of this Agreement and, in the case of any Refinancing, the holders of such Refinancing debt bind themselves (directly or through their agent) in a writing addressed to each First Lien Collateral Agent to the terms of this Agreement;

(c) In the event any First Lien Collateral Agent or the applicable First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the applicable First Lien Collateral Agent, such First Lien Claimholders, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of a Second Lien Collateral Document without the consent of any Second Lien Representative, Second Lien Collateral Agent or other Second Lien Claimholder and without any action by any Second Lien Representative, any Second Lien Collateral Agent, any other Second Lien Claimholder, the Company or any other Grantor, provided that:

(1) no such amendment, waiver or consent shall have the effect of:

(A) removing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 and provided that there is a corresponding release of the Liens securing the First Lien Obligations;

(B) imposing duties on any Second Lien Collateral Agent or any Second Lien Representative without its consent;

(C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Documents or Section 6; or

(D) being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the First Lien Claimholders (other than by virtue of their relative priority and the rights and obligations hereunder); and

(2) notice of such amendment, waiver or consent shall have been given to each Second Lien Collateral Agent within ten (10) Business Days after the effective date of such amendment, waiver or consent.

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5.4 Confirmation of Subordination in Second Lien Collateral Documents. The Company agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the Designated First Lien Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [collateral agent] pursuant to this Agreement and the exercise of any right or remedy by the [collateral agent] hereunder are subject to the provisions of the Junior Lien Intercreditor Agreement, dated as of [                    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), among [Deutsche Bank AG New York Branch], as Initial First Lien Representative and as Initial First Lien Collateral Agent, [                    ], as Initial Second Lien Representative, [                    ], as Initial Second Lien Collateral Agent and certain other persons party or that may become party thereto from time to time and acknowledged and agreed to by ESH Hospitality, Inc. and the other Grantors referred to therein. In the event of any conflict between the terms of the Junior Lien Intercreditor Agreement and this Agreement, the terms of the Junior Lien Intercreditor Agreement shall govern and control.”

5.5 Gratuitous Bailee/Agent for Perfection.

(a) Each First Lien Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Lien Claimholders and gratuitous bailee for the Second Lien Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee thereof solely for the purpose of perfecting the security interest granted under the First Lien Documents and the Second Lien Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of any First Lien Collateral Agent, such First Lien Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Lien Collateral Agents, subject to the terms and conditions of this Section 5.5.

(b) No First Lien Collateral Agent shall have any obligation whatsoever to the other First Lien Claimholders, the Second Lien Representatives, the Second Lien Collateral Agents or the Second Lien Claimholders to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, to perfect the security interests of the Second Lien Collateral Agents or other Second Lien Claimholders or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of any First Lien Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in Section 5.5(d).

(c) No First Lien Collateral Agent or any other First Lien Claimholder shall have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of any Second Lien Representative or any other Second Lien Claimholder and the Second

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Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders hereby waive and release the First Lien Collateral Agents and the other First Lien Claimholders from all claims and liabilities arising pursuant to any First Lien Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Lien Collateral Agents and the other First Lien Claimholders, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders on the other hand, may differ and the First Lien Collateral Agents and the other First Lien Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Lien Representatives, the Second Lien Collateral Agents or other Second Lien Claimholders.

(d) Upon the Discharge of First Lien Obligations, each First Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty), (x) if a Discharge of Second Lien Obligations has not already occurred, to the Designated Second Lien Collateral Agent and (y) if a Discharge of Second Lien Obligations has already occurred, to the Company or to whomever may be lawfully entitled to receive the same. Following the Discharge of First Lien Obligations, each First Lien Collateral Agent further agrees to take all other action reasonably requested by any Second Lien Collateral Agent at the expense of the Company in connection with the Second Lien Collateral Agents obtaining a first-priority security interest in the Collateral. After the Discharge of First Lien Obligations has occurred, upon the Discharge of Second Lien Obligations, each Second Lien Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (which endorsement shall be without recourse and without any representation or warranty) to the Company or to whomever may be lawfully entitled to receive the same.

5.6 When Discharge of Obligations Deemed to Not Have Occurred. (a) If, at any time after the Discharge of First Lien Obligations has occurred, the Company enters into any Additional First Lien Document evidencing any Additional First Lien Obligations which Additional First Lien Obligations are permitted by the Second Lien Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the Additional First Lien Representative and Additional First Lien Collateral Agent in respect of such Additional First Lien Obligations each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Additional First Lien Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional First Lien Representative and the Additional First Lien Collateral Agent under such new First Lien Documents shall be a First Lien Representative and First Lien Collateral Agent, respectively, for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2), each Second

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Lien Representative and Second Lien Collateral Agent shall promptly (x) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional First Lien Representative and/or such Additional First Lien Collateral Agent shall reasonably request in order to provide to such Additional First Lien Representative and such Additional First Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (y) deliver to such Additional First Lien Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow such Additional First Lien Collateral Agent to obtain control of such Pledged Collateral). If the Additional First Lien Obligations under such Additional First Lien Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a junior-priority Lien on such assets to the same extent provided in the First Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of Second Lien Obligations, such Lien on such assets constitutes a Second Lien Declined Lien. This Section 5.6(a) shall survive termination of this Agreement.

(b) If, at any time after the Discharge of Second Lien Obligations has occurred, the Company enters into any Additional Second Lien Document evidencing any Additional Second Lien Obligations which Additional Second Lien Obligations are permitted by the First Lien Documents, then such Discharge of Second Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Second Lien Obligations), and, from and after the date on which the Additional Second Lien Representative and Additional Second Lien Collateral Agent in respect of such Additional Second Lien Obligations each becomes a party to this Agreement in accordance with Section 8.7(b), the obligations under such Additional Second Lien Document shall automatically be treated as Second Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Additional Second Lien Representative and the Additional Second Lien Collateral Agent under such new Second Lien Documents shall be a Second Lien Representative and Second Lien Collateral Agent, respectively, for all purposes of this Agreement and this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Upon receipt of a designation from the Company in accordance with Section 8.7(b)(2), each First Lien Representative and First Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such Additional Second Lien Representative and/or such Additional Second Lien Collateral Agent shall reasonably request in order to provide to such Additional Second Lien Representative and such Additional Second Lien Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. If the Additional Second Lien Obligations under such Additional Second Lien Documents are secured by assets of the Grantors constituting Collateral that do not also secure the First Lien Obligations, then the First Lien Obligations shall be secured at such time by a first-priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement except to the extent, with respect to any Series of First Lien Obligations, such Lien on such assets constitutes a First Lien Declined Lien. This Section 5.6(b) shall survive termination of this Agreement.

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5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Lien Claimholders’ remedies under the First Lien Documents, this Agreement, at law or in equity or otherwise, the First Lien Claimholders agree at any time following the earliest to occur of (i) an acceleration of any of the First Lien Obligations in accordance with the terms of the applicable First Lien Documents, (ii) a payment default under any First Lien Document that has not been cured or waived by the applicable First Lien Claimholders within sixty (60) days of the occurrence thereof or (iii) the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, the First Lien Claimholders will offer the Second Lien Claimholders the option to purchase the entire aggregate amount (but not less than the entirety) of outstanding First Lien Obligations (including unfunded commitments under any Initial First Lien Document) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(d), on a pro rata basis among the First Lien Claimholders, which offer may be accepted by less than all of the Second Lien Claimholders so long as all the accepting Second Lien Claimholders shall when taken together purchase such entire aggregate amount as set forth above.

(b) The “Purchase Price” will equal the sum of (1) the full amount of all First Lien Obligations then-outstanding and unpaid at par (including principal, accrued but unpaid interest and fees and any other unpaid amounts, including breakage costs and, in the case of any secured hedging obligations, the amount that would be payable by the relevant Grantor thereunder if such Grantor were to terminate the hedge agreement in respect thereof on the date of the purchase or, if not terminated, an amount determined by the relevant First Lien Claimholder to be necessary to collateralize its credit risk arising out of such agreement, but excluding any prepayment penalties or premiums), (2) the cash collateral to be furnished to the First Lien Claimholders providing letters of credit under the First Lien Documents in such amount (not to exceed 103% thereof) as such First Lien Claimholders determine is reasonably necessary to secure such First Lien Claimholders in connection with any such outstanding and undrawn letters of credit and (3) all accrued and unpaid fees, expenses and other amounts (including attorneys’ fees and expenses) owed to the First Lien Claimholders under or pursuant to the First Lien Documents on the date of purchase.

(c) The Second Lien Claimholders shall irrevocably accept or reject such offer within ten (10) days of the receipt thereof by the Second Lien Representatives and the parties shall endeavor to close promptly thereafter. If the Second Lien Claimholders (or any subset of them) accept such offer, it shall be exercised pursuant to documentation mutually acceptable to each of the First Lien Representatives and the Second Lien Representatives. If the Second Lien Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe), the First Lien Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Lien Documents

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and this Agreement. Each First Lien Claimholder will retain all rights to indemnification provided in the relevant First Lien Documents for all claims and other amounts relating to periods prior to the purchase of the First Lien Obligations pursuant to this Section 5.7.

(d) The purchase and sale of the First Lien Obligations under this Section 5.7 will be without recourse and without representation or warranty of any kind by the First Lien Claimholders, except that the First Lien Claimholders shall severally and not jointly represent and warrant to the Second Lien Claimholders that on the date of such purchase, immediately before giving effect to the purchase;

(1) the principal of and accrued and unpaid interest on the First Lien Obligations, and the fees and expenses thereof owed to the respective First Lien Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Lien Obligations; and

(2) each First Lien Claimholder owns the First Lien Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Lien Documents, in which case the Purchase Price will be appropriately adjusted so that the Second Lien Claimholders do not pay amounts represented by participation interests to the extent that the Second Lien Claimholders expressly assume the obligations under such participation interests).

5.8 Designation of Hedging/Bank Product Obligations. With respect to any Hedging Obligations and Bank Product Obligations that would otherwise constitute both First Lien Obligations and Second Lien Obligations hereunder, such Hedging Obligations and Bank Product Obligations shall solely constitute First Lien Obligations for all purposes of this Agreement unless at the time that the Company or any of its Restricted Subsidiaries enters into the related Hedge Agreement or agreement giving rise to Bank Product Obligations, the Company shall designate the related Hedging Obligations and/or Bank Product Obligations under such Hedge Agreement or agreement giving rise to Bank Product Obligations as Second Lien Obligations in a written designation to the related Hedge Bank or provider of Bank Product Obligation with a copy to each Representative in which case such Hedging Obligations and Bank Product Obligations shall solely constitute Second Lien Obligations for all purposes of this Agreement.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Representative shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) on which such First Lien Representative, such First Lien Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”) then each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, will not

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object to such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to any First Lien Representative) and to the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with such DIP Financing, each Second Lien Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Designated First Lien Representative or to the extent permitted by Section 6.3); provided that the Second Lien Representatives and the other Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests. No Second Lien Claimholder may provide DIP Financing to the Company or any other Grantor secured by Liens equal or senior in priority to the Liens securing any First Lien Obligations. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that it will not seek consultation rights in connection with, and it will not object to or oppose, a motion to sell, liquidate or otherwise dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Lien Claimholders have consented to such sale, liquidation or other disposition. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such sale, liquidation or other disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition, if the requisite First Lien Claimholders have consented to (i) such retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) the sale, liquidation or disposition of such assets, in which event the Second Lien Claimholders will be deemed to have consented to the sale or disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such order does not impair the rights of the Second Lien Claimholders under Section 363(k) of the Bankruptcy Code.

Notwithstanding any other provision hereof to the contrary, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that (A) without the consent of the First Lien Claimholders, none of such Second Lien Representative or such Second Lien Collateral Agent, the Second Lien Claimholders represented by it or any agent or the trustee on behalf of any of them shall, for any purpose during any Insolvency or Liquidation Proceeding or otherwise, support, endorse, propose or submit, whether directly or indirectly, any valuation of any of the Grantors or their respective assets that allocates or ascribes any value whatsoever to any of the Restricted Assets and (B) without the consent of the First Lien Claimholders, none of such Second Lien Representative or such Second Lien Collateral Agent, the Second Lien Claimholders represented by it or any agent or trustee on behalf of any of them shall for any purpose during any Insolvency or Liquidation Proceeding or otherwise challenge, dispute or object, whether directly or indirectly, to any valuation of any of the Grantors or their respective assets, or otherwise take any position with respect to such valuation, that is proposed, supported or otherwise arises in any Insolvency or Liquidation Proceeding, on grounds that such valuation does not allocate or ascribe adequate or appropriate value to any of the Restricted Assets.

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6.2 Relief from the Automatic Stay. Until the Discharge of First Lien Obligations has occurred, each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral or the Restricted Assets, without the prior written consent of the First Lien Representatives, unless a motion for adequate protection permitted under Section 6.3 has been denied by a bankruptcy court or (ii) oppose (or support any other Person in opposing) any request by any First Lien Representative or First Lien Collateral Agent for relief from such stay.

6.3 Adequate Protection.

(a) Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by any First Lien Representative, any First Lien Collateral Agent or other First Lien Claimholder for adequate protection under any Bankruptcy Law; or

(2) any objection by any First Lien Representative, any First Lien Collateral Agent or other First Lien Claimholder to any motion, relief, action or proceeding based on such First Lien Representative, First Lien Collateral Agent or First Lien Claimholder claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then each Second Lien Collateral Agent, for itself or on behalf of any other Second Lien Claimholder represented by it, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2) the Second Lien Representatives, the Second Lien Collateral Agents and Second Lien Claimholders shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Claimholders represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Second Lien Representatives, the Second Lien Collateral Agents and the Second

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Lien Claimholders on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Lien Obligations, each First Lien Collateral Agent, on behalf of the First Lien Claimholders represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Claimholders represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Lien Representatives and the other Second Lien Claimholders; and (D) cash payments with respect to interest on the Second Lien Obligations; provided that (1) as adequate protection for the First Lien Obligations, each First Lien Representative, on behalf of the First Lien Claimholders represented by it, is also granted cash payments with respect to interest on the First Lien Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Second Lien Obligations outstanding on the date such relief is granted at the interest rate under the applicable Second Lien Documents and accruing from the date the applicable Second Lien Representative is granted such relief. If any Second Lien Claimholder receives Post-Petition Interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Lien Adequate Protection Payments”) and the First Lien Claimholders do not receive payment in full in cash of all First Lien Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then each Second Lien Claimholder shall pay over to the First Lien Claimholders an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Lien Adequate Protection Payments received by such Second Lien Claimholder and (ii) the amount of the short-fall (the “Short Fall”) in payment in full in cash of the First Lien Obligations; provided that to the extent any portion of the Short Fall represents payments received by the First Lien Claimholders in the form of promissory notes, equity or other property equal in value to the cash paid in respect of the Pay-Over Amount, the First Lien Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, to the applicable Second Lien Claimholders pro rata in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Lien Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Lien Claimholders made pursuant to this Section 6.3(b).

(c) Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to such Second Lien Representative and Second Lien Collateral Agent at least fifteen (15) days in advance of such hearing.

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6.4 No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any First Lien Representative or any other First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Lien Representative or any other Second Lien Claimholder, including the seeking by any Second Lien Representative or any other Second Lien Claimholder of adequate protection or the asserting by any Second Lien Representative or any other Second Lien Claimholder of any of its rights and remedies under the Second Lien Documents or otherwise.

6.5 Avoidance Issues. If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Lien Obligations (a “Recovery”), then such First Lien Claimholder shall be entitled to a reinstatement of its First Lien Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Lien Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. This Section 6.5 shall survive termination of this Agreement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Lien Obligations and on account of Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) None of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder shall oppose or seek to challenge any claim by any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the First Lien Collateral Agents on behalf of the First Lien Claimholders on the Collateral or any other First Lien Claimholder’s Lien on the Collateral, without regard to the existence of the Liens of the Second Lien Collateral Agents or the other Second Lien Claimholders on the Collateral.

(b) None of any First Lien Representative, First Lien Collateral Agent or any other First Lien Claimholder shall oppose or seek to challenge any claim by any

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Second Lien Representative, Second Lien Collateral Agent or any other Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Lien Collateral Agents, on behalf of the Second Lien Claimholders, on the Collateral (after taking into account the amount of the First Lien Obligations).

6.8 Waiver. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, waives any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9 Separate Grants of Security and Separate Classification. Each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, and each First Lien Representative and each First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder represented by it, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest (including any additional interest payable pursuant to the First Lien Documents, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with each Second Lien Representative and each Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Claimholder represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Collateral Agent, for itself and on behalf of each other First Lien Claimholder, Collateral or proceeds of Collateral

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otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders.

6.10 Effectiveness in Insolvency or Liquidation Proceedings. The Parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of an Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in an Insolvency or Liquidation Proceeding.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, acknowledges that it and such First Lien Claimholders have, independently and without reliance on any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Documents or this Agreement. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, acknowledges that it and such Second Lien Claimholders have, independently and without reliance on any First Lien Representative, any First Lien Collateral Agent or any other First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Documents or this Agreement.

7.2 No Warranties or Liability. Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, acknowledges and agrees that no Second Lien Representative or other Second Lien Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective extensions of credit under the Second Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, acknowledges and agrees that no First Lien Representative or other First Lien Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Lien Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may

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otherwise, in their sole discretion, deem appropriate. The Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders shall have no duty to the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Claimholders, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to the Second Lien Representatives, the Second Lien Collateral Agents or any of the other Second Lien Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Documents and the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Claimholders, the First Lien Representatives, the First Lien Collateral Agents or any of them to enforce any provision of this Agreement or any First Lien Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder, First Lien Representative or First Lien Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which any First Lien Representative, any First Lien Collateral Agent or any First Lien Claimholder, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Representatives, the First Lien Collateral Agents and any of them may, at any time and from time to time in accordance with the First Lien Documents and/or applicable law, without the consent of, or notice to, any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, without incurring any liabilities to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty of any of the First Lien Obligations or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any First Lien Representative, any First Lien Collateral Agent or any of the other First Lien Claimholders, the First Lien Obligations or any of the First Lien Documents;

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(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to any of the First Lien Claimholders, the First Lien Representatives or the First Lien Collateral Agents, or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

(4) exercise or delay in or refrain from exercising any right or remedy against the Company or any other Grantor or any other Person or any security, and elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise expressly provided herein, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, also agrees that the First Lien Claimholders, the First Lien Representatives and the First Lien Collateral Agents shall have no liability to such Second Lien Representative, such Second Lien Collateral Agent or any such Second Lien Claimholders, and such Second Lien Representative and such Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby waives any claim against any First Lien Claimholder, any First Lien Representative or any First Lien Collateral Agent arising out of any and all actions which the First Lien Claimholders, any First Lien Representative or any First Lien Collateral Agent may take or permit or omit to take with respect to:

(1) the First Lien Documents (other than this Agreement);

(2) the collection of the First Lien Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees that the First Lien Claimholders, the First Lien Representatives and the First Lien Collateral Agents have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

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(d) Until the Discharge of First Lien Obligations, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to any First Lien Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Obligations or Second Lien Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Document or any Second Lien Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of any First Lien Representative, any First Lien Collateral Agent, the First Lien Obligations, any First Lien Claimholder, any Second Lien Representative, any Second Lien Collateral Agent, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Integration/Conflicts. This Agreement, the First Lien Documents and the Second Lien Documents represent the entire agreement of the Grantors, the First Lien Claimholders and the Second Lien Claimholders with respect to the subject matter hereof and thereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. There are no promises, undertakings,

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representations or warranties by the First Lien Claimholders or the Second Lien Claimholders relative to the subject matter hereof and thereof not expressly set forth or referred to herein or therein. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to any Second Lien Representative or any other Second Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon. Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver, trustee or similar person for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a) with respect to any First Lien Representative and any First Lien Collateral Agent, the First Lien Claimholders represented by it and their First Lien Obligations, on the date on which the First Lien Obligations of such First Lien Claimholders are Discharged, subject to Sections 5.6 and 6.5; and

(b) with respect to any Second Lien Representative and any Second Lien Collateral Agent, the Second Lien Claimholders represented by it and their Second Lien Obligations, on the date on which the Second Lien Obligations of such Second Lien Claimholders are Discharged subject to Sections 5.6 and 6.5;

provided, however, that in each case, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3 Amendments; Waivers.

(a) No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the

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rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are directly and adversely affected.

(b) Notwithstanding the foregoing, without the consent of any First Lien Claimholder or Second Lien Claimholder, any Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.7 and upon such execution and delivery, such Representative and Collateral Agent and the Additional First Lien Claimholders and Additional First Lien Obligations or Additional Second Lien Claimholders and Additional Second Lien Obligations of the Series for which such Representative and Collateral Agent is acting shall be subject to the terms hereof.

(c) Notwithstanding the foregoing, without the consent of any other Representative, Collateral Agent or First Lien Claimholder, the Designated First Lien Representative may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations in compliance with this Agreement.

8.4 Information Concerning Financial Condition of the Grantors and their Subsidiaries. The First Lien Representatives, the First Lien Collateral Agents and the First Lien Claimholders, on the one hand, and the Second Lien Representatives, the Second Lien Collateral Agents and the Second Lien Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. The First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall have no duty to advise the Second Lien Representatives, the Second Lien Collateral Agents or any other Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Lien Representatives, the First Lien Collateral Agents or any of the other First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any Second Lien Representative, any Second Lien Collateral Agent or any other Second Lien Claimholder, it or they shall be under no obligation:

(a) to make, and the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

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8.5 Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives, the Second Lien Collateral Agents or the other Second Lien Claimholders pays over to any of the First Lien Representatives, the First Lien Collateral Agents or the other First Lien Claimholders under the terms of this Agreement, such Second Lien Claimholders, Second Lien Representatives and Second Lien Collateral Agents shall be subrogated to the rights of such First Lien Representatives, First Lien Collateral Agents and First Lien Claimholders; provided that each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, hereby agrees not to assert or enforce any such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred. The Company and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative, Second Lien Collateral Agent or other Second Lien Claimholder that are paid over to any First Lien Representative, First Lien Collateral Agent or other First Lien Claimholder pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6 Application of Payments. All payments received by any First Lien Representative, First Lien Collateral Agent or other First Lien Claimholder may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents (subject to the First Lien Pari Passu Intercreditor Agreement, if then in effect). Each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, agrees to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any Lien which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the First Lien Documents and the Second Lien Documents and Section 5.3, the Company may incur or issue and sell one or more series or classes of Indebtedness that the Company designates as Additional First Lien Debt and/or one or more series or classes of Indebtedness that the Company designates as Additional Second Lien Debt (each, “Additional Debt”).

Any such series or class of Additional First Lien Debt may be secured by a first-priority, senior Lien on the Collateral, in each case under and pursuant to the First Lien Collateral Documents for such Series of Additional First Lien Debt, if and subject to the condition that, unless such Indebtedness is part of an existing Series of Additional First Lien Debt represented by a First Lien Representative and First Lien Collateral Agent already party to this Agreement and the First Lien Pari Passu Intercreditor Agreement, the Additional First Lien

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Representative and the Additional First Lien Collateral Agent of any such Additional First Lien Debt each becomes a party to this Agreement and the First Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) through (3) of Section 8.7(b). Upon any Additional First Lien Representative and Additional First Lien Collateral Agent so becoming a party hereto and becoming a party to the First Lien Pari Passu Intercreditor Agreement in accordance with the terms thereof, all Additional First Lien Obligations of such Series shall also be entitled to be so secured by a senior Lien on the Collateral in accordance with the terms hereof and thereof.

Any such series or class of Additional Second Lien Debt may be secured by a junior-priority, subordinated Lien on the Collateral, in each case under and pursuant to the relevant Second Lien Collateral Documents for such Series of Additional Second Lien Debt, if and subject to the condition, unless such Indebtedness is part of an existing Series of Additional Second Lien Debt represented by a Second Lien Representative and Second Lien Collateral Agent already party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement, the Additional Second Lien Representative and Additional Second Lien Collateral Agent of any such Additional Second Lien Debt each becomes a party to this Agreement and the Second Lien Pari Passu Intercreditor Agreement by satisfying the conditions set forth in clauses (1) through (3) of Section 8.7(b). Upon any Additional Second Lien Representative and Additional Second Lien Collateral Agent so becoming a party hereto and becoming a party to the Second Lien Pari Passu Intercreditor Agreement in accordance with the terms thereof, all Additional Second Lien Obligations of such Series shall also be entitled to be so secured by a subordinated Lien on the Collateral in accordance with the terms hereof and thereof.

(b) In order for an Additional Representative and an Additional Collateral Agent to become a party to this Agreement:

(1) such Additional Representative and such Additional Collateral Agent shall have executed and delivered to each other then-existing Representative a Joinder Agreement substantially in the form of Exhibit A hereto (if such Representative is an Additional Second Lien Representative and such Collateral Agent is an Additional Second Lien Collateral Agent) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative and such Collateral Agent) or Exhibit B hereto (if such Representative is an Additional First Lien Representative and such Collateral Agent is an Additional First Lien Collateral Agent) (with such changes as may be reasonably approved by the Designated First Lien Representative and such Representative and such Collateral Agent) pursuant to which such Additional Representative becomes a Representative hereunder, such Additional Collateral Agent becomes a Collateral Agent hereunder and the related First Lien Claimholders or Second Lien Claimholders, as applicable, become subject hereto and bound hereby;

(2) the Company shall have delivered a Designation to each other then-existing Collateral Agent substantially in the form of Exhibit C hereto, pursuant to which a Responsible Officer of the Company shall (A) identify the Indebtedness to be designated as Additional First Lien Obligations, Additional

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Second Lien Obligations or Initial Second Lien Obligations, as applicable, and the initial aggregate principal amount of such Indebtedness, (B) specify the name and address of the applicable Additional Representative and Additional Collateral Agent and (C) certify that such Additional Debt or Initial Second Lien Obligations is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and that the conditions set forth in this Section 8.7 are satisfied with respect to such Additional Debt or Initial Second Lien Obligations, as applicable; and

(3) the Company shall have delivered to each other Collateral Agent true and complete copies of each of the First Lien Documents or Second Lien Documents, as applicable, relating to such Additional First Lien Debt or Additional Second Lien Debt, as applicable, certified as being true and correct by a Responsible Officer of the Company.

(c) The Additional Second Lien Documents or Additional First Lien Documents, as applicable, relating to such Additional Obligations shall provide that each of the applicable Claimholders with respect to such Additional Obligations will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Obligations.

(d) Upon the execution and delivery of a Joinder Agreement by an Additional First Lien Representative and an Additional First Lien Collateral Agent or an Additional Second Lien Representative and an Additional Second Lien Collateral Agent, as the case may be, in each case in accordance with this Section 8.7, each other Representative and Collateral Agent shall acknowledge receipt thereof by countersigning a copy thereof and returning the same to such Additional First Lien Representative and such Additional First Lien Collateral Agent or such Additional Second Lien Representative and such Additional Second Lien Collateral Agent, as the case may be; provided that the failure of any Representative or Collateral Agent to so acknowledge or return the same shall not affect the status of such Additional Obligations as Additional First Lien Obligations or Additional Second Lien Obligations, as the case may be, if the other requirements of this Section 8.7 are complied with.

(e) With respect to any incurrence, issuance or sale of Indebtedness after the date hereof under the Additional First Lien Documents or Additional Second Lien Documents of a Series of Additional First Lien Debt or Series of Additional Second Lien Debt whose Representative and Collateral Agent is already each a party to this Agreement and the First Lien Pari Passu Intercreditor Agreement or Second Lien Pari Passu Intercreditor Agreement, as applicable, the requirements of Section 8.7(b) shall not be applicable and such Indebtedness shall automatically constitute Additional First Lien Debt or Additional Second Lien Debt so long as (i) such Indebtedness is permitted to be incurred, secured and guaranteed by each First Lien Document and Second Lien Document and (ii) the provisions of Section 8.7(c) have been complied with; provided, further, however, that with respect to any such Indebtedness incurred, issued or sold pursuant to the terms of any Additional First Lien Documents or Additional Second Lien Documents of such existing Series of Additional First Lien Debt or Additional Second

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Lien Debt as such terms existed on the date the Representative and Collateral Agent for such Series of Additional First Lien Debt or Additional Second Lien Debt executed the Joinder Agreement, the requirements of clause (i) of this Section 8.7(e) shall be tested only as of (x) the date of execution of such Joinder Agreement, if pursuant to a commitment entered into at the time of such Joinder Agreement and (y) with respect to any later commitment or amendment to those terms to permit such Indebtedness, as of the date of such commitment and/or amendment.

8.8 Agency Capacities. Except as expressly provided herein, [Deutsche Bank AG New York Branch] is acting in the capacity of Initial First Lien Representative and Initial First Lien Collateral Agent solely for the Initial First Lien Claimholders. Except as expressly provided herein, each other Representative and Collateral Agent is acting in the capacity of Representative and Collateral Agent, respectively, solely for the Claimholders under the First Lien Documents or Second Lien Documents for which it is the named Representative or Collateral Agent, as the case may be, in the applicable Joinder Agreement.

8.9 Submission to Jurisdiction; Certain Waivers. Each of the Company, each other Grantor, and each Representative and each Collateral Agent, on behalf of itself and each other applicable Claimholder represented by it, hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents (whether arising in contract, tort or otherwise) to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or, to the fullest extent permitted by applicable law, in such federal court;

(c) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and that nothing in this Agreement or any other First Lien Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other First Lien Document or Second Lien Document against such Grantor or any of its assets in the courts of any jurisdiction;

(d) waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Collateral Document in any court referred to in Section 8.9(a) (and irrevocably waives to the fullest extent permitted by applicable law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court);

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(e) consents to service of process in any such proceeding in any such court by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with Section 8.11 (and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law);

(f) agrees that service as provided in Section 8.9(e) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and

(g) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages.

8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, BREACH OF DUTY, COMMON LAW, STATUTE OR ANY OTHER THEORY). EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10. EACH PARTY HERETO AND THE COMPANY AND THE OTHER GRANTORS FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.11 Notices. All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall be sent to the applicable Second Lien Representative and the applicable First Lien Representative, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto or in the Joinder Agreement pursuant to which it becomes a party hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

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8.12 Further Assurances. Each First Lien Representative and each First Lien Collateral Agent, on behalf of itself and each other First Lien Claimholder represented by it, each Second Lien Representative and each Second Lien Collateral Agent, on behalf of itself and each other Second Lien Claimholder represented by it, and the Company and each other Grantor, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as any First Lien Representative and First Lien Collateral Agent or any Second Lien Representative and Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.13 APPLICABLE LAW. THIS AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

8.14 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Representatives, the First Lien Collateral Agents, the other First Lien Claimholders, the Second Lien Representatives, the Second Lien Collateral Agents, the other Second Lien Claimholders, the Company and the other Grantors, and their respective successors and assigns from time to time. If any of the First Lien Representatives, the First Lien Collateral Agents, the Second Lien Representatives or the Second Lien Collateral Agents resigns or is replaced pursuant to the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of an estate is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.15 Section Headings. The section headings and the table of contents used in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose, be given any substantive effect, affect the construction hereof or be taken into consideration in the interpretation hereof.

8.16 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic imaging means), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof.

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8.17 Authorization. By its signature, each Person executing this Agreement, on behalf of such Person but not in his or her personal capacity as a signatory, represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.18 No Third Party Beneficiaries/ Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders and their respective successors and assigns from time to time. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives, the First Lien Collateral Agents and the other First Lien Claimholders on the one hand and the Second Lien Representatives, the Second Lien Collateral Agents and the other Second Lien Claimholders on the other hand. Nothing herein shall be construed to limit the relative rights and obligations as among the First Lien Claimholders or as among the Second Lien Claimholders; as among the First Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Pari Passu Intercreditor Agreement and as among the Second Lien Claimholders, such rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Pari Passu Intercreditor Agreement. Other than as set forth in Section 8.3 and in Section 8.7, none of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder and neither the Company nor any Grantor nor any other creditor thereof may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

8.19 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.20 Additional Grantors. Each of the Company and the other Grantors agrees that it shall ensure that each of its Subsidiaries that is or is to become a party to any First Lien Document or Second Lien Document shall either execute this Agreement on the date hereof or shall confirm that it is a Grantor hereunder pursuant to a Joinder Agreement substantially in the form attached hereto as Exhibit D that is executed and delivered by such Subsidiary prior to or concurrently with its execution and delivery of such First Lien Document or such Second Lien Document.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Junior Lien Intercreditor Agreement as of the date first written above.

[DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and as Initial First Lien Collateral Agent

By:
Name:
Title:

[ADDRESS]

with copies to:

[ADDRESS]

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[ ], as Initial Second Lien Representative

By:
Name:
Title:

[NOTICE ADDRESS]

[ ], as Initial Second Lien Collateral Agent

By:
Name:
Title:

[NOTICE ADDRESS]

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Acknowledged and Agreed to by:

ESH HOSPITALITY, INC.

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

[NOTICE ADDRESS]

J-2-53

Exhibit A to the

Junior Lien Intercreditor Agreement

[FORM OF] JUNIOR LIEN JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ESH HOSPITALITY, INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each, a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur Additional Second Lien Debt after the date of the Junior Lien Intercreditor Agreement and to secure such [Additional Second Lien Debt and related Additional Second Lien Obligations][Initial Second Lien Obligations] with a lien on the Collateral and to have such [Additional Second Lien Debt and related Additional Second Lien Obligations][Initial Second Lien Obligations] guaranteed by the Grantors, in each case under and pursuant to the applicable Additional Second Lien Documents, each of the Additional Second Lien Representative and the Additional Second Lien Collateral Agent in respect of such Additional Second Lien Debt and related Additional Second Lien Obligations is required to become [a Representative and Collateral Agent][the Initial Second Lien Representative and the Initial Second Lien Collateral Agent], respectively, under, and the [Additional Second Lien Claimholders][Initial Second Lien Claimholders] in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.7 of the Junior Lien Intercreditor Agreement provides that such Additional Second Lien Representative and Additional Second Lien Collateral Agent may become a Representative and Collateral Agent, respectively, under, and such [Additional Second Lien Claimholders][Initial Second Lien Claimholders] may become subject to and bound by, the Junior Lien Intercreditor Agreement pursuant to the execution and delivery by the Additional Second Lien Representative and Additional Second Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Junior Lien Intercreditor Agreement. The undersigned [Additional Second Lien Representative][Initial Second Lien Representative] (the “New Representative”) and [Additional Second Lien Collateral Agent][Initial Second Lien Collateral Agent] (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Junior Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

In accordance with Section 8.7 of the Junior Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become [a Second Lien Representative and a Second Lien Collateral Agent][the Initial Second Lien Representative and the Initial Second Lien Collateral Agent], respectively, under, and the related [Additional

Exhibit A – Page 1

Second Lien][Initial Second Lien] Claimholders represented by it become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein as [a Second Lien Representative and a Second Lien Collateral Agent], respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and each other [Additional Second Lien][Initial Second Lien] Claimholder represented by it, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as [a Second Lien Representative and a Second Lien Collateral Agent][the Initial Second Lien Representative and the Initial Second Lien Collateral Agent], respectively, and to the [Additional Second Lien][Initial Second Lien] Claimholders represented by it as [Second Lien Claimholders][Initial Second Lien Claimholders]. Each reference to a [“Representative” or “Second Lien Representative”][“Initial Second Lien Representative”] in the Junior Lien Intercreditor Agreement shall be deemed to [include][refer to] the New Representative, each reference to a [“Collateral Agent” or “Second Lien Collateral Agent”][“Initial Second Lien Collateral Agent”] in the Junior Lien Intercreditor Agreement shall be deemed to [include][refer to] the New Collateral Agent and each reference to [“Second Lien Claimholders”][“Initial Second Lien Claimholders”] shall include the [Additional Second Lien Claimholders][Initial Second Lien Claimholders] represented by such New Representative and New Collateral Agent. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Junior Lien Intercreditor Agreement and (iii) the Second Lien Documents relating to such Additional Second Lien Debt provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the [Additional Second Lien][Initial Second Lien] Claimholders in respect of such [Additional Second Lien Debt][Initial Second Lien Obligations] will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as [Second Lien Claimholders][Initial Second Lien Claimholders].

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE

Exhibit A – Page 2

APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Junior Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

Exhibit A – Page 3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Receipt of the foregoing acknowledged: [NAME OF APPLICABLE REPRESENTATIVE], as [Insert title of Representative]

By:
Name:
Title:

Exhibit A – Page 4

Receipt of the foregoing acknowledged: [NAME OF APPLICABLE COLLATERAL AGENT], as [Insert title of Collateral Agent]

By:
Name:
Title:

Exhibit A – Page 5

Exhibit B to the

Junior Lien Intercreditor Agreement

[FORM OF] FIRST LIEN JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent, [INSERT NAME], as Initial Second Lien Representative, [INSERT NAME], as Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ESH HOSPITALITY, INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

As a condition to the ability of the Company to incur Additional First Lien Debt after the date of the Junior Lien Intercreditor Agreement and to secure such [Additional First Lien Debt and related Additional First Lien Obligations] with a lien on the Collateral and to have such [Additional First Lien Debt and related Additional First Lien Obligations] guaranteed by the Grantors, in each case under and pursuant to the [applicable Additional First Lien Documents], each of the Additional First Lien Representative and the Additional First Lien Collateral Agent in respect of such Additional First Lien Debt and related Additional First Lien Obligations is required to become a Representative and Collateral Agent, respectively, under, and the[Additional First Lien Claimholders in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.7 of the Junior Lien Intercreditor Agreement provides that such Additional First Lien Representative and Additional First Lien Collateral Agent may become a Representative and Collateral Agent, respectively, under, and such [Additional First Lien Claimholders] may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional First Lien Representative and Additional First Lien Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.7 of the Junior Lien Intercreditor Agreement. The undersigned Additional First Lien Representative (the “New Representative”) and Additional First Lien Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Junior Lien Intercreditor Agreement.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

In accordance with Section 8.7 of the Junior Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become a First Lien Representative and a First Lien Collateral Agent, respectively, under, and the related Additional First Lien Claimholders represented by it become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative and the New Collateral Agent had originally been named therein as a First Lien Representative and a First Lien Collateral Agent, respectively, and each of the New Representative and the New Collateral Agent, on behalf of itself and each other Additional First Lien Claimholder

Exhibit B – Page 1

represented by it, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a First Lien Representative and a First Lien Collateral Agent, respectively, and to the Additional First Lien Claimholders represented by it as First Lien Claimholders. Each reference to a “Representative” or “First Lien Representative” in the Junior Lien Intercreditor Agreement shall be deemed to [include][refer to] the New Representative, each reference to a “Collateral Agent” or “First Lien Collateral Agent” in the Junior Lien Intercreditor Agreement shall be deemed to [include][refer to] the New Collateral Agent and each reference to “First Lien Claimholders” shall include the Additional First Lien Claimholders represented by such New Representative and New Collateral Agent. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

Each of the New Representative and New Collateral Agent represents and warrants to the other Representatives, Collateral Agents and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Junior Lien Intercreditor Agreement and (iii) the First Lien Documents relating to such Additional First Lien Debt provide that, upon the New Representative’s and New Collateral Agent’s entry into this Agreement, the Additional First Lien Claimholders in respect of such Additional First Lien Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as First Lien Claimholders[  ].

This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

THIS JOINDER AGREEMENT, AND ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS JOINDER AGREEMENT (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW RULES THAT WOULD RESULT IN THE APPLICATION OF A DIFFERENT GOVERNING LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OR PRIORITY OF THE SECURITY INTERESTS IN THE COLLATERAL).

Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Junior Lien Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto

Exhibit B – Page 2

shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to those of the invalid, illegal or unenforceable provisions.

All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to it at the address set forth below its signature hereto.

[Remainder of this page intentionally left blank]

Exhibit B – Page 3

IN WITNESS WHEREOF, the New Representative and the New Collateral Agent have duly executed this Joinder Agreement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Receipt of the foregoing acknowledged: [NAME OF APPLICABLE REPRESENTATIVE], as [Insert title of Representative]

By:
Name:
Title:

Exhibit B – Page 4

Receipt of the foregoing acknowledged: [NAME OF APPLICABLE COLLATERAL AGENT], as [Insert title of Collateral Agent]

By:
Name:
Title:

Exhibit B – Page 5

Exhibit C to the

Junior Lien Intercreditor Agreement

[FORM OF] DEBT DESIGNATION NO. [    ] (this “Designation”) dated as of [            ], 20[    ] with respect to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent for the Initial First Lien Claimholders, [            ], as Initial Second Lien Representative [and][, [            ], as] Initial Second Lien Collateral Agent for the Initial Second Lien Claimholders and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ESH HOSPITALITY, INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each, a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

This Designation is being executed and delivered in order to designate additional secured Obligations of the Company and the Grantors as [Additional First Lien Debt][Additional Second Lien Debt] entitled to the benefit of and subject to the terms of the Junior Lien Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Company hereby certifies on behalf of the Company that:

1.	[Insert name of the Company or other Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [ ] pursuant to the following agreement: [describe indenture or other agreement giving rise to Additional First Lien Debt or Additional Second Lien Debt, as the case may be] (the “Designated Agreement”) which will be [Additional First Lien Obligations][Additional Second Lien Obligations][Initial Second Lien Obligations].

2.	The incurrence of the Designated Obligations is permitted by each applicable First Lien Document and Second Lien Document.

3.	Conform the following as applicable; Pursuant to and for the purposes of Section 8.7 of the Junior Lien Intercreditor Agreement, (i) the Designated Agreement is hereby designated as [an “Additional First Lien Document”][an “Additional Second Lien Document”] and (ii) the Designated Obligations are hereby designated as [“Additional First Lien Obligations”][“Additional Second Lien Obligations”][“Initial Second Lien Obligations”].

4.	a.The name and address of the Representative for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email

Exhibit C – Page 1

b.	The name and address of the Collateral Agent for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

[Remainder of this page intentionally left blank]

Exhibit C – Page 2

IN WITNESS WHEREOF, the Company has caused this Designation to be duly executed by the undersigned Responsible Officer as of the day and year first above written.

ESH HOSPITALITY, INC.

By:
Name:
Title:

Exhibit C – Page 3

Exhibit D to the

Junior Lien Intercreditor Agreement

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [    ] dated as of [            ], 20[    ] (the “Grantor Joinder Agreement”) to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among [DEUTSCHE BANK AG NEW YORK BRANCH], as Initial First Lien Representative and Initial First Lien Collateral Agent, [            ], as Initial Second Lien Representative and Initial Second Lien Collateral Agent and the additional Representatives and Collateral Agents from time to time a party thereto, and acknowledged and agreed to by ESH HOSPITALITY, INC., a Delaware corporation (the “Company”), and certain subsidiaries of the Company (each a “Grantor”).

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

The undersigned, [                    ], a [                    ], (the “New Grantor”) wishes to acknowledge and agree to the Junior Lien Intercreditor Agreement and become a party thereto to the limited extent contemplated by Section 8.18 thereof and to acquire and undertake the rights and obligations of a Grantor thereunder.

Accordingly, the New Grantor agrees as follows for the benefit of the Representatives, the Collateral Agents and the Claimholders:

Section 1. Accession to the Junior Lien Intercreditor Agreement. The New Grantor (a) acknowledges and agrees to and becomes a party to the Junior Lien Intercreditor Agreement as a Grantor to the limited extent contemplated by Section 8.18 thereof, (b) agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Junior Lien Intercreditor Agreement. This Grantor Joinder Agreement supplements the Junior Lien Intercreditor Agreement and is being executed and delivered by the New Grantor pursuant to Section 8.20 of the Junior Lien Intercreditor Agreement.

Section 2. Representations, Warranties and Acknowledgement of the New Grantor. The New Grantor represents and warrants to each Representative, each Collateral Agent and to the Claimholders that (a) it has full power and authority to enter into this Grantor Joinder Agreement, in its capacity as Grantor and (b) this Grantor Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Grantor Joinder Agreement.

Section 3. Counterparts. This Grantor Joinder Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Grantor Joinder Agreement or any document or instrument delivered in connection herewith by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Grantor Joinder Agreement or such other document or instrument, as applicable.

Exhibit D – Page 1

Section 4. Section Headings. Section heading used in this Grantor Joinder Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken in consideration in the interpretation hereof.

Section 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Junior Lien Intercreditor Agreement subject to any limitations set forth in the Junior Lien Intercreditor Agreement with respect to the Grantors.

Section 6. Governing Law. THIS GRANTOR JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7. Severability. In case any one or more of the provisions contained in this Grantor Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto, which information supplements Section 8.11 of the Junior Lien Intercreditor Agreement.

Section 9. Miscellaneous. The provisions of Section 8 of the Junior Lien Intercreditor Agreement will apply with like effect to this Grantor Joinder Agreement.

[Remainder of this page intentionally left blank]

Exhibit D – Page 2

IN WITNESS WHEREOF, the New Grantor has duly executed this Grantor Joinder Agreement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[ ]

By:
Name:
Title:

Exhibit D – Page 3

EXHIBIT K-1

UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loans(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

K-1-1

EXHIBIT K-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

K-2-1

EXHIBIT K-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN LENDERS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its partners/members that is a beneficial owner of such Loan(s) (as well as any Note(s) evidencing such Loan(s)).

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished

K-3-1

the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

K-3-2

EXHIBIT K-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(FOR FOREIGN PARTICIPANTS THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is made to the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of such participation is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its partners/members that is a beneficial owner of such participation.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times are as reasonably requested by such Lender.

K-4-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

K-4-2

EXHIBIT L

[FORM OF]

ADMINISTRATIVE QUESTIONNAIRE

I.	General Information

Deal Name:	ESH Hospitality, Inc. US $1,650,000,000 Senior Secured Credit Facilities
Lender Institution’s Legal Name for Documentation Purposes:
Name, Phone and Fax Number of Individual(s) to Receive Draft(s):
Number of Signature Lines Required:

II.	Lender Contact Information

	CREDIT CONTACT	CLOSING CONTACT
Primary Contact Name:
Back-up Name:
Street Address (for courier purposes)
Primary Contact Phone Number:
Back-up Contact Phone Number:
Primary Contact Fax Number:
Back-up Contact Fax Number:
Primary Contact E-mail Address:
Back-up Contact E-mail Address

*	Please list any special function contacts on a separate sheet (i.e. L/C ‘s, Foreign Currency, Bid Loans, etc.)

DEAL ADMINISTRATOR
Primary Contact Name:
Back-up Name:
Street Address (for courier purposes)
Primary Contact Phone Number:
Primary Contact Fax Number:
Primary Contact E-mail Address

L-1

III.	Financial Information, Compliance, Intralinks, Executed Closing Documents, Etc.

Bank Name:
Address:
Department:
Contact Name:
Contact Phone:
Contact Fax:
Contact Email:

IV.	Lender Fed Payment Instructions*

Bank Name:
City and State:
ABA Routing Number:
Account Name:
Account Number:
Re:
Attention:

*	Please list any additional or non-Fed payment instructions on a separate sheet.

V.	Tax Reporting Information[1]

TAX ID#:

Please fill out completely and return this form to:

Deutsche Bank AG New York Branch

Attention: [        ]

Fax: [    ]

Email: [            ]

[1]	Include tax form as applicable to lender.

L-2

EXHIBIT M-1

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, participations in L/C Obligations included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

M-1-1

pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). [Such][Each] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignor and Assignee, indicate if the Investor or a Non-Debt Fund Affiliate of the Investor]

3.	Affiliate Status:

4.	Borrower:	ESH Hospitality, Inc.

5.	Administrative Agent:	Deutsche Bank AG New York Branch, including any successor thereto, as the administrative agent under the Credit Agreement

6.	Credit Agreement:	Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer

7.	Assigned Interest:

M-1-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[9]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Assumption (e.g. “Initial Term Loans”, “Incremental Term Loans”, “Extended Term Loans” or “Refinancing Term Loans”).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 30% of the original principal amount of all Term Loans at such time outstanding. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, such excess will be void ab initio.
[10]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

M-1-3

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

M-1-4

[Consented to]:[11]

ESH HOSPITALITY, INC.

By:
Name:
Title:

[11]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

M-1-5

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, [and] (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby [and (iv) it acknowledges that [the][each] Assignee is an Affiliated Lender and may possess material non-public information with respect to the Subsidiaries or the securities of any of them that has not been disclosed to the Lenders]12; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Affiliated Lender Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the][such] Assigned

[12]	Include if the Assignee is an Affiliated Lender.

M-1-6

Interest, [and] (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee [and (viii) it acknowledges that [the][each] Assignor is an Affiliated Lender and may possess material non-public information with respect to the Subsidiaries or the securities of any of them that has not been disclosed to the Lenders]13 and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be governed by and construed in accordance with, the law of the State of New York.

[13]	Include if the Assignor is an Affiliated Lender.

M-1-7

EXHIBIT M-2

[FORM OF]

AFFILIATED LENDER NOTICE

Deutsche Bank AG New York Branch, as Administrative Agent

Attention: [●]

[●]

Fax: [●]

Email: [●]

Re:	Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(l) of the Credit Agreement, that

(a) it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b) the assignor in the proposed assignment is [                    ],

(c) immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d) the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $[        ],

(e) the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[        ],

(f) it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g) the proposed effective date of the assignment contemplated hereby is [            ], 20[    ].

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Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:

M-2-2

EXHIBIT M-3

[FORM OF]

ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Loan Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Loan Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]1 tranche[(s)] of the [            ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Loan Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-3-1

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]3 tranche[s] of the [            ]4 Class of Term Loans] as follows:

1. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Loan Party on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Loan Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at an discount to par value, as applicable, or in the case of the Borrower Solicitation of Discounted Prepayment Offers, the date of any Loan Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]5

2. No Default or Event of Default has occurred and is continuing.

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Loan Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[The remainder of this page is intentionally left blank.]

[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	Insert applicable representation.

M-3-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

M-3-3

EXHIBIT M-4

[FORM OF]

DISCOUNT RANGE PREPAYMENT NOTICE

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Loan Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Loan Term Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Loan Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[        ] of Term Loans] [$[        ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3. The Loan Party is willing to make Discount Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-4-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(C) of the Credit Agreement.

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Loan Party on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Loan Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of the Borrower Solicitation of Discounted Prepayment Offers, the date of any Loan Party’s election not to accept any Solicited Discounted Prepayment Offers.]12

2. No Default or Event of Default has occurred and is continuing.

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

(cont’d from previous page)

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[12]	Insert applicable representation.

M-4-2

The Loan Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[The remainder of this page is intentionally left blank.]

M-4-3

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

M-4-4

EXHIBIT M-5

[FORM OF]

DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer, and (b) the Discount Range Prepayment Notice, dated             , 20    , from the applicable Loan Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[        ]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-5-1

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-5-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

M-5-3

EXHIBIT M-6

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Loan Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Loan Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[        ]]

[[            , 20    ]6 tranche[s] of the [    ]7 Class of Term Loans - $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	Minimum of $10.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-6-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York City time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

The Loan Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[The remainder of this page is intentionally left blank.]

M-6-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

M-6-3

EXHIBIT M-7

[FORM OF]

SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer, and (b) the Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Loan Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York City time on the third Business Day following your receipt of all Solicited Discounted Prepayment Offers in response to the Solicited Discounted Prepayment Notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[        ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-7-1

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to Section 2.05(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-7-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF TERM LENDER]

By:
Name:
Title:

M-7-3

EXHIBIT M-8

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Loan Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[        ] of Term Loans] [$[            ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[7]	Minimum of $10.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-8-1

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York City time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

The Loan Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. The Loan Party will not use proceeds of Revolving Credit Loans to fund this Discounted Loan Prepayment.

2. [At least ten Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Loan Party on the applicable Discounted Prepayment Effective Date.][At least three Business Days have passed since the date the Loan Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of the Borrower Solicitation of Discounted Prepayment Offers, the date of any Loan Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]12

3. No Default or Event of Default has occurred and is continuing.

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[12]	Insert applicable representation.

M-8-2

The Loan Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Loan Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[The remainder of this page is intentionally left blank.]

M-8-3

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE LOAN PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

M-8-4

EXHIBIT M-9

[FORM OF]

SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [Deutsche Bank AG New York Branch], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 30, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ESH Hospitality, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto from time to time, the lenders party thereto from time to time and Deutsche Bank AG New York Branch, as Administrative Agent, Collateral Agent and L/C Issuer, and (b) the Specified Discount Prepayment Notice, dated             , 20    , from the applicable Loan Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans - $[        ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[        ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[        ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[            , 20    ]5 tranche[s] the [    ]6 Class of Term Loans]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., “Initial Term Loans”, “Incremental Term Loans”, “Refinancing Term Loans” or “Extended Term Loans”).

M-9-1

pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

M-9-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF TERM LENDER]

By:
Name:
Title:

M-9-3